                                                                   EXHIBIT 99.G3

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) October 15, 1999
                             MCN Energy Group Inc.
             (Exact name of registrant as specified in its charter)


         MICHIGAN                     1-10070                    38-2820658
State of Incorporation           (Commission File            (I.R.S. Employer
                                      Number)               Identification No.)




 500 GRISWOLD STREET, DETROIT, MICHIGAN                           48226
(Address of principal executive offices)                        (Zip Code)


              Registrant's telephone number, including area code:
                                 (313) 256-5500

Item 5. Other Events

The registrant is filing herewith the following in connection with management's decision, in August 1999, to retain its natural gas producing properties in Michigan. In the 1998 MCN Annual Report on Form 10-K/A, MCN accounted for its Exploration & Production (E&P) segment, which included these properties, as a discontinued operation. Accordingly, E&P's operating results for prior periods have been reclassified from discontinued operations to continuing operations. The decision to retain these properties was based on the interaction of two factors. MCN significantly revised its strategic direction. Key aspects of the new corporate strategy include a Midwest-to-Northeast regional focus rather than a North American focus, and an emphasis on achieving operational efficiencies and growth through the integration of existing businesses. Shortly thereafter, the bid for the Michigan properties was lowered significantly. The lower price was unacceptable, especially in light of MCN's new strategic direction.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              MCN ENERGY GROUP INC.



Date: October 15, 1999                      By:  /s/ GERARD KABZINSKI
                                                ---------------------
                                                  Gerard Kabzinski
                                                  Vice President and Controller

[ARTICLE] 5
[LEGEND]
THIS SCHEDULE CONTAINS RESTATED SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED STATEMENT OF INCOME AND THE CONSOLIDATED STATEMENT OF FINANCIAL POSITION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
[/LEGEND]
[RESTATED]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1998
[PERIOD-START]                             JAN-01-1998
[PERIOD-END]                               DEC-31-1998
[CASH]                                          17,039
[SECURITIES]                                         0
[RECEIVABLES]                                  409,785
[ALLOWANCES]                                     9,665
[INVENTORY]                                    147,387
[CURRENT-ASSETS]                               767,457
[PP&E]                                       4,041,417
[DEPRECIATION]                               1,644,094
[TOTAL-ASSETS]                               4,392,898
[CURRENT-LIABILITIES]                        1,447,136
[BONDS]                                      1,307,168
[PREFERRED-MANDATORY]                          502,203
[PREFERRED]                                          0
[COMMON]                                           797
[OTHER-SE]                                     791,125
[TOTAL-LIABILITY-AND-EQUITY]                 4,392,898
[SALES]                                              0
[TOTAL-REVENUES]                             2,030,698
[CGS]                                                0
[TOTAL-COSTS]                                2,436,550
[OTHER-EXPENSES]                                19,561
[LOSS-PROVISION]                                13,282
[INTEREST-EXPENSE]                             111,750
[INCOME-PRETAX]                              (469,936)
[INCOME-TAX]                                 (183,468)
[INCOME-CONTINUING]                          (286,468)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 (286,468)
[EPS-BASIC]                                   (3.63)
[EPS-DILUTED]                                   (3.63)

[ARTICLE] 5
[LEGEND]
THIS SCHEDULE CONTAINS RESTATED SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED STATEMENT OF INCOME AND THE CONSOLIDATED STATEMENT OF FINANCIAL POSITION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
[/LEGEND]
[RESTATED]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1997
[PERIOD-START]                             JAN-01-1997
[PERIOD-END]                               DEC-31-1997
[CASH]                                          39,495
[SECURITIES]                                         0
[RECEIVABLES]                                  421,635
[ALLOWANCES]                                    15,711
[INVENTORY]                                     56,777
[CURRENT-ASSETS]                               730,036
[PP&E]                                       4,186,774
[DEPRECIATION]                               1,488,050
[TOTAL-ASSETS]                               4,330,937
[CURRENT-LIABILITIES]                          993,954
[BONDS]                                      1,212,564
[PREFERRED-MANDATORY]                          505,104
[PREFERRED]                                          0
[COMMON]                                           782
[OTHER-SE]                                   1,143,169
[TOTAL-LIABILITY-AND-EQUITY]                 4,330,937
[SALES]                                              0
[TOTAL-REVENUES]                             2,207,867
[CGS]                                                0
[TOTAL-COSTS]                                1,985,477
[OTHER-EXPENSES]                              (10,759)
[LOSS-PROVISION]                                21,934
[INTEREST-EXPENSE]                              86,453
[INCOME-PRETAX]                                180,467
[INCOME-TAX]                                    47,238
[INCOME-CONTINUING]                            133,229
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                   133,229
[EPS-BASIC]                                       1.82
[EPS-DILUTED]                                     1.79

[ARTICLE] 5
[LEGEND]
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED STATEMENT OF INCOME AND THE CONSOLIDATED STATEMENT OF FINANCIAL POSITION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
[/LEGEND]
[RESTATED]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-START]                             JAN-01-1996
[PERIOD-END]                               DEC-31-1996
[CASH]                                          30,462
[SECURITIES]                                         0
[RECEIVABLES]                                  381,083
[ALLOWANCES]                                    18,487
[INVENTORY]                                     79,161
[CURRENT-ASSETS]                               724,228
[PP&E]                                       3,717,557
[DEPRECIATION]                               1,335,201
[TOTAL-ASSETS]                               3,633,404
[CURRENT-LIABILITIES]                          947,195
[BONDS]                                      1,252,040
[PREFERRED-MANDATORY]                          173,809
[PREFERRED]                                          0
[COMMON]                                           673
[OTHER-SE]                                     783,895
[TOTAL-LIABILITY-AND-EQUITY]                 3,633,404
[SALES]                                              0
[TOTAL-REVENUES]                             1,997,268
[CGS]                                                0
[TOTAL-COSTS]                                1,785,975
[OTHER-EXPENSES]                                 3,764
[LOSS-PROVISION]                                29,425
[INTEREST-EXPENSE]                              77,781
[INCOME-PRETAX]                                148,944
[INCOME-TAX]                                    36,375
[INCOME-CONTINUING]                            112,569
[DISCONTINUED]                                  37,771
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                   150,340
[EPS-BASIC]                                       2.25
[EPS-DILUTED]                                     2.23

                                  EXHIBIT 99.1

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                               DECEMBER 31, 1998

RESULTS OF OPERATIONS

     Special investigation results in restatement -- Subsequent to the issuance of MCN's December 31, 1998 financial statements, certain matters came to management's attention and resulted in a special investigation of prior years' operations of CoEnergy Trading Company (CTC), MCN's non-utility energy marketing subsidiary. As a result of the investigation, MCN identified that its internal controls had been overridden and that certain transactions had not been properly accounted for. Specifically, the investigation concluded that CTC had entered into gas supply contracts and agreed to pay significantly less than market prices in one period in return for above-market prices to be paid in subsequent periods through March 2000. The effect of these transactions was to improperly delay the accrual of cost of gas expenses, resulting in the overstatement of the 1998 net loss by $.5 million and the overstatement of 1997 net income by $8.6 million.

     Additionally, the investigation identified that CTC had entered into certain unauthorized gas purchase and sale contracts for trading purposes. The unauthorized transactions violate MCN's risk-management policy that requires all such activities to be reviewed and approved by a risk committee that reports regularly to the MCN Board of Directors. The gas purchase and sale contracts entered into in connection with trading activities, some of which remain in effect through March 2000, were not accounted for properly using the required mark-to-market method, under which unrealized gains and losses are recorded as an adjustment to cost of gas. The effect of not properly marking to market these transactions was the understatement of the 1998 net loss by $7.1 million and the overstatement of 1997 net income by $.4 million. However, net income of $2.6 million and $1.8 million was realized and recorded in connection with these trading activities in 1998 and 1997, respectively, resulting in a net loss of $4.5 million in 1998 and net income of $1.4 million in 1997 from such activities. From the inception of these trading activities in March 1997 through March 1999, $5.7 million of net income was realized and recorded in connection with these trading activities. However, marking these contracts to market, as required, results in a previously unrecorded net unrealized loss of $8.4 million through March 1999, indicating a net loss of $2.7 million from such activities.

     Other items identified during the investigation resulted in the understatement of the 1998 net loss by $.9 million and the overstatement of 1997 net income by $.1 million.

     As described in Note 1b to the Consolidated Financial Statements, the accompanying consolidated financial statements for 1998 and 1997 have been restated from those originally reported to properly account for the transactions identified, resulting in an increase in the 1998 net loss of $7.5 million or $.09 per diluted share and a decrease in 1997 net income of $9.1 million or $.12 per diluted share. The corrections did not have an impact on the liquidity or cash flows of MCN. The financial information contained in Management's Discussion and Analysis herein has been revised to reflect the impact of such restatement.

     Discontinued operations subsequently retained -- In the 1998 MCN Annual Report on Form 10-K/A, MCN accounted for its Exploration & Production (E&P) segment as a discontinued operation as a result of its decision to sell all of its gas and oil properties. In August 1999, management announced its intention to retain its natural gas producing properties in Michigan. Accordingly, E&P's operating results for all periods included herein have been reclassified from discontinued operations to continuing operations. The decision to retain these properties was based on the interaction of two factors. MCN significantly revised its strategic direction. Key aspects of the new corporate strategy include a Midwest-to-Northeast regional focus rather than a North American focus, and an emphasis on achieving operational efficiencies and growth through the integration of existing businesses. Shortly thereafter, the bid for the Michigan properties was lowered significantly. The lower price was unacceptable, especially in light of MCN's new strategic direction.

     Results for 1998 reflect unusual charges -- MCN experienced a net loss of $286.5 million or $3.63 per share in 1998. As subsequently discussed, 1998 results reflect several unusual charges that totaled $389.6 million or $4.94 per share. Excluding these charges, MCN had 1998 earnings of $103.1 million or $1.31 per share compared to 1997 earnings of $133.2 million or $1.79 per diluted share. The earnings

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

comparisons reflect the effects of low energy prices, abnormally warm weather and higher financing costs, partially offset by reduced operating costs in the Gas Distribution segment. MCN's earnings from continuing operations for 1997 increased $20.6 million or $.12 per diluted share from 1996, reflecting improved contributions from the Diversified Energy group. Per share comparisons were affected by an increase in the average number of shares outstanding due to the June 1997 issuance of 9,775,000 shares of new common stock.

                                                                 1998         1997        1996
                                                                 ----         ----        ----
NET INCOME (LOSS) (in Millions)
Continuing Operations:
  Diversified Energy:
     Before unusual charges.................................    $  14.7      $ 52.1      $ 31.2
     Unusual charges (Notes 2a, 2b & 3).....................     (372.9)         --          --
                                                                -------      ------      ------
                                                                 (358.2)       52.1        31.2
                                                                -------      ------      ------
  Gas Distribution:
     Before unusual charges.................................       88.4        81.1        81.4
     Unusual charges (Note 2c)..............................      (16.7)         --          --
                                                                -------      ------      ------
                                                                   71.7        81.1        81.4
                                                                -------      ------      ------
Total from Continuing Operations:
  Before unusual charges....................................      103.1       133.2       112.6
  Unusual charges (Notes 2 & 3).............................     (389.6)         --          --
                                                                -------      ------      ------
                                                                 (286.5)      133.2       112.6
                                                                -------      ------      ------
Discontinued Operations (Note 4):
  Income from operations....................................         --          --         1.6
  Gain on sale..............................................         --          --        36.2
                                                                -------      ------      ------
                                                                     --          --        37.8
                                                                -------      ------      ------
                                                                $(286.5)     $133.2      $150.4
                                                                =======      ======      ======
DILUTED EARNINGS (LOSS) PER SHARE
Continuing Operations:
  Diversified Energy:
     Before unusual charges.................................    $   .19      $  .72      $  .47
     Unusual charges (Notes 2a, 2b & 3).....................      (4.73)         --          --
                                                                -------      ------      ------
                                                                  (4.54)        .72         .47
                                                                -------      ------      ------
  Gas Distribution:
     Before unusual charges.................................       1.12        1.07        1.20
     Unusual charges (Note 2c)..............................       (.21)         --          --
                                                                -------      ------      ------
                                                                    .91        1.07        1.20
                                                                -------      ------      ------
Total from Continuing Operations:
  Before unusual charges....................................       1.31        1.79        1.67
  Unusual charges (Notes 2 & 3).............................      (4.94)         --          --
                                                                -------      ------      ------
                                                                  (3.63)       1.79        1.67
                                                                -------      ------      ------
Discontinued Operations (Note 4):
  Income from operations....................................         --          --         .03
  Gain on sale..............................................         --          --         .53
                                                                -------      ------      ------
                                                                     --          --         .56
                                                                -------      ------      ------
                                                                $ (3.63)     $ 1.79      $ 2.23
                                                                =======      ======      ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     STRATEGIC DIRECTION -- MCN's objective is to achieve competitive long-term returns for its shareholders. MCN is pursuing a growth strategy by investing in a diverse portfolio of energy-related projects. Inherent in this portfolio-management strategy is the frequent review of internal and external factors affecting the company's investments. Therefore, the pace of new investments and the disposition of existing assets is subject to change. Reflecting this strategy in 1998, MCN has: realigned the company in order to improve operating efficiencies through a more streamlined organizational structure; decided to sell a significant portion of its E&P oil and gas properties; and reduced its planned capital investment levels to approximately $600 million to $750 million annually, which will be invested primarily in North America. MCN will continue to review the overall mix of its existing portfolio and the level of new investments.

     UNUSUAL CHARGES -- As previously discussed, MCN recorded several unusual charges in 1998, consisting of property write-downs, investment losses and restructuring charges, which reduced 1998 earnings by $389.6 million or $4.94 per share. A detailed discussion of each unusual charge by segment follows:

                                                                        1998
                                                                --------------------
                                                                  NET        DILUTED
                                                                INCOME         EPS
                                                                ------       -------
UNUSUAL CHARGES (in Millions, Except Per Share Amounts)
Diversified Energy:
  Pipelines & Processing (Note 2a)..........................    $ (89.5)     $(1.13)
  Electric Power (Note 3)...................................       (1.6)       (.02)
  Exploration & Production (Note 2b)........................     (275.0)      (3.49)
  Corporate & Other (Note 3)................................       (6.8)       (.09)
                                                                -------      ------
                                                                 (372.9)      (4.73)
Gas Distribution (Note 2c)..................................      (16.7)       (.21)
                                                                -------      ------
                                                                $(389.6)     $(4.94)
                                                                =======      ======

     Pipelines & Processing recorded a $133.8 million pre-tax ($87.0 million net of taxes) write-off of its coal fines project. In June 1998, MCN placed into operation six plants designed to recover particles of coal that are a waste by-product of coal mining and then process the particles to create coal briquettes for sale. The economic viability of the venture is dependent on the briquettes qualifying for synthetic fuel tax credits and MCN's ability to utilize or sell such credits. Although the plants were placed in service by June 30, 1998, the date specified to qualify for the tax credits, operating delays at the plants have significantly increased the possibility that the Internal Revenue Service will challenge the project's eligibility for tax credits. In addition, there is uncertainty as to whether MCN can utilize or sell the credits. Without the credits, the project generates negative cash flows. These factors led to MCN's decision to record an impairment loss equal to the carrying value of the plants, reflecting the likely inability to recover such costs. MCN is currently negotiating the sale of its interest in the coal fines project. Management does not expect proceeds from the sale to be in excess of selling expenses and remediation obligations.

     MCN also recorded an impairment loss of $3.9 million pre-tax ($2.5 million net of taxes) relating to an acquired out-of-service pipeline in Michigan. This pipeline was acquired for future development, along with related easements and rights-of-way. In connection with certain lease renewal options, MCN reviewed the business alternatives for these assets and determined that their development is unlikely. Accordingly, MCN has recorded an impairment loss equal to the carrying value of these assets.

     Electric Power recorded a $2.5 million pre-tax ($1.6 million net of taxes) restructuring charge related to certain international power projects. The charge was incurred as a result of refocusing MCN's strategic plan, particularly to exit certain international power projects and to limit future capital investments in developing countries to projects where it has existing commitments.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     Exploration & Production recorded write-downs in the second and third quarter of 1998 totaling $416.9 million pre-tax ($271.0 million net of taxes) to reflect the impact of low oil and gas prices as well as the under-performance of certain oil and gas properties. The E&P business recognized the write-downs under the full cost method of accounting as prescribed by the Securities and Exchange Commission (SEC). Under the full cost method of accounting, E&P's capitalized exploration and development costs at September 30, 1998 and June 30, 1998 exceeded the full cost "ceiling," resulting in the excess being written off to income. The ceiling is the sum of discounted future net cash flows from the production of proved gas and oil reserves and the lower of cost or estimated fair value of unproved properties, net of related income tax effects. Future net cash flows are required to be estimated based on end-of-quarter prices and costs, unless contractual arrangements exist, even if any price decline is temporary. A significant portion of the write-down was due to lower-than-expected exploratory drilling results.

     In 1998, MCN also recognized a $6.1 million pre-tax loss ($4.0 million net of taxes) from the write-down of an investment in the common stock of an E&P company. The loss was due to a decline in the fair value of the securities that is not considered temporary.

     Subsequent to the issuance of the 1998 Annual Report on Form 10-K/A, the E&P segment recorded several unusual charges in 1999 (Note 4a). Included in these unusual charges for 1999 was the $68.8 million pre-tax ($44.7 million net of taxes) loss on the sale of the Western and Midcontinent/Gulf Coast properties. Proceeds from the sale of these properties totaled approximately $265 million. At December 31, 1998, the Western and Midcontinent/Gulf Coast properties had 360 billion cubic feet equivalent of proven reserves. MCN will continue selling other non-Michigan E&P oil and gas properties. Additionally, in the second quarter of 1999, MCN recognized a $52.0 million pre-tax ($33.8 million net of taxes) write-down of its gas and oil properties under the full cost method of accounting, due primarily to an unfavorable revision in the timing of production of proved gas and oil reserves as well as reduced expectations of sales proceeds on unproved acreage. Also, MCN recognized an additional $7.5 million pre-tax ($4.9 million net of taxes) write-down of its investment in the common stock of an E&P company during the second quarter of 1999. MCN has no carrying value in this investment after this write-down.

     Corporate & Other recorded a $10.4 million pre-tax ($6.8 million net of taxes) restructuring charge related to the corporate realignment designed to improve operating efficiencies through a more streamlined organizational structure. The realignment includes cost saving initiatives expected to reduce future operating expenses by approximately $15 million per year. The realignment includes the reduction of 37 positions resulting in severance and termination benefits of $4.7 million pre-tax. Also included in the charge was $5.7 million pre-tax relating to net lease expenses and the write-down of fixed assets consisting of leasehold improvements, office equipment and information systems, which are no longer being used by MCN. As of December 31, 1998, payments of $.7 million have been charged against the restructuring accruals relating to severance and termination benefits. These benefits will continue to be paid through 2000. The remaining restructuring costs, primarily for net lease expenses, are expected to be paid over the related lease terms that expire through 2006.

     Gas Distribution recorded a $24.8 million pre-tax ($11.2 million net of taxes and minority interest) write-down of certain gas gathering properties. A new gas reserve analysis was performed to determine the impact of the diversion of certain untreated gas away from the gathering system. This analysis revealed that projected cash flows from the gathering system were not sufficient to cover the system's carrying value. Therefore, an impairment loss was recorded representing the amount by which the carrying value of the system exceeded its estimated fair value.

     MCN also recorded an $8.5 million pre-tax ($5.5 million net of taxes) loss from the write-down of an investment in a Missouri gas distribution company. As a result of MCN's refocused strategic direction, MCN expects to sell this investment in 1999. The write-down represents the amount by which the carrying value exceeded the estimated fair value of the investment.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     DIVERSIFIED ENERGY

     Results impacted by unusual charges, financing costs and low energy prices -- The Diversified Energy group reported a loss in 1998 due to the property write-downs and restructuring charges, as previously discussed. Excluding these unusual items, Diversified Energy's earnings for 1998 declined by $37.4 million from 1997. These results reflect higher financing costs, reduced contributions from the Pipelines & Processing and E&P segments due to low energy prices as well as increased losses from the Energy Marketing segment. Partially offsetting the decreases for 1998 was increased operating and joint venture income posted by the Electric Power segment.

     Earnings for 1997 increased by $20.9 million from 1996, reflecting increased operating and joint venture income from the Pipelines & Processing, Electric Power and E&P segments. Reduced Energy Marketing contributions and higher financing costs partially offset this growth.

                                                                  1998         1997        1996
                                                                  ----         ----        ----
DIVERSIFIED ENERGY OPERATIONS (in Millions)
Operating Revenues*.........................................    $  992.8      $951.3      $734.4
                                                                --------      ------      ------
Operating Expenses*
  Property write-downs (Notes 2a & 2b)......................       554.6          --          --
  Restructuring charges (Note 3)............................        12.9          --          --
  Other.....................................................       989.6       905.7       693.6
                                                                --------      ------      ------
                                                                 1,557.1       905.7       693.6
                                                                --------      ------      ------
Operating Income (Loss).....................................      (564.3)       45.6        40.8
                                                                --------      ------      ------
Equity in Earnings of Joint Ventures........................        61.2        53.1        16.6
                                                                --------      ------      ------
Other Income & (Deductions)*
  Interest income...........................................         5.2         6.7         3.0
  Interest expense..........................................       (54.3)      (32.2)      (28.7)
  Dividends on preferred securities.........................       (36.4)      (31.1)      (12.4)
  Investment loss (Note 2b).................................        (6.1)         --          --
  Other.....................................................        20.2        10.1         5.5
                                                                --------      ------      ------
                                                                   (71.4)      (46.5)      (32.6)
                                                                --------      ------      ------
Income (Loss) Before Income Taxes...........................      (574.5)       52.2        24.8
Income Tax Provision (Benefit)..............................      (216.3)         .1        (6.4)
                                                                --------      ------      ------
Net Income (Loss)
  Before unusual charges....................................        14.7        52.1        31.2
  Unusual charges (Notes 2a, 2b & 3)........................      (372.9)         --          --
                                                                --------      ------      ------
                                                                $ (358.2)     $ 52.1      $ 31.2
                                                                ========      ======      ======

-------------------------
* Includes intercompany transactions

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

OPERATING AND JOINT VENTURE INCOME

     Operating and joint venture results, excluding the unusual charges, declined $34.5 million in 1998 and increased $41.3 million in 1997. A discussion of each business segment, its contributions and its outlook follows:

                                                                  1998         1997        1996
                                                                  ----         ----        ----
OPERATING AND JOINT VENTURE INCOME (LOSS) (in Millions)
Before Unusual Charges:
  Pipelines & Processing....................................    $   21.4      $ 29.1      $ 10.7
  Electric Power............................................        26.0        18.1         4.6
  Energy Marketing..........................................        (3.6)       (2.3)        9.4
  Exploration & Production..................................        29.0        58.1        33.2
  Corporate & Other.........................................        (8.6)       (4.3)        (.5)
                                                                --------      ------      ------
                                                                    64.2        98.7        57.4
Unusual Charges (Notes 2a, 2b & 3)..........................      (567.3)         --          --
                                                                --------      ------      ------
                                                                $ (503.1)     $ 98.7      $ 57.4
                                                                ========      ======      ======

     PIPELINES & PROCESSING owns and invests in pipeline, gathering, processing and related facilities in major supply areas, including the Midwest/Appalachia, Midcontinent/Gulf Coast and Rocky Mountain regions.

     Pipelines & Processing operating and joint venture income, excluding the write-offs, decreased $7.7 million in 1998. This decrease reflects lower contributions from MCN's 25% interest in Lyondell Methanol Company, L.P. (Lyondell), a limited partnership that owns a 248 million gallon-per-year methanol production plant in Texas. Earnings from Lyondell reflect an approximate 40% decrease in methanol prices during 1998 resulting in a $13 million unfavorable impact on joint venture income as compared to 1997. In addition, the Pipelines & Processing segment incurred $9.1 million of operating losses in 1998 related to the start up of the coal fines project. As discussed earlier, the coal fines project was written-off during 1998 and is not expected to have a significant impact on future earnings. Partially offsetting the effect of lower methanol prices and coal fines losses were increased contributions from gas pipeline and processing ventures.

     Transportation volumes increased 59.5 Bcf or over 50% as a result of the acquisition and expansion of pipeline facilities during 1997 and 1998. Gas processed to remove carbon dioxide (CO(2)) increased 6.1 Bcf or 14% in 1998 and decreased slightly in 1997. Gas processed to remove natural gas liquids (NGL) more than doubled, increasing 23.3 Bcf and 14.4 Bcf in 1998 and 1997, respectively, due to the acquisition of processing facilities since 1996.

                                                                1998       1997       1996
                                                                ----       ----       ----
PIPELINES & PROCESSING STATISTICS*
Methanol Produced (million gallons).........................     60.4       60.8      10.5
Transportation (Bcf)........................................    175.5      116.0      86.4
Gas Processed (Bcf)
  CO(2) treatment...........................................     48.9       42.8      44.2
  NGL removal...............................................     45.1       21.8       7.4

-------------------------
* Includes MCN's share of joint ventures

     Operating and joint venture income increased by $18.4 million in 1997, primarily reflecting income from the late 1996 acquisition of MCN's interest in Lyondell. Additionally, Lyondell benefited from strong methanol prices during 1997. Results for 1997 also reflect income from a 29.6 Bcf or 34% increase in transportation volumes resulting from the acquisition and expansion of pipeline facilities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

METHANOL PRICES*
per Gallon
[METHANOL PRICE CHART]

YEAR                                                                        METHANOL PRICES
----                                                                        ---------------
96                                                                               0.44
97                                                                               0.58
98                                                                               0.36

    * Estimated U.S. Gulf average

     Outlook -- Pipelines & Processing's expansion strategy will continue to focus on investing in natural gas and gas liquid gathering, processing and transmission facilities near areas of rapid reserve development or growing consumer markets. This business segment acquired or advanced several pipeline and processing ventures in 1998 that are expected to contribute to future operating results. MCN has a 35% joint venture interest in Dauphin Island Gathering Partners (DIGP), which is proceeding with the second phase of its expansion. The expansion is expected to be completed during the first quarter of 1999 and will increase the throughput capacity of the system to 1.1 billion cubic feet per day (Bcf/d). Also, the Mobile Bay Processing Partners joint venture has constructed a 600 million cubic feet per day (MMcf/d) gas processing plant at the Dauphin Island system's onshore terminus in Alabama. MCN owns 43% of this venture, which is expected to be in service in the first quarter of 1999. In addition, MCN has partnership interests in three interstate pipeline projects. Portland Natural Gas Transmission System (Portland), Millennium Pipeline and Vector Pipeline will transport Canadian and U.S. natural gas volumes into the Northeast and Southeast U.S. markets. MCN has a 21.4% interest in the Portland system, a 292-mile pipeline that will transport up to 360 MMcf/d and is expected to be in-service in early 1999. MCN has a 10.5% interest in the 442-mile Millennium Pipeline that will have the capacity to transport 700 MMcf/d. MCN also has a 25% interest in the 343-mile Vector Pipeline that is expected to transport up to 1 Bcf/d. Both the Millennium and Vector Pipelines are subject to regulatory approval and sufficient market development.

     MCN's Pipelines & Processing segment also has a 75% interest in an asphalt manufacturing partnership that has completed construction of a plant designed to produce annually up to 100,000 tons of high-quality asphalt. Additional manufacturing plants may be built if market conditions warrant. During 1998, MCN acquired a 49.9% interest in an asphalt distribution operation.

     Pipelines & Processing's future operating results are expected to be favorably affected by an increase in gas volumes transported and processed as well as an increase in asphalt manufactured and sold. Future results will also be impacted by changes in gas processing margins, methanol and asphalt prices, and transportation and gathering rates. Gas processing margins and methanol prices were significantly lower in 1998 than in the past few years.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     ELECTRIC POWER holds joint venture interests in electric power generation and distribution facilities in the United States, India and Nepal. Electric Power also provides fuel management services and supplies gas to power generation facilities under long-term sales contracts.

     Electric Power operating and joint venture results, excluding restructuring charges, increased $7.9 million in 1998 and $13.5 million in 1997. The increased earnings for 1998 and 1997 reflect contributions from Midland Cogeneration Venture L.P. (MCV), a limited partnership that owns a gas-fired cogeneration facility capable of producing up to 1,370 megawatts (MW) of electricity and 1.35 million pounds per hour of process steam. MCN acquired an initial 18% interest in MCV in the 1997 second quarter and an additional 5% interest in MCV in June 1998. In addition, earnings from MCV for 1997 include a favorable $2.8 million pre-tax adjustment resulting from a change in accounting for property taxes.

ELECTRICITY SALES*
[ELECTRICITY SALES GRAPH]

                                                                      DOMESTIC AND INTERNATIONAL
                                                                      --------------------------
96                                                                               708.9
97                                                                              1843.3
98                                                                                3805

* Includes MCN's share of joint ventures

     Also contributing to the 1998 and 1997 results were higher earnings from MCN's 50%-owned, 123 MW Michigan Power cogeneration facility and contributions from the 1997 acquisition of a 40% interest in Torrent Power Limited (TPL), an Indian joint venture. Improved earnings from the Michigan Power facility are due to a higher electricity sales rate under its long-term sales contract. TPL holds minority interests in two electric distribution companies and a power generation project in the state of Gujarat, India. The power generation project was formed to build, own and operate a 655 MW dual-fuel facility. This facility began partial operations in December 1997, and became fully operational in late 1998.

     Outlook -- MCN intends to expand its Electric Power business, primarily in projects in North America. Under its refocused strategic plan, MCN has exited certain international power projects and plans to limit future capital investments in developing countries to projects where it has existing commitments. In February 1999, MCN reached an agreement to sell its interest in TPL for approximately $130 million (Note 5b). The sale is subject to certain regulatory approvals and is expected to be completed by the third quarter of 1999. MCN will continue to pursue opportunities to acquire and sell properties in order to optimize its portfolio.

     The Michigan Public Service Commission (MPSC) has issued its final order regarding electric restructuring, which is being appealed. MCN has investments in three Michigan electric power generation facilities that could be impacted by electric restructuring.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     A number of projects were advanced or acquired in 1998 and are expected to contribute to future results. In October 1998, MCN acquired a 48% interest in the Carson cogeneration project, a 42 MW gas-fired cogeneration plant in California. The plant sells electricity and steam under separate long-term contracts. In addition, MCN has a 43% interest in the Mobile Bay cogeneration project, a 40 MW natural gas-fired plant, which is expected to be placed into service in the first quarter of 1999. In December 1997, MCN acquired a 65% interest in a 36 MW hydroelectric power plant in Nepal. Construction on the $98 million project began in early 1997 and is scheduled to be completed in early 2000. MCN also has a 95% interest in the Cobisa-Person Power project, a joint venture that will build, own and operate a 140 MW power plant in Albuquerque, New Mexico. This gas-fired peaking plant is expected to be in service by mid-2000.

     Foreign currency translation adjustments relating to MCN's international equity investments are included in Accumulated Other Comprehensive Loss, a component of Common Shareholders' Equity. The foreign currency translation adjustment through December 1998 primarily relates to the U.S. dollar and Indian rupee exchange rate fluctuations from the TPL investment. MCN's financial statements will continue to be affected by currency exchange rate fluctuations. However, the expected sale of MCN's interest in TPL will significantly reduce its foreign currency risk.

     ENERGY MARKETING sells premium, reliable, primarily bundled energy services to large-volume customers in the Midwest, Gulf Coast and Northeast United States and eastern Canada. In addition, the segment holds market-area storage capacity that adds value to its energy marketing activities.

     Energy Marketing operating and joint venture loss increased $1.3 million in 1998. The increased loss in 1998 primarily reflects unrealized losses associated with trading activities (Note 1b) and higher gas storage costs, partially offset by higher earnings from a significant increase in gas sales volumes. Additionally, the earnings comparison was affected as a result of 1997 including $2.2 million of contributions from Energy Marketing's 25% interest in a gas storage project that was sold in December 1997. Operating and joint venture income for 1997 decreased $11.7 million due to lower gas sales margins as well as higher costs for storage capacity, which enhances Energy Marketing's ability to offer reliable gas supply during peak winter months.

GAS SALES & EXCHANGE GAS DELIVERIES*
in Bcf
[GAS SALES & EXCHANGE GAS DELIVERIES GRAPH]

YEAR                                                             GAS SALES & EXCHANGE GAS DELIVERIES*
----                                                             ------------------------------------
96                                                                               241.5
97                                                                               358.8
98                                                                               465.7

* Includes MCN's share of joint ventures

     Energy Marketing's total gas sales and exchange deliveries increased 106.9 Bcf or 30% during 1998 and 117.3 Bcf or 49% for 1997. The increase in Energy Marketing's gas sales volumes was driven by additional

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

sales in each of the company's market regions. Under exchange gas contracts, Energy Marketing accepts gas from customers or delivers gas to customers, and gas is returned during a subsequent period.

     MCN has a 50% interest in a joint venture storage project that owns a 10 Bcf storage facility. This storage facility is utilized by MCN's Energy Marketing unit, in conjunction with third-party storage and pipeline capacity, to enhance its ability to provide reliable gas sales and exchange gas services.

     Outlook -- MCN will focus on growing its Energy Marketing segment through expansion of its coverage within existing markets as well as by entering new markets through strategic alliances with other energy providers. Enhanced by its ability to provide reliable and custom-tailored bundled services to large-volume end users and utilities, MCN is positioned to capitalize on opportunities to further expand its market base into the Northeast and Midwest United States and eastern Canada.

     MCN is in the process of converting a depleted natural gas reservoir into a 42 Bcf storage facility. The storage field is expected to be completed by mid-1999 and, therefore to be available for the 1999-2000 winter heating season. The storage field will support Energy Marketing's operations by enhancing its ability to offer a reliable gas supply during peak winter months.

     EXPLORATION & PRODUCTION is engaged in natural gas and oil exploration, development and production.

     E&P operating and joint venture income, excluding the write-downs, decreased by $29.1 million in 1998 and increased $24.9 million in 1997. Earnings for the 1998 period reflects a sharp decline in average oil sales prices, partially offset by an increase in average gas sales prices, and a slight decline in the level of gas and oil produced. The 1997 period reflects a significant increase in gas and oil produced due to the development and acquisition of properties, partially offset by a decline in oil sales prices. Results for 1997 also include income from MCN's unconsolidated joint venture which contributed $6.6 million of pre-tax gains from the sale of undeveloped properties.

GAS & OIL PRODUCTION
(in Bcf equivalent)
[GAS & OIL PRODUCTION GRAPH]

GAS & OIL PRODUCTION
(in Bcf equivalent)
[GAS & OIL PRODUCTION GRAPH]

YEAR                                                                        GAS AND OIL
----                                                                        -----------
96                                                                         63.7
97                                                                         98.3
98                                                                         97.9

     Gas and oil production declined .4 billion cubic feet equivalent (Bcfe) in 1998 and increased 34.6 Bcfe or 54% in 1997. E&P operating results reflect average oil sales rates per barrel of $12.58 in 1998, $16.87 in 1997 and $20.18 in 1996. E&P experienced average gas sale rates per thousand cubic feet (Mcf) of $2.04 in 1998, $1.95 in 1997 and $1.96 in 1996. The average gas and oil sales rates include the effect of hedging with

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

commodity swap and futures agreements, which are used to manage Diversified Energy's exposure to the risk of market price fluctuations as discussed in the "Risk Management Strategy" section that follows.

     E&P operating and joint venture income for 1998 also reflects higher production-related expenses and depletion costs which increased per Mcf equivalent by $.11 and $.07, respectively.

     E&P operations have supplemented Diversified Energy's earnings through the generation of gas production tax credits, primarily from production of coalbed methane and Antrim shale gas properties. Tax credits decreased 41% to $10.5 million in 1998, compared to $17.8 million in 1997 and $15.9 million in 1996. The decline in 1998 reflects the sale of Antrim tax credits in mid-1998, whereby the income from such sale is recorded as other income as the credits are generated.

     Outlook -- In August 1999, MCN announced a significantly revised strategic direction. Consistent with this revised strategy, as well as the result of the lowering of the bid for the Michigan E&P properties, MCN will retain its natural gas producing properties in Michigan and continue selling other E&P oil and gas properties. The timing of any sales is dependent upon receiving bids that reflect the long-term value of such properties.

     RISK MANAGEMENT STRATEGY -- MCN primarily manages commodity price risk by utilizing futures, options and swap contracts to more fully balance its portfolio of gas and oil supply and sales agreements. MCN's Energy Marketing business coordinates all of MCN's hedging activities to ensure compliance with risk management policies that are periodically reviewed by MCN's Board of Directors. Certain hedging gains or losses related to gas and oil production are recorded by MCN's E&P operations. Gains and losses on gas and oil production-related hedging transactions that are not recorded by MCN's E&P unit are recorded by Energy Marketing. In late 1998, MCN began entering into offsetting positions for existing hedges of gas and oil production from properties that are expected to be sold in 1999. MCN's risk management strategy is being revised to reflect the change in its business that will result from selling a significant portion of its E&P properties.

     CORPORATE & OTHER operating and joint venture losses, excluding restructuring charges, increased $4.3 million in 1998 and $3.8 million in 1997. The results reflect increased administrative expenses associated with corporate management activities. The Diversified Energy group was charged a larger portion of such expenses beginning in 1997, to reflect its larger percentage of MCN. Operating and joint venture losses in 1998 were partially offset by adjustments necessary to reduce or eliminate accruals for employee incentive awards that are based on MCN's operating or stock-price performance. The 1996 results benefited from a $1.7 million pre-tax gain from the sale of land by a 50%-owned real estate joint venture.

OTHER INCOME AND DEDUCTIONS

     Other income and deductions increased $24.9 million in 1998 and $13.9 million in 1997. The increases reflect higher dividends resulting from the issuance of $332 million of preferred securities in 1997 and $80 million of preferred securities in 1996. All periods also reflect higher interest costs on increased borrowings required to finance capital investments in the Diversified Energy group. In addition, 1998 reflects an unusual charge of $6.1 million representing the write-down of an investment in the common stock of an E&P company, as previously discussed.

     Other income and deductions comparisons also were affected by several gains from the sale of properties. In 1998, a $6.0 million pre-tax gain was recorded from the sale of certain gas sales contracts and a $3.9 million pre-tax gain was recorded from the sale of a 50% interest in the 30 MW Ada cogeneration facility. Other income and deductions for 1997 included a $3.2 million pre-tax gain from the December 1997 sale of Diversified Energy's 25% interest in a gas storage project, a $2.5 million pre-tax gain from the sale of pipeline assets as well as gains related to DIGP. In a series of transactions during 1996, MCN sold 64% of its 99%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

interest in the DIGP partnership, resulting in pre-tax gains totaling $8.8 million, of which $2.4 million was deferred until 1997 when a related option agreement expired unexercised.

     Additionally, other income and deductions in 1998 include $7.4 million of income from a tax credit sale transaction, whereby MCN records income from such sale as the credits are generated by the purchaser.

INCOME TAXES

     Income taxes decreased in 1998 and increased in 1997. Income taxes were impacted by variations in pre-tax earnings. Income tax comparisons were also affected by tax credits recorded in all periods and stock-related tax benefits recorded in 1998, as well as the generation of foreign income in 1998 that was not subject to U.S. or foreign tax provisions.

     GAS DISTRIBUTION

     Results reflect unusual charges, warmer weather and cost-saving initiatives -- Gas Distribution's earnings for 1998 were affected by the property write-down and investment loss, as previously discussed. Excluding these unusual charges, the Gas Distribution group reported 1998 earnings of $88.4 million, an improvement of $7.3 million over 1997. Earnings for 1997 were $81.1 million, representing a slight decrease from 1996. Earnings comparisons were impacted by variations in weather and cost-saving initiatives resulting in

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

significantly lower operating costs. These cost-saving initiatives allowed the Gas Distribution group to continue its record of solid financial performance, producing returns on equity of 11.0% in 1998 and 13.2% in 1997.

                                                                  1998          1997          1996
                                                                  ----          ----          ----
GAS DISTRIBUTION OPERATIONS (in Millions)
Operating Revenues*
  Gas sales.................................................    $  838.9      $1,080.1      $1,102.9
  End user transportation...................................        82.3          84.7          82.5
  Intermediate transportation...............................        63.2          55.2          48.6
  Other.....................................................        67.4          51.3          42.3
                                                                --------      --------      --------
                                                                 1,051.8       1,271.3       1,276.3
Cost of Gas.................................................       462.1         642.0         646.3
                                                                --------      --------      --------
Gross Margin................................................       589.7         629.3         630.0
                                                                --------      --------      --------
Other Operating Expenses*
  Operation and maintenance.................................       256.6         286.7         298.4
  Depreciation and depletion................................        93.8         104.4          98.8
  Property and other taxes..................................        56.0          61.3          62.3
  Property write-down (Note 2c).............................        24.8            --            --
                                                                --------      --------      --------
                                                                   431.2         452.4         459.5
                                                                --------      --------      --------
Operating Income............................................       158.5         176.9         170.5
                                                                --------      --------      --------
Equity in Earnings of Joint Ventures........................         1.0           2.5           1.3
                                                                --------      --------      --------
Other Income and (Deductions)*
  Interest income...........................................         5.7           4.7           4.0
  Interest expense..........................................       (57.5)        (54.5)        (48.9)
  Investment loss (Note 2c).................................        (8.5)           --            --
  Minority interest.........................................         5.7          (1.9)         (1.0)
  Other.....................................................         (.2)           .5          (1.8)
                                                                --------      --------      --------
                                                                   (54.8)        (51.2)        (47.7)
                                                                --------      --------      --------
Income Before Income Taxes..................................       104.7         128.2         124.1
Income Tax Provision........................................        33.0          47.1          42.7
                                                                --------      --------      --------
Net Income
  Before unusual charges....................................        88.4          81.1          81.4
  Unusual charges (Note 2c).................................       (16.7)           --            --
                                                                --------      --------      --------
                                                                $   71.7      $   81.1      $   81.4
                                                                ========      ========      ========

-------------------------

* Includes intercompany transactions

GROSS MARGIN

     Gross margins reflect abnormally warm weather -- Gas Distribution gross margin (operating revenues less cost of gas) decreased $39.6 million and $.7 million in 1998 and 1997, respectively, reflecting changes in gas sales and end user transportation deliveries due primarily to abnormally warm weather in 1998 and significantly colder weather in 1996. Additionally, gross margins in 1998 and 1997 were favorably affected by

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

the continued growth in intermediate transportation services as well as increased other operating revenues resulting from providing gas-related services.

                                                                 1998       1997      1996
                                                                 ----       ----      ----
EFFECT OF WEATHER ON GAS MARKETS AND EARNINGS
Percentage Colder (Warmer) Than Normal......................     (19.3)%      .8%       5.4%
Increase (Decrease) From Normal in:
  Gas markets (in Bcf)......................................     (40.3)       .6       10.9
  Net income (in Millions)..................................    $(35.3)     $ .5      $ 9.9
  Diluted earnings per share................................    $ (.45)     $.01      $ .15

     GAS SALES AND END USER TRANSPORTATION revenues in total decreased $243.6 million in 1998 and $20.6 million in 1997. Revenues were affected by fluctuations in gas sales and end user transportation deliveries that decreased by 41.7 Bcf to 312.5 Bcf in 1998 and decreased by 13.7 Bcf to 354.2 Bcf in 1997. The decreases in gas sales and end user transportation deliveries for both periods were due primarily to weather, which was 20.1% warmer in 1998 and 4.6% warmer in 1997 compared to the previous years. The decrease in revenues in 1998 also reflects a reduction in gas sales rates resulting from lower gas costs. The impact of reduced gas sales and transportation deliveries in 1997 was partially offset by an increase in gas sales rates due to higher gas costs. As discussed in the "Cost of Gas" section that follows, Gas Distribution's sales rates through the end of 1998 were set to recover all of its reasonably and prudently incurred gas costs. Therefore, the effect of any fluctuations in cost of gas sold was substantially offset by a change in gas sales revenues.

     End user transportation services are provided to large-volume commercial and industrial customers who purchase gas directly from producers and brokers, including MCN's Energy Marketing business, and contract with MichCon to transport the gas to their facilities. Gas Distribution continues to enter into multi-year, competitively priced transportation agreements with large-volume users to maintain these gas markets over the long term.

GAS DISTRIBUTION VOLUMES/GROSS MARGIN COMPARISON
[GAS DISTRIBUTION VOLUMES/GROSS MARGIN COMPARISON GRAPH]

                                  [BAR GRAPH]

                  Volumes           Gross Margins
Year              In Bcf            In Millions
----              -------           -------------
96                895.4             $  630.0
                                    $  614.8*
97                940.7             $  629.3
                                    $  628.6*
98                850.0             $  589.7
                                    $  644.0*


-  Gas Sales
-  End User Transportation
-  Intermediate Transportation
-  Other
-  Total Margins Weather Normalized

* Total Margins Weather Normalized

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     INTERMEDIATE TRANSPORTATION revenues increased by $8.0 million and $6.6 million in 1998 and 1997, respectively, due in part to increased fees generated from the transfer of gas title among and between intermediate transportation service users and various gas owners. Intermediate transportation is a gas delivery service provided to gas producers, gas brokers and other gas companies that own the natural gas but are not the ultimate consumers.

     Although intermediate transportation revenues increased in 1998, volumes delivered decreased 49.0 Bcf to 537.5 Bcf. Intermediate transportation deliveries increased in 1997 by 59.0 Bcf to 586.5 Bcf. The decrease in intermediate transportation deliveries in 1998 reflects lower off-system demand caused by the warmer weather and lower volumes transported for fixed-fee customers. Although transported volumes for fixed-fee customers may fluctuate, revenues from such customers are not affected. Intermediate transportation revenues and volumes delivered for both 1998 and 1997 reflect additional Antrim gas volumes transported for Michigan gas producers and brokers. There has been a significant increase in Michigan Antrim gas production over the past several years, resulting in a growing demand by gas producers and brokers for intermediate transportation services. In order to meet the increased demand, Gas Distribution expanded the transportation capacity of its northern Michigan gathering system in 1996. In December 1997, MichCon purchased an existing pipeline system and further expanded the capacity of this system. Although intermediate transportation volumes are a significant part of Gas Distribution's total markets, profit margins on this service are considerably less than margins on gas sales or for end user transportation services.

     OTHER OPERATING REVENUES increased $16.1 million in 1998 and $9.0 million in 1997. The improvement in both periods is due in part to an increase in late payment fees, appliance maintenance services and other gas-related services. The comparisons are also impacted by unfavorable adjustments in 1997 and 1996 related to the discontinuance of MichCon's energy conservation programs.

COST OF GAS

     Cost of gas is affected by variations in sales volumes and the costs of purchased gas as well as related transportation costs. Under the Gas Cost Recovery (GCR) mechanism in effect through 1998 (Note 7b), MichCon adjusted its sales rates to recover all of its reasonably and prudently incurred gas costs. Therefore, fluctuations in cost of gas sold had little effect on gross margins.

     Cost of gas sold decreased by $179.9 million in 1998 and by $4.3 million in 1997 as a result of lower sales volumes, primarily due to warmer weather. The decrease in 1998 also reflects lower prices paid for gas purchased of $.40 (13%) per thousand cubic feet (Mcf). Additionally, the decrease in 1997 was impacted by supplier refunds, partially offset by higher prices paid for gas purchased of $.19 per Mcf (7%).

OTHER OPERATING EXPENSES

     OPERATION AND MAINTENANCE expenses declined by $30.1 million or 10% in 1998 and $11.7 million or 4% in 1997. These reductions reflect management's continuing efforts to control operating costs. More specifically, the reductions for both 1998 and 1997 reflect lower benefit costs, primarily pension and retiree healthcare costs, as well as lower uncollectible gas accounts expense.

     Gas Distribution has streamlined its organizational structure over the past several years while increasing its customer base and expanding energy services to customers. MichCon implemented an early retirement program in early 1998 that reduced its net workforce by approximately 175 employees or 6%. The cost of the program and the related savings were largely offsetting in 1998 but will contribute to lower operating costs in future years. Since 1995, the number of Gas Distribution employees has declined by 410 or 13%, while the number of customers has increased over 30,000 or 3%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

GAS DISTRIBUTION -- NUMBER OF CUSTOMERS SERVED PER EMPLOYEE
[GAS DISTRIBUTION/NUMBER OF CUSTOMERS SERVED PER EMPLOYEE GRAPH]

                                                              GAS DISTRIBUTION - NUMBER OF CUSTOMERS SERVED
YEAR                                                                           PER EMPLOYEE
----                                                          ---------------------------------------------
96                                                                                 380
97                                                                                 409
98                                                                                 435

     Gas Distribution's uncollectible gas accounts expense declined by $8.7 million in 1998 and $5.7 million in 1997 reflecting the impact of warmer weather on accounts receivable balances, the successful implementation of a more aggressive collection program as well as increased home heating assistance funding obtained by low-income customers.

     Gas Distribution's uncollectible gas accounts expense is directly affected by the level of government funded heating assistance its qualifying customers receive. The State of Michigan provides this assistance in the form of Michigan Home Heating Credits that are funded almost exclusively by the Federal Low-Income Home Energy Assistance Program (LIHEAP). Congress approved funding for the 1997 and 1998 fiscal years at $1 billion and $1.1 billion, respectively, compared to funding of $.9 billion for the 1996 fiscal year. The State of Michigan's share of LIHEAP funds was decreased from $64 million in fiscal year 1997 to $54 million in 1998. Gas Distribution received $13.4 million of these funds in 1998, $.7 million more than in 1997. Home Heating Credits assisted 73,000 Gas Distribution customers in 1998, compared to 83,000 in 1997. During 1998, Congress approved a budget that maintains federal LIHEAP funding at $1.1 billion for fiscal year ending September 1999. Any future change in this funding may impact Gas Distribution's uncollectible gas accounts expense.

     DEPRECIATION AND DEPLETION decreased by $10.6 million in 1998 and increased by $5.6 million in 1997. The decrease in 1998 resulted from lower depreciation rates for MichCon's utility property, plant and equipment that became effective in January 1998. Depreciation on higher plant balances partially offset the 1998 rate decrease and resulted in the increase in 1997. The higher plant balances reflect capital expenditures of $158.0 million in 1998 and $157.7 million in 1997.

     PROPERTY AND OTHER TAXES decreased by $5.3 million in 1998 and $1.0 million in 1997. The decreases for both 1998 and 1997 are attributable to lower property taxes based on pending appeals of personal property tax assessments. If Gas Distribution is unsuccessful in its appeals, that outcome is not expected to have a significant adverse effect on its results of operations. The decrease in 1998 is also due to lower Michigan Single Business taxes resulting from a decrease in taxable income. Property and other taxes increased in 1996 as a result of higher plant balances.

     PROPERTY WRITE-DOWN of $24.8 million in 1998 reflects the impairment of a Michigan gas gathering system (Note 2c).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

EQUITY IN EARNINGS OF JOINT VENTURES

     Earnings from joint ventures decreased $1.5 million in 1998 due to increased losses from Gas Distribution's 47.5% interest in a Missouri gas distribution company that is expected to be sold in 1999. Earnings from joint ventures in 1997 increased $1.2 million reflecting increased contributions from the Blue Lake gas storage project as a result of reduced operating and financing costs.

OTHER INCOME AND DEDUCTIONS

     Other income and deductions increased $3.6 million in 1998 and $3.5 million in 1997. The increases reflect higher interest costs on increased borrowings required to finance capital investments. MichCon issued $150 million of first mortgage bonds in 1998 and $85 million of first mortgage bonds in 1997. Additionally, non-utility subsidiaries of MichCon borrowed $40 million in 1997 under a nonrecourse credit agreement. Accordingly, interest expense increased $3.0 million in 1998 and $5.6 million in 1997. Other income and deductions in 1998 were also impacted by an unusual charge to write-down the investment in a small natural-gas distribution company located in Missouri. Partially offsetting these increases in 1998 was a change in minority interest reflecting joint venture partner's share of the write-down of certain gas gathering properties (Note 2c). Other income and deductions in 1998 were also affected by a gain recorded from the sale of land as well as by an increase in the capitalization of the cost of equity funds used during construction resulting from higher construction balances.

INCOME TAXES

     Income taxes decreased in 1998 and increased in 1997. Income tax comparisons were affected by variations in pre-tax earnings and by 1998 tax credits and a provision for tax issues. Income taxes in 1997 and 1996 include amounts for the favorable resolution of prior years' tax issues and tax credits.

ENVIRONMENTAL MATTERS

     Prior to the construction of major natural gas pipelines, gas for heating and other uses was manufactured from processes involving coal, coke or oil. MCN owns, or previously owned, 17 such former manufactured gas plant (MGP) sites.

     During the mid-1980s, preliminary environmental investigations were conducted at these former MGP sites, and some contamination related to the by-products of gas manufacturing was discovered at each site. The existence of these sites and the results of the environmental investigations have been reported to the Michigan Department of Environmental Quality (MDEQ). None of these former MGP sites is on the National Priorities List prepared by the U.S. Environmental Protection Agency (EPA).

     MCN is involved in an administrative proceeding before the EPA regarding one of the former MGP sites. MCN has executed an order with the EPA, pursuant to which MCN is legally obligated to investigate and remediate the MGP site. MCN is remediating five of the former MGP sites and conducting more extensive investigations at four other former MGP sites. In 1998, MichCon completed the remediation of one of the former MGP sites, which was confirmed by the MDEQ. Additionally, the MDEQ has determined with respect to one other former MGP site that MichCon is not a responsible party for the purpose of assessing remediation expenditures.

     In 1984, MCN established an $11.7 million reserve for environmental investigation and remediation. During 1993, MichCon received MPSC approval of a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites in excess of this reserve.

     MCN employed outside consultants to evaluate remediation alternatives for these sites, to assist in estimating its potential liabilities and to review its archived insurance policies. The findings of these investigations indicate that the estimated total expenditures for investigation and remediation activities for

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

these sites could range from $30 million to $170 million based on undiscounted 1995 costs. As a result of these studies, MCN accrued an additional liability and a corresponding regulatory asset of $35 million during 1995.

     MCN notified more than 50 current and former insurance carriers of the environmental conditions at these former MGP sites. MCN concluded settlement negotiations with certain carriers in 1996 and 1997 and has received payments from several carriers. In October 1997, MCN filed suit against major nonsettling carriers seeking recovery of incurred costs and a declaratory judgment of the carriers' liability for future costs of environmental investigation and remediation costs at former MGP sites. Discovery is ongoing in the case, and a preliminary trial date has been scheduled for August 1999.

     During 1998, 1997, and 1996, MCN spent $1.6 million, $.8 million and $.9 million, respectively, investigating and remediating these former MGP sites. At December 31, 1998, the reserve balance is $35.1 million, of which $.1 million is classified as current. Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and, therefore, have an effect on MCN's financial position and cash flows. However, management believes that insurance coverage and the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on MCN's results of operations.

     In 1998, MichCon received written notification from ANR Pipeline Company
(ANR) alleging that MichCon has responsibility for a portion of the costs associated with responding to environmental conditions present at a natural gas storage field in Michigan currently owned and operated by an affiliate of ANR. At least some portion of the natural gas storage field was formerly owned by MichCon. MichCon is evaluating ANR's allegations to determine whether and to what extent, if any, it may have legal responsibility for these costs. Management does not believe this matter will have a material impact on MCN's financial statements.

OUTLOOK

     Gas Distribution's strategy is to expand its role as the preferred provider of natural gas and high-value energy services within Michigan. Accordingly, Gas Distribution's objectives are to grow its revenues and control its costs in order to deliver strong shareholder returns and provide customers high-quality service at competitive prices. Revenue growth will be achieved through initiatives to expand Gas Distribution's 900 Bcf of gas markets, its 1.2 million residential, commercial and industrial customer base, as well as by providing new energy-related services that capitalize on its expertise, capabilities and efficient systems.

     Gas Distribution expects to provide natural gas to approximately 13,000 new customers in 1999. Gas Distribution's market share for residential heating customers in the communities it serves is approximately 80%. While this saturation rate is high, growth opportunities exist through conversion of existing homes from other fuels as well as from new construction. Gas Distribution continues to expand industrial and commercial markets by aggressively facilitating the use of existing gas technologies and equipment.

     Management is continually assessing ways to improve cost competitiveness. Among other cost saving initiatives, MichCon implemented an early retirement incentive program in 1998 that reduced its net workforce by approximately 6%. Although this program did not have a material impact on 1998 net income, the early retirement of employees is expected to contribute toward reducing operating costs in future years.

     The challenges and opportunities resulting from increased competition in the natural gas industry have been a catalyst for MPSC action in the development of major reforms in utility regulation aimed at giving all customers added choices and more price certainty. The overall package of regulatory changes connected with the gas industry restructuring is expected to generate additional revenue and cost savings opportunities. Gas Distribution is positioning itself to respond to changes in regulation and increased competition by reducing its cost of operations while maintaining a safe and reliable system for customers.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     Gas Distribution plans to capitalize on opportunities resulting from the gas industry restructuring by implementing MichCon's Regulatory Reform Plan, which was approved by the MPSC in April 1998. The plan includes a comprehensive experimental three-year customer choice program that offers all sales customers added choices and greater price certainty. Beginning April 1, 1999, a limited number of customers will have the option of purchasing natural gas from suppliers other than MichCon. However, MichCon will continue to transport and deliver the gas to the customers' premises at prices that maintain its existing sales margins.

     The plan also suspends the GCR mechanism for customers who continue to purchase gas from MichCon and fixes the gas commodity component of MichCon's sales rates at $2.95 per Mcf for the three-year period beginning on January 1, 1999. Prior to 1999, MichCon did not generate earnings on the gas commodity portion of its operations. However, under this plan, changes in the cost of gas will directly impact gross margins and earnings. As part of its gas acquisition strategy, MichCon has entered into firm-price contracts for a substantial portion of its expected gas supply requirements for the next three years. These contracts, coupled with the use of MichCon's storage facilities, will substantially mitigate risks from winter price and volume fluctuations.

     Also beginning in 1999 under the plan, an income sharing mechanism will allow customers to share in profits when actual utility return on equity exceeds predetermined thresholds. Although the plan increases MichCon's risk associated with generating margins that cover its gas costs, management believes this program will have a favorable impact on future earnings. In October 1998, the MPSC denied a request for rehearing and affirmed its approval of the plan. Various parties have appealed the MPSC's decision to the Michigan Court of Appeals.

     Gas Distribution expects to continue growing revenues by offering a variety of energy-related services, which includes appliance maintenance and home safety. Additionally, Gas Distribution began participating in Michigan's $1.2 billion per year heating, ventilation and air conditioning market with the October 1998 acquisition of three companies specializing in the sale, installation and servicing of residential and commercial heating and cooling systems. The acquired companies have total revenues of approximately $20 million per year.

     As described in Note 7a to the consolidated financial statements, MCN's Gas Distribution segment complies with the provisions of Statement of Financial Accounting Standards (SFAS), No. 71, "Accounting for the Effects of Certain Types of Regulation." Future regulatory changes or changes in the competitive environment could result in Gas Distribution discontinuing the application of SFAS No. 71 for all or part of its business and require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery or refund. If Gas Distribution were to discontinue application of SFAS No. 71 for all of its operations as of December 31, 1998, it would have an extraordinary, noncash increase to net income of approximately $63.7 million. Factors that could give rise to the discontinuance of SFAS No. 71 include (1) increasing competition that restricts Gas Distribution's ability to establish prices to recover specific costs, and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. Based on a current evaluation of the various factors and conditions that are expected to impact future regulation, management believes currently available facts support the continued application of SFAS No. 71.

     DISCONTINUED OPERATIONS

     In June 1996, MCN completed the sale of its computer operations subsidiary for an adjusted sales price of $132.9 million, resulting in an after-tax gain of $36.2 million (Note 4b).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

                        CAPITAL RESOURCES AND LIQUIDITY

                                                                   1998         1997         1996
                                                                   ----         ----         ----
CASH AND CASH EQUIVALENTS (in Millions)
Cash Flow Provided From (Used For):
  Operating activities......................................      $ 152.7      $ 343.4      $ 198.3
  Financing activities......................................        497.8        522.8        440.4
  Investing activities......................................       (673.0)      (857.2)      (627.5)
                                                                  -------      -------      -------
Net Increase (Decrease) in Cash and Cash Equivalents........      $ (22.5)     $   9.0      $  11.2
                                                                  =======      =======      =======

     OPERATING ACTIVITIES

     MCN's cash flow from operating activities decreased $190.7 million during 1998 and increased $145.1 million during 1997. The decrease during 1998 was due primarily to higher working capital requirements and a decline in earnings, after adjusting for noncash items (depreciation, unusual charges and deferred taxes). The increase in 1997 was primarily the result of lower working capital requirements, as well as higher net income, after adjusting for noncash items and nonoperating gains (Notes 2, 3 and 5e).

     FINANCING ACTIVITIES

     MCN's cash flow from financing activities decreased $25.1 million during 1998. The decrease reflects lower debt and equity issuances, net of debt repayments, in 1998 compared to 1997 as a result of lower capital expenditures and acquisitions. Cash flow from financing activities increased $82.5 million in 1997 as a result of higher issuances of common stock and preferred securities, offset slightly by lower borrowings of long-term debt. The proceeds from the issuances were used to finance higher capital investments during 1997.

     MCN typically relies on commercial paper and bank borrowings to finance capital expenditures on a temporary basis until paid down with the proceeds from the issuance of more permanent capital, such as long-term debt, preferred securities and common stock. However, MCN will rely more on short-term financing and less on permanent capital issuances during 1999. Proceeds from the expected sale of a significant portion of MCN's E&P properties in 1999 will be used to repay commercial paper and bank borrowings. A summary of MCN's significant financing activities for 1998 and financing plans for 1999 follows.

     In late 1998, MCN issued $100 million of preferred securities and borrowed $260 million under a one-year term loan (Note 9). Proceeds were used to reduce commercial paper, to fund capital investments by Diversified Energy and for general corporate purposes. MCN intends to repay the term loan with proceeds from the sale of E&P properties.

     In 1997, MCN sold 9,775,000 shares of common stock in a public offering, generating net proceeds of $276.6 million (Note 11a). In 1997, MCN issued $100 million of Private Institutional Trust Securities (PRINTS) and $100 million of Single Point Remarketed Reset Capital Securities (SPRRCS) (Note 10a). In 1997, MCN also issued 2,645,000 FELINE PRIDES, generating proceeds of $132.3 million (Note 10a). The proceeds from these issuances were invested by MCN in its Diversified Energy group and were used to reduce short-term debt incurred to fund capital investments.

     During 1998, MCN retired the PRINTS early because it determined other forms of financing provide greater flexibility.

     In 1996, MCN issued $80 million of Trust Originated Preferred Securities (TOPrS). Proceeds from the issuance were invested by MCN in its Diversified Energy group and were used to reduce short-term debt incurred to fund capital expenditures, for working capital requirements and for general corporate purposes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     In April 1996, MCN issued 5,865,000 Preferred Redeemable Increased Dividend Equity Securities (Enhanced PRIDES) (Note 10c). The Enhanced PRIDES are convertible securities that consist of a forward contract under which MCN is obligated to sell, and the Enhanced PRIDES holders are obligated to purchase, $135 million of MCN common stock in April 1999. It is anticipated that proceeds from the conversion of the Enhanced PRIDES will be used to repay Diversified Energy's medium-term notes that mature in May 1999.

     MCN traditionally has issued new shares of common stock pursuant to its Direct Stock Purchase and Dividend Reinvestment Plan and various employee benefit plans. During the 1996-1998 period, MCN issued 3,281,000 shares and generated $55.3 million. Beginning in 1999, shares issued under these plans will be acquired by MCN through open market purchases.

     As of December 1998, MCN had an outstanding shelf registration with approximately $835.9 million remaining to be issued in the form of debt or equity securities.

     The following table sets forth the ratings for securities issued by MCN and its subsidiaries as of June 1999:

                                                              STANDARD                   DUFF &
                                                              & POOR'S      MOODY'S      PHELPS      FITCH
                                                              --------      -------      ------      -----
MCN:
  FELINE PRIDES...........................................      BBB-           Ba1        BBB         BBB
  Enhanced PRIDES.........................................      BBB-          Baa3        BBB         BBB
  Preferred securities....................................      BBB-           Ba1        BBB         BBB
  SPRRCS..................................................      BBB+          Baa3        BBB+        BBB+
MCNIC:
  Commercial paper*.......................................        A2            P3          D2          F2
  Medium-term notes*......................................      BBB           Baa3        BBB+        BBB
MichCon:
  Commercial paper........................................        A2            P1          D1          F1
  First mortgage bonds....................................        A-            A2          A+          A

-------------------------

* Ratings based on MCN support agreement

DIVERSIFIED ENERGY

     In 1998, Diversified Energy issued remarketable debt securities totaling $300 million (Note 9). Proceeds from these issuances were used to reduce short-term debt incurred by the Diversified Energy group to fund capital investments and for general corporate purposes.

     During 1998, a subsidiary of MCN Investment Corporation (MCNIC), currently operating as MCN Energy Enterprises, retired early a $100 million five-year term loan because it determined that other forms of debt financing provide greater flexibility and lower costs.

     In 1998, MCNIC renewed its credit lines, which now allow for borrowings of up to $200 million under a 364-day revolving credit facility and up to $200 million under a three-year revolving credit facility. These facilities support MCNIC's $400 million commercial paper program, which is used to finance capital investments of the Diversified Energy group and working capital requirements of its Energy Marketing operations. At December 31, 1998, commercial paper and bank borrowings of $225.7 million were outstanding under this program.

     In 1997, MCNIC repaid $30 million of senior debt on its stated maturity date and issued $150 million of medium-term notes, using the proceeds to repay short-term debt and for general corporate purposes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     In 1996, MCNIC issued $330 million of medium-term notes, using the proceeds to repay commercial paper balances and for general corporate purposes.

     As of December 1998, MCNIC had an outstanding shelf registration with $620 million remaining to be issued in the form of debt securities.

GAS DISTRIBUTION

     Gas Distribution maintains a relatively consistent amount of cash and cash equivalents through the use of short-term borrowings. Short-term borrowings are normally reduced in the first part of each year as gas inventories are depleted and funds are received from winter heating sales. During the latter part of each year, Gas Distribution's short-term borrowings normally increase as funds are used to finance increases in gas inventories and customer accounts receivable. To meet its seasonal short-term borrowing needs, Gas Distribution normally issues commercial paper that is backed by credit lines with several banks. MichCon has established credit lines to allow for borrowings of up to $150 million under a 364-day revolving credit facility and up to $150 million under a three-year revolving credit facility, both of which were renewed in July 1998. At December 31, 1998, commercial paper of $218.4 million was outstanding under this program.

     During 1998, MichCon issued $150 million of remarketable debt securities (Note 9). Proceeds from these issuances were used to retire first mortgage bonds, fund capital expenditures and for general corporate purposes. Also during 1998, MichCon redeemed through a tender offer $89.7 million and repaid $20 million of first mortgage bonds.

     During 1997, MichCon issued $85 million of first mortgage bonds. The funds from this issuance were used to retire first mortgage bonds, fund capital expenditures and for general corporate purposes. During 1997, nonutility subsidiaries of MichCon borrowed $40 million under a nonrecourse credit agreement that matures in 2005. Proceeds were used to finance the expansion of the northern Michigan gathering system.

     During 1997, MichCon redeemed $17 million of long-term debt and also repaid $50 million of first mortgage bonds.

     During 1996, MichCon issued first mortgage bonds totaling $70 million. The proceeds were used to repay short-term obligations, finance capital expenditures and for general corporate purposes. Also during 1996, MichCon repaid all amounts owing under its Trust Demand Note program and did not renew this program which allowed for borrowings of up to $25 million.

     As of December 1998, MichCon had an outstanding shelf registration with $250 million remaining to be issued in the form of debt securities.

     INVESTING ACTIVITIES

     MCN's cash used for investing activities decreased $184.2 million in 1998 and increased $229.7 million in 1997. The decrease in 1998 was due primarily to lower capital expenditures and acquisitions, partially offset by the repayment of an advance by a Philippine power producer. The 1997 increase reflects higher acquisitions and joint venture investments compared to 1996.

     Capital investments equaled $790.9 million in 1998 compared to $959.6 million in 1997. The 1998 decrease reflects lower acquisitions as well as lower capital expenditures for the E&P properties. Partially offsetting this decrease were significantly higher investments in Pipelines & Processing properties, as well as increased investments in domestic and international power generation projects.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

                                                                   1998        1997        1996
                                                                   ----        ----        ----
CAPITAL INVESTMENTS (in Millions)
Consolidated Capital Expenditures:
  Diversified Energy........................................      $324.8      $405.0      $395.3
  Gas Distribution..........................................       158.0       157.7       215.3
  Discontinued Operations...................................          --          --         6.5
                                                                  ------      ------      ------
                                                                   482.8       562.7       617.1
                                                                  ------      ------      ------
MCN's Share of Joint Venture Capital Expenditures:*
  Pipelines & Processing....................................       219.9       152.2         5.2
  Electric Power............................................        12.0         7.4         5.5
  Energy Marketing..........................................          .8         3.2          .2
  Gas Distribution..........................................          .8         2.6         4.8
  Other.....................................................          .1          .5          .3
                                                                  ------      ------      ------
                                                                   233.6       165.9        16.0
                                                                  ------      ------      ------
Acquisitions:
  Significant...............................................        66.8       231.0       133.2
  Other.....................................................         7.7          --        24.4
                                                                  ------      ------      ------
                                                                    74.5       231.0       157.6
                                                                  ------      ------      ------
Total Capital Investments...................................      $790.9      $959.6      $790.7
                                                                  ======      ======      ======

-------------------------

* A portion of joint venture capital expenditures is financed with joint venture project debt.

     Total capital investments in 1998 were partially funded from the sale of property and joint venture interests that totaled $47 million.

     OUTLOOK

     1999 capital investments estimated at $750 million -- MCN's refocused strategic direction will result in capital investments in future years of approximately $600 million to $750 million annually, allocated approximately 35% within Pipelines & Processing, 40% in Electric Power and 25% within Gas Distribution. MCN intends to grow by investing in a diverse portfolio of energy-related projects, primarily in North America.

     The proposed level of investments for future years will increase capital requirements materially in excess of internally generated funds and require the issuance of additional debt and equity securities. MCN's actual capital requirements will depend on proceeds received from the sale of assets. General market conditions will dictate the timing and amount of future issuances. As it expands its business, MCN's capitalization objective is to maintain its credit ratings through a strong balance sheet. Its capitalization objective is a ratio of 50% equity and 50% debt. It is management's opinion that MCN and its subsidiaries will have sufficient capital resources, both internal and external, to meet anticipated capital requirements.

                                   YEAR 2000

     Background -- As a result of computer programs being written using two digits rather than four digits to define the year, any programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This Year 2000 issue, if not addressed, could cause computer systems to malfunction and have a material adverse impact on MCN's operations and business processes. The effects of the Year 2000 issue could be exacerbated as a result of companies' dependence on partners, operators, suppliers and government agencies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

     Plan and State of Readiness -- MCN, aware of the Year 2000 potential impact, initiated a business systems replacement program in 1995. Additionally, MCN established a corporate-wide program in 1997 under the direction of a Year 2000 Project Office. The Year 2000 project is overseen by a vice president of the company who reports regularly to the MCN Chairman and Board of Directors. MCN has also retained the services of expert consultants to evaluate its Year 2000 program, and to independently assess and validate its processes. MCN has implemented a four-phase Year 2000 approach consisting of: i) inventory -- identification of the components of MCN's systems, equipment and facilities; ii) assessment -- assessing Year 2000 readiness and prioritizing the risks of items identified in the inventory phase; iii) remediation -- upgrading, repairing and replacing non-compliant systems, equipment and facilities; and iv) testing -- verifying items remediated. MCN is on schedule to have its mission critical business systems, and measurement and control systems (including embedded microprocessors) Year 2000 ready by mid-1999, as detailed below. MCN's business systems primarily consist of general ledger, payroll, customer billing and inventory control systems and their related hardware. MCN's measurement and control systems primarily consist of the "SCADA" system, which measures and monitors the transportation and distribution of gas, as well as regulators, pressure controls and meters. The estimated completion status of these systems and the projected status for the future follows:

                                                        INVENTORY      ASSESSMENT      REMEDIATION      TESTING
                                                        ---------      ----------      -----------      -------
Business Systems
  December 31, 1998...............................        100%             95%             15%            15%
  March 31, 1999..................................        100%            100%             80%            70%
  June 30, 1999...................................        100%            100%            100%           100%
Measurement and Control Systems
  December 31, 1998...............................         98%             90%             70%            60%
  March 31, 1999..................................        100%            100%             95%            90%
  June 30, 1999...................................        100%            100%            100%           100%

     MCN also has visited key partners, operators and suppliers to review their Year 2000 issues and share information. To the extent that any of these parties experience Year 2000 problems in their systems, MCN's operations may be adversely affected. The majority of MCN's key partners, operators and suppliers have represented to MCN that they have completed their Year 2000 inventory and assessment phases. MCN is continuing to monitor the progress of these key partners, operators and suppliers toward their completion of the remediation and testing phases.

     Cost of Remediation -- Costs associated with the Year 2000 issue are not expected to have a material adverse effect on MCN's results of operation, liquidity or financial condition. The total costs are estimated to be between $5 million and $6 million, of which approximately $3.7 million was incurred through December 1998. This estimate does not include MCN's share of Year 2000 costs that may be incurred by partnerships and joint ventures.

     The anticipated costs are not higher due in part to the ongoing replacement of significant older systems, particularly MichCon's customer information system. MCN has made a substantial investment in new systems that are in process of being installed, as well as those installed over the past few years. The replacement of these systems and the customer information system, in particular, was necessary to maintain a high level of customer satisfaction and to respond to changes in regulation and increased competition within the energy industry. While the system replacements were not accelerated due to Year 2000 issues, MCN expects the new systems to be Year 2000 ready.

     Risk and Contingency Planning -- MCN anticipates a smooth transition to the Year 2000. However, the failure to correct a material Year 2000 problem could result in an interruption in or a failure of certain business activities and operations such as: i) delivery of gas to customers; ii) control and operation of the distribution system by electronic devices; iii) communication with customers for purposes of service calls or

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

inquiries; and iv) timely billing and collection. The risk and impact of such failures is largely dependent on critical vendors and the external infrastructure that includes telecommunications providers, gas suppliers and project partners. The most reasonably likely worst case scenarios would be the extended inability to deliver gas due to the failure of embedded systems in the distribution process or the extended inability to communicate with and respond to customers due to the loss of telecommunications. Such failures could have a material adverse effect on MCN's results of operations, liquidity and financial condition. Due to the uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the Year 2000 readiness of key partners, operators, suppliers and government agencies, MCN cannot certify that it will be unaffected by Year 2000 complications. MCN has addressed the Year 2000 risks of its business by prioritizing such risks based on the worst case scenarios and their impact on the business. Focusing first on the safety and welfare of MCN's customers and employees, the following two mission-critical processes were identified: gas supply and distribution, and leak management emergency response.

     While MCN believes it will be able to remediate and test all internal systems that support these processes, it fully recognizes its dependence on partners, operators, suppliers and government agencies. In order to reduce its Year 2000 risk, MCN is developing contingency plans for mission-critical processes in the event of a Year 2000 complication. Through failure scenario identification, MCN's approach is to develop reasonable and practical contingency plans to maintain operations in case of non-performance. Ten contingency planning teams have been established to address specific scenarios and mission critical functions identified in support of the safety and welfare of customers and employees. External suppliers have been contacted for their participation in the contingency planning efforts for gas supply and transportation, and materials management. Contingency plans for several essential gas transmission facilities were tested during December 1998 under a "power outage" scenario and achieved excellent results. Contingency plans will continue to be refined throughout 1999 as MCN works with partners, operators, suppliers and governmental agencies.

                            MARKET RISK INFORMATION

     MCN's primary market risk arises from fluctuations in commodity prices, interest rates and foreign exchange rates. MCN manages commodity price and interest rate risk through the use of various derivative instruments and limits the use of such instruments to hedging activities. If MCN did not use derivative instruments, its exposure to such risk would be higher. A further discussion of MCN's risk management activities is included in Note 14 to the Consolidated Financial Statements.

     COMMODITY PRICE RISK

     MCN's exposure to commodity price risk arises from changes in natural gas, natural gas liquids, oil and methanol prices throughout the United States and in eastern Canada where MCN conducts sales and purchase transactions. MCN closely monitors and manages its exposure to commodity price risk through a variety of risk management techniques. Natural gas and oil futures and swap agreements are used to manage MCN's exposure to the risk of market price fluctuations on gas sale and purchase contracts, natural gas and oil production and gas inventories.

     A sensitivity analysis model was used to calculate the fair values of MCN's natural gas and oil futures and swap agreements utilizing applicable forward commodity rates in effect at December 31, 1998. The sensitivity analysis involved increasing or decreasing the forward rates by a hypothetical 10% and calculating the resulting unfavorable change in the fair values of the gas and oil futures and swap agreements.

     INTEREST RATE RISK

     MCN is subject to interest rate risk in connection with the issuance of variable- and fixed-rate debt and preferred securities. In order to manage interest costs, MCN uses interest rate swap agreements to exchange

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONTINUED)

fixed- and variable-rate interest payment obligations over the life of the agreements without exchange of the underlying principal amounts. MCN's exposure to interest rate risk arises primarily from changes in U.S. Treasury rates and London Inter-Bank Offered Rates (LIBOR).

     A sensitivity analysis model was used to calculate the fair values or cash flows of MCN's debt and preferred securities, as well as its interest rate swaps, utilizing applicable forward interest rates in effect at December 31, 1998. The sensitivity analysis involved increasing or decreasing the forward rates by a hypothetical 10% and calculating the resulting unfavorable change in the fair values or cash flows of the interest rate sensitive instruments.

     The results of the sensitivity model calculations follow:

                                                                       UNFAVORABLE
                                                              AMOUNT    CHANGE IN
                                                              ------   -----------
MARKET RISK (in millions)
Commodity Price Sensitive:*
  Swaps -- pay fixed/receive variable.......................  $ 53.6   Fair Value
         -- pay variable/receive fixed......................  $ 54.0   Fair Value
         -- basis...........................................  $  5.2   Fair Value
  Futures -- Longs..........................................  $  1.9   Fair Value
          -- Shorts.........................................  $   .1   Fair Value
Interest Rate Sensitive:
  Debt -- fixed rate........................................  $121.4   Fair Value
        -- variable rate....................................  $   .6    Cash Flow
  Swaps -- pay fixed/receive variable.......................  $   .2   Fair Value
         -- pay variable/receive fixed......................  $  2.8   Fair Value

-------------------------
* Includes only the risk related to the derivative instruments that serve as hedges and does not include the related underlying hedged item.

     As discussed in Note 1b to the Consolidated Financial Statements, MCN's non-utility energy marketing subsidiary entered into unauthorized gas purchase and sale contracts for trading purposes. MCN is exposed to natural gas price risk on such contracts that have not been effectively closed. At December 31, 1998, a 10% unfavorable change in basis would have reduced the fair value of such open contracts that totaled 44 Bcf by $1.2 million. A 10% favorable change in basis would have increased the fair value of such contracts by a corresponding amount.

     FOREIGN CURRENCY RISK

     MCN is subject to foreign currency risk as a result of its investments in foreign joint ventures, which are primarily located in India. MCN's foreign currency risk arises from changes in the U.S. dollar and Indian rupee exchange rates. MCN does not hedge its foreign currency risk and therefore will continue to be affected by foreign currency exchange rate fluctuations. However, the expected sale of MCN's interest in an Indian joint venture will significantly reduce its foreign currency risk (Note 5b).

                         NEW ACCOUNTING PRONOUNCEMENTS

     Computer Software -- In March 1998, the Accounting Standards Executive Committee (AcSEC) of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires the capitalization of internal-use software and specifically identifies which costs should be capitalized and which

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (CONCLUDED)

costs should be expensed. The statement is effective for fiscal years beginning after December 15, 1998. Management does not expect the SOP to have a material impact on MCN's financial statements.

     Start-Up Activities -- In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires start-up and organizational costs to be expensed as incurred and is effective for fiscal years beginning after December 15, 1998. Management does not expect the SOP to have a material impact on MCN's financial statements.

     Derivative and Hedging Activities -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. SFAS No. 133 expands the definition of the types of contracts considered derivatives, requires all derivatives to be recognized in the balance sheet as either assets or liabilities measured at their fair value and sets forth conditions in which a derivative instrument may be designated as a hedge. The statement requires that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to be recorded to other comprehensive income or to offset related results on the hedged item in earnings.

     MCN manages commodity price risk and interest rate risk through the use of various derivative instruments and predominantly limits the use of such instruments to hedging activities. The effects of SFAS No. 133 on MCN's financial statements are subject to fluctuations in the market value of hedging contracts which are, in turn, affected by variations in gas and oil prices and in interest rates. Management cannot quantify the effects of adopting SFAS No. 133 at this time.

     Energy Trading Activities -- In November 1998, the Emerging Issues Task Force reached consensus on Issue No. 98-10, "Accounting for Energy Trading and Risk Management Activities" (EITF 98-10), effective for fiscal years beginning after December 15, 1998. EITF 98-10 requires all energy trading contracts to be recognized in the balance sheet as either assets or liabilities measured at their fair value, with changes in fair value recognized currently in earnings. Management does not expect EITF 98-10 to have a material impact on MCN's financial statements.

                           FORWARD-LOOKING STATEMENTS

     This Annual Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of MCN's business; (iv) economic climate and growth in the geographic areas in which MCN does business; (v) the uncertainty of gas and oil reserve estimates; (vi) the timing and extent of changes in commodity prices for natural gas, natural gas liquids, methanol, electricity and crude oil; (vii) the nature, availability and projected profitability of potential projects and other investments available to MCN; (viii) conditions of capital markets and equity markets; (ix) changes in the economic and political climate and currencies of foreign countries where MCN has invested or may invest in the future; (x) the timing and results of major transactions, such as the sale of E&P properties; (xi) the timing, nature and impact of Year 2000 activities; and
(xii) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31
                                                             -----------------------------------------
                                                                1998           1997
                                                             (RESTATED)     (RESTATED)
                                                               NOTE 1B        NOTE 1B         1996
                                                             ----------     ----------        ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Gas and oil sales......................................    $1,813,343     $2,014,418     $1,827,198
  Transportation.........................................       139,609        129,953        120,019
  Other..................................................        77,746         63,496         50,051
                                                             ----------     ----------     ----------
                                                              2,030,698      2,207,867      1,997,268
                                                             ----------     ----------     ----------
OPERATING EXPENSES
  Cost of gas............................................     1,205,774      1,335,033      1,193,578
  Operation and maintenance..............................       389,415        393,341        371,980
  Depreciation, depletion and amortization...............       179,490        181,612        145,990
  Property and other taxes...............................        69,553         75,491         74,427
  Property write-downs and restructuring charges (Notes 2
     and 3)..............................................       592,318             --             --
                                                             ----------     ----------     ----------
                                                              2,436,550      1,985,477      1,785,975
                                                             ----------     ----------     ----------
OPERATING INCOME (LOSS)..................................      (405,852)       222,390        211,293
                                                             ----------     ----------     ----------
EQUITY IN EARNINGS OF JOINT VENTURES (Note 6)............        62,225         55,659         17,867
                                                             ----------     ----------     ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income........................................        10,893         11,166          7,234
  Interest on long-term debt.............................       (87,346)       (75,170)       (66,517)
  Other interest expense.................................       (24,404)       (11,283)       (11,264)
  Dividends on preferred securities of subsidiaries......       (36,370)       (31,090)       (12,374)
  Investment losses (Notes 2b and 2c)....................       (14,635)            --             --
  Minority interest......................................         5,992         (1,964)        (1,059)
  Other (Note 5e)........................................        19,561         10,759          3,764
                                                             ----------     ----------     ----------
                                                               (126,309)       (97,582)       (80,216)
                                                             ----------     ----------     ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES..................................................      (469,936)       180,467        148,944
INCOME TAX PROVISION (BENEFIT)...........................      (183,468)        47,238         36,375
                                                             ----------     ----------     ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS.................      (286,468)       133,229        112,569
DISCONTINUED OPERATIONS, NET OF TAXES (Note 4)...........            --             --         37,771
                                                             ----------     ----------     ----------
NET INCOME (LOSS)........................................    $ (286,468)    $  133,229     $  150,340
                                                             ==========     ==========     ==========
BASIC EARNINGS (LOSS) PER SHARE (Note 11d)
  Continuing operations..................................    $    (3.63)    $     1.82     $     1.68
  Discontinued operations (Note 4).......................            --             --            .57
                                                             ----------     ----------     ----------
                                                             $    (3.63)    $     1.82     $     2.25
                                                             ==========     ==========     ==========
DILUTED EARNINGS (LOSS) PER SHARE (Note 11d)
  Continuing operations..................................    $    (3.63)    $     1.79     $     1.67
  Discontinued operations (Note 4).......................            --             --            .56
                                                             ----------     ----------     ----------
                                                             $    (3.63)    $     1.79     $     2.23
                                                             ==========     ==========     ==========
AVERAGE COMMON SHARES OUTSTANDING
  Basic..................................................    $   78,823     $   72,887     $   66,944
                                                             ----------     ----------     ----------
  Diluted................................................        78,823         75,435         67,521
                                                             ----------     ----------     ----------
DIVIDENDS DECLARED PER SHARE.............................    $   1.0200     $    .9825     $    .9400
                                                             ==========     ==========     ==========

The notes to the consolidated financial statements are an integral part of this statement.

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                                       DECEMBER 31
                                                                --------------------------
                                                                   1998            1997
                                                                (RESTATED)      (RESTATED)
                                                                 NOTE 1B         NOTE 1B
                                                                ----------      ----------
                                                                      (IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents, at cost (which approximates
     market value)..........................................    $   17,039      $   39,495
  Accounts receivable, less allowance for doubtful accounts
     of $9,665 and $15,711, respectively....................       400,120         405,924
  Accrued unbilled revenues.................................        87,888          93,010
  Gas in inventory..........................................       147,387          56,777
  Property taxes assessed applicable to future periods......        72,551          67,879
  Accrued gas cost recovery revenues........................            --          12,862
  Other.....................................................        42,472          54,089
                                                                ----------      ----------
                                                                   767,457         730,036
                                                                ----------      ----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred income taxes (Note 17)...........................        50,547              --
  Investments in debt and equity securities.................        69,705          97,521
  Deferred swap losses and receivables (Note 14a)...........        63,147          51,023
  Deferred environmental costs..............................        30,773          30,234
  Prepaid benefit costs (Note 16)...........................       111,775          80,242
  Other.....................................................        98,940          86,181
                                                                ----------      ----------
                                                                   424,887         345,201
                                                                ----------      ----------
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (NOTE 6)
  Pipelines & Processing....................................       521,711         323,597
  Electric Power............................................       231,668         180,127
  Energy Marketing..........................................        29,435          25,159
  Gas Distribution (Note 2c)................................         1,478           8,841
  Other.....................................................        18,939          19,252
                                                                ----------      ----------
                                                                   803,231         556,976
                                                                ----------      ----------
PROPERTY, PLANT AND EQUIPMENT
  Pipelines & Processing (Note 2a)..........................        48,706          47,037
  Gas Distribution (Note 2c)................................     2,916,540       2,813,434
  Exploration & Production (Note 2b)........................     1,040,047       1,299,301
  Other.....................................................        36,124          27,002
                                                                ----------      ----------
                                                                 4,041,417       4,186,774
  Less -- Accumulated depreciation and depletion............     1,644,094       1,488,050
                                                                ----------      ----------
                                                                 2,397,323       2,698,724
                                                                ----------      ----------
                                                                $4,392,898      $4,330,937
                                                                ==========      ==========

The notes to the consolidated financial statements are an integral part of this statement.

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                                       DECEMBER 31
                                                                --------------------------
                                                                   1998            1997
                                                                (RESTATED)      (RESTATED)
                                                                 NOTE 1B         NOTE 1B
                                                                ----------      ----------
                                                                      (IN THOUSANDS)
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES
  Accounts payable..........................................    $  304,349      $  342,195
  Notes payable.............................................       618,851         401,726
  Current portion of long-term debt and capital lease
     obligations............................................       269,721          36,878
  Federal income, property and other taxes payable..........        69,465          86,826
  Deferred gas cost recovery revenues.......................        14,980              --
  Gas payable...............................................        42,669           8,317
  Customer deposits.........................................        18,791          16,382
  Other.....................................................       108,310         101,630
                                                                ----------      ----------
                                                                 1,447,136         993,954
                                                                ----------      ----------

DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes (Note 17)...........................            --         153,159
  Unamortized investment tax credit.........................        30,056          33,046
  Tax benefits amortizable to customers.....................       130,120         123,365
  Deferred swap gains and payables (Note 14a)...............        62,956          41,717
  Accrued environmental costs...............................        35,000          35,000
  Minority interest.........................................        10,898          19,188
  Other.....................................................        75,439          69,889
                                                                ----------      ----------
                                                                   344,469         475,364
                                                                ----------      ----------

COMMITMENTS AND CONTINGENCIES (NOTE 13)
CAPITALIZATION
  Long-term debt, including capital lease obligations (Note
     9).....................................................     1,307,168       1,212,564
  MCN-obligated mandatorily redeemable preferred securities
     of subsidiaries holding solely debentures of MCN (Note
     10a)...................................................       502,203         505,104
  Common shareholders' equity (see accompanying
     statement).............................................       791,922       1,143,951
                                                                ----------      ----------
                                                                 2,601,293       2,861,619
                                                                ----------      ----------
                                                                $4,392,898      $4,330,937
                                                                ==========      ==========

The notes to the consolidated financial statements are an integral part of this statement.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                         YEAR ENDED DECEMBER 31
                                                                -----------------------------------------
                                                                   1998            1997
                                                                (RESTATED)      (RESTATED)
                                                                 NOTE 1B         NOTE 1B          1996
                                                                ----------      ----------        ----
                                                                              (IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES
  Net income (loss).........................................    $(286,468)       $ 133,229      $ 150,340
  Adjustments to reconcile net income (loss) to net cash
    provided from operating activities
    Depreciation, depletion and amortization
      Per statement of operations...........................      179,490          181,612        145,990
      Charged to other accounts.............................        8,000            7,728         11,026
    Unusual charges (Notes 2 and 3).........................      389,598               --             --
    Deferred income taxes -- current........................       (2,587)          (2,701)         8,061
    Deferred income taxes and investment tax credit, net....       14,565           11,660         23,892
    Gain on sale of Genix, net of taxes (Note 4b)...........           --               --        (36,176)
    Equity in earnings of joint ventures, net of
      distributions.........................................      (40,360)         (16,511)        (2,506)
    Other...................................................      (11,550)          (5,456)        (7,541)
    Changes in assets and liabilities, exclusive of changes
      shown separately......................................      (97,966)          33,823        (94,754)
                                                                ---------        ---------      ---------
      Net cash provided from operating activities...........      152,722          343,384        198,332
                                                                ---------        ---------      ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable, net........................................      307,482           68,000         87,491
  Dividends paid............................................      (82,239)         (72,851)       (62,875)
  Issuance of common stock (Note 11a).......................       20,192          294,402         17,264
  Issuance of preferred securities (Note 10a)...............       96,850          326,521         77,218
  Issuance of long-term debt (Note 9).......................      458,761          273,241        398,540
  Long-term commercial paper and bank borrowings (Note 9)...       17,299         (261,822)       (62,835)
  Retirement of long-term debt and preferred securities
    (Notes 9 and 10a).......................................     (328,810)        (109,224)        (8,139)
  Other.....................................................        8,243            4,612         (6,249)
                                                                ---------        ---------      ---------
    Net cash provided from financing activities.............      497,778          522,879        440,415
                                                                ---------        ---------      ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures......................................     (482,775)        (561,354)      (610,323)
  Acquisitions (Note 5).....................................      (42,429)        (166,553)      (133,201)
  Investment in debt and equity securities, net.............       17,831          (63,123)       (26,903)
  Investment in joint ventures..............................     (189,309)        (152,642)       (36,217)
  Sale of property and joint venture interests..............       47,185           67,365         36,621
  Sale of Genix (Note 4b)...................................           --               --        132,889
  Other.....................................................      (23,459)          19,077          9,590
                                                                ---------        ---------      ---------
    Net cash used for investing activities..................     (672,956)        (857,230)      (627,544)
                                                                ---------        ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      (22,456)           9,033         11,203
CASH AND CASH EQUIVALENTS, JANUARY 1........................       39,495           30,462         19,259
                                                                ---------        ---------      ---------
CASH AND CASH EQUIVALENTS, DECEMBER 31......................    $  17,039        $  39,495      $  30,462
                                                                =========        =========      =========
CHANGES IN ASSETS AND LIABILITIES, EXCLUSIVE OF CHANGES
  SHOWN SEPARATELY
  Accounts receivable, net..................................    $  (6,653)       $ (49,017)     $ (66,183)
  Accrued unbilled revenues.................................        5,122           15,499        (16,099)
  Gas in inventory..........................................      (90,610)          22,384         (7,398)
  Accrued/deferred gas cost recovery revenues, net..........       27,842           14,810        (28,250)
  Prepaid/accrued benefit costs, net........................      (31,490)         (16,086)       (50,972)
  Accounts payable..........................................      (35,597)          24,273        102,711
  Federal income, property and other taxes payable..........      (17,333)         (10,820)       (19,587)
  Gas payable...............................................       34,352            5,524         (9,339)
  Other current assets and liabilities, net.................        8,152            5,998         (5,146)
  Other deferred assets and liabilities, net................        8,249           21,258          5,509
                                                                ---------        ---------      ---------
                                                                $ (97,966)       $  33,823      $ (94,754)
                                                                =========        =========      =========

The notes to the consolidated financial statements are an integral part of this statement.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                      YEAR ENDED DECEMBER 31
                                                               ------------------------------------
                                                                  1998          1997
                                                               (RESTATED)    (RESTATED)
                                                                NOTE 1B       NOTE 1B        1996
                                                               ----------    ----------      ----
                                                                          (IN THOUSANDS)
COMMON SHAREHOLDERS' EQUITY (Note 11)
COMMON STOCK,
  par value $.01 per share -- 100,000,000 shares
  authorized, 79,724,542, 78,231,889 and 67,303,908 shares
  outstanding, respectively................................    $     797     $      782    $    673
                                                               ---------     ----------    --------
ADDITIONAL PAID-IN CAPITAL
  Balance -- beginning of period...........................      806,997        493,078     445,828
  Common stock and performance units.......................       25,969        313,485      47,326
  Other....................................................           --            434         (76)
                                                               ---------     ----------    --------
  Balance -- end of period.................................      832,966        806,997     493,078
                                                               ---------     ----------    --------
ACCUMULATED OTHER COMPREHENSIVE LOSS
  Foreign Currency Translation Adjustment:
     Balance -- beginning of period........................       (6,335)           (43)       (141)
     Net change in foreign currency translation adjustment
       (a).................................................       (6,554)        (6,292)         98
                                                               ---------     ----------    --------
     Balance -- end of period..............................      (12,889)        (6,335)        (43)
                                                               ---------     ----------    --------
  Unrealized Losses on Securities:
     Balance -- beginning of period........................       (1,184)            --          --
     Net change in unrealized losses on securities(a)......       (2,503)        (1,184)         --
                                                               ---------     ----------    --------
     Balance -- end of period..............................       (3,687)        (1,184)         --
                                                               ---------     ----------    --------
                                                                 (16,576)        (7,519)        (43)
                                                               ---------     ----------    --------
RETAINED EARNINGS
  Balance -- beginning of period...........................      365,730        305,352     218,425
  Net income (loss)(a).....................................     (286,468)       133,229     150,340
  Cash dividends declared..................................      (82,239)       (72,851)    (62,875)
  Other....................................................           --             --        (538)
                                                               ---------     ----------    --------
  Balance -- end of period.................................       (2,977)       365,730     305,352
                                                               ---------     ----------    --------
YIELD ENHANCEMENT, CONTRACT AND ISSUANCE COSTS.............      (22,288)       (22,039)    (14,492)
                                                               ---------     ----------    --------
                                                               $ 791,922     $1,143,951    $784,568
                                                               =========     ==========    ========
(A) DISCLOSURE OF COMPREHENSIVE INCOME (LOSS)(Note 1a):
  Net income (loss)........................................    $(286,468)    $  133,229    $150,340
  Other comprehensive income, net of taxes:
  Foreign Currency Translation Adjustment:
     Foreign currency translation gains (losses), net of
       taxes of $3,529, $3,388 and $53.....................       (6,554)        (6,292)         98
  Unrealized Losses on Securities:
     Unrealized losses on securities, net of taxes of
       $3,495, $637 and $--................................       (6,490)        (1,184)         --
     Reclassification of losses recognized in net income,
       net of taxes of $2,147, $-- and $--.................        3,987             --          --
                                                               ---------     ----------    --------
                                                               $(295,525)    $  125,753    $150,438
                                                               =========     ==========    ========

The notes to the consolidated financial statements are an integral part of this statement.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1a. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     COMPANY DESCRIPTION -- MCN Energy Group Inc. (MCN) is a diversified energy company with markets and investments throughout North America and in India and Nepal. MCN operates through two major business groups, Diversified Energy and Gas Distribution.

     - Diversified Energy, operating through MCN Investment Corporation (MCNIC), currently operating as MCN Energy Enterprises, is involved in the following segments: Pipelines & Processing with gathering, processing and transmission facilities near areas of rapid reserve development and growing consumer markets; Electric Power with investments in electric generation facilities in operation and under construction with a combined 2,986 megawatts (MW) of gross capacity and investments in electric distribution facilities; Energy Marketing with total gas sales and exchange gas delivery markets of 465.7 billion cubic feet (Bcf) for 1998 and rights to 67 Bcf of storage capacity, of which 42 Bcf is currently under development; Exploration & Production (E&P) properties with 1.2 trillion cubic feet equivalent of proved gas and oil reserves at December 31, 1998.

     - Gas Distribution consists principally of Michigan Consolidated Gas Company (MichCon), a natural gas distribution and transmission company serving 1.2 million customers in more than 500 communities throughout Michigan. MichCon is subject to the accounting requirements and rate regulation of the Michigan Public Service Commission (MPSC) with respect to the distribution and intrastate transportation of natural gas.

     BASIS OF PRESENTATION -- The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles. In connection with their preparation, management was required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent liabilities. Actual results could differ from those estimates. Certain reclassifications have been made to prior years' statements to conform to the 1998 presentation.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of MCN and certain consolidated subsidiaries and partnerships. Investments in entities in which MCN has a controlling influence that it intends to maintain are consolidated. Generally, investments in 50% or less owned entities in which MCN has significant but not controlling influence, and entities where control is temporary, have been accounted for under the equity method.

     REVENUES AND COST OF GAS -- Gas Distribution accrues revenues for gas service provided but unbilled at month end. Through December 31, 1998, MichCon's accrued revenues included a component for cost of gas sold that was recoverable through the gas cost recovery (GCR) mechanism. Prior to 1999, GCR proceedings before the MPSC permitted MichCon to recover the prudent and reasonable cost of gas sold. The overcollection of gas costs totaling $14,980,000 at December 31, 1998, including interest, will be refunded to customers through reduced future rates.

     Beginning in 1999, MichCon implemented a Regulatory Reform Plan approved by the MPSC. The plan suspends the GCR mechanism and fixes the gas commodity component of MichCon's sales rates for the three-year period beginning January 1, 1999.

     NATURAL GAS AND OIL EXPLORATION AND PRODUCTION -- The full-cost accounting method prescribed by the Securities and Exchange Commission (SEC) is followed for investments in gas and oil properties. Under the full cost method substantially all acquisition, exploration and development costs are capitalized. To the extent such capitalized costs exceed the "ceiling," the excess is written off to income. The ceiling is the sum of discounted future net cash flows from proved gas and oil reserves (using unescalated prices and costs unless contractual arrangements exist), and the costs of unproved properties after income tax effects. The ceiling test is applied at the end of each quarter and requires a write-down of gas and oil properties if the ceiling is exceeded, even if any price decline is temporary. Management's investment and operating decisions are based upon prices, costs and production assumptions that are different from those used to compute the ceiling. As a result, it is possible that future fluctuations in key forecast assumptions could result in impairments being recorded for accounting purposes, when the long-term economics of such properties have not changed.

     The unit of production method is used for calculating depreciation, depletion and amortization (DD&A) on proved gas and oil properties. The average DD&A expense per thousand cubic feet equivalent (Mcfe) was $.82, $.75, and $.70 in 1998, 1997 and 1996, respectively. Costs directly associated with the acquisition and evaluation of unproved gas and oil properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically, and a provision for impairment is made to the full-cost amortization base when appropriate.

     SALES OF OWNERSHIP INTERESTS BY SUBSIDIARIES AND PARTNERSHIPS -- MCN recognizes gains or losses on the sale of stock by subsidiaries or the sale of partnership interests. Such gains or losses represent the difference between MCN's share of the consideration received and the historical book value of its investment.

     COMPREHENSIVE INCOME -- Effective January 1, 1998, MCN adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income. Comprehensive income is defined as the change in common shareholder's equity during a period from transactions and events from nonowner sources, including net income. Other items of comprehensive income include revenues, expenses, gains and losses that are excluded from net income. Items of other comprehensive income applicable to MCN and their accounting policies are as follows:

     - Foreign Currency Translation Adjustments -- MCN's foreign joint ventures use the local currency as the functional currency. As a result, MCN's investments in foreign entities are translated from foreign currencies into U.S. dollars using end-of-period exchange rates. Equity in earnings of foreign entities is translated at the average exchange rate prevailing during the month the respective earnings occur. Translation adjustments, net of deferred taxes, are excluded from net income and shown as a separate component of other comprehensive income until realized in net income upon sale or upon complete liquidation of the investment in the foreign entity.

     - Holding Gains and Losses on Available-for-Sale Securities -- Unrealized holding gains and losses resulting from temporary changes in the fair value of MCN's available-for-sale securities are excluded from net income and reported as a separate component of other comprehensive income until realized in net income upon sale. If a fair value decline is judged to be other than temporary, the decline is recorded to net income.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment, excluding E&P property, is stated at cost and includes amounts for labor, materials, overhead and an allowance for funds used during construction. Unit of production depreciation and depletion is used for certain Gas Distribution production and transmission property. All other property, plant and equipment of MCN, excluding E&P property, is depreciated over its useful life using the straight-line method. Depreciation rates vary by class of property.

     The ratio of the provision for depreciation and depletion to the average cost of depreciable property is as follows:

                                                     1998       1997       1996
                                                     ----       ----       ----
Pipelines & Processing...........................     3.4%       3.5%       3.8%
Gas Distribution.................................     3.5%       4.1%       4.4%
Other............................................    12.2%      12.3%      10.1%

     LONG-LIVED ASSETS -- In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," MCN reviews its long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. MCN also reviews long-lived assets to be disposed of to determine if the asset's carrying amount is in excess of its fair value less the cost to sell.

     ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION -- Gas Distribution capitalizes an allowance for both debt and equity funds used during construction in the cost of major additions to plant. Diversified Energy also capitalizes interest on debt funds used during construction. The total amount capitalized was $19,938,000, $18,190,000 and $14,631,000 in 1998, 1997 and 1996,
respectively.

     INCOME TAXES AND INVESTMENT TAX CREDITS -- Tax Benefits Amortizable to Customers represents the net revenue equivalent of the difference in property-related accumulated deferred income taxes computed in accordance with SFAS No. 109, "Accounting for Income Taxes," as compared to the amounts previously reflected in setting utility rates. This amount is primarily due to current tax rates being lower than the rates in effect when the original deferred taxes were recorded and because of temporary differences, including accumulated investment tax credits, for which deferred income taxes were not previously recorded in setting utility rates. These net tax benefits are being amortized in accordance with the regulatory treatment over the life of the related plant, as the related temporary differences reverse.

     Investment tax credits relating to Gas Distribution property placed into service were deferred and are being credited to income over the life of the related property. Investment tax credits relating to Diversified Energy operations were recorded to income in the year the related property was placed into service.

     DEFERRED DEBT COSTS -- In accordance with MPSC regulations, MichCon defers reacquisition and unamortized issuance costs of reacquired long-term debt when such debt is refinanced. These costs are amortized over the term of the replacement debt.

     CONSOLIDATED STATEMENT OF CASH FLOWS -- For purposes of this statement, MCN considers all highly liquid investments, excluding restricted investments, purchased with a maturity of three months or less to be cash equivalents. Other cash and noncash investing and financing activities for the years ended December 31 follow:

                                                      1998       1997       1996
                                                      ----       ----       ----
                                                            (IN THOUSANDS)
Cash Paid During the Year for:
  Interest, net of amounts capitalized..........    $117,162    $97,659    $74,775
  Federal income taxes..........................      12,175     30,300     19,934
Noncash Activities:
  Common stock and performance units............    $    288    $19,188    $ 6,210
  Equity issued for acquisitions................       5,409         --         --
  Foreign currency adjustment...................       6,554      6,292         98
  Unrealized losses on securities...............       6,490      1,184         --
  Sale of joint ventures........................          --      8,562         --
  Yield enhancement and contract costs..........          --      2,702      8,243
  Property purchased under capital leases.......          --      1,303      6,765

1b. RESTATEMENT

     Subsequent to the issuance of MCN's December 31, 1998 financial statements, certain matters came to management's attention and resulted in a special investigation of prior years' operations of CoEnergy Trading Company (CTC), MCN's non-utility energy marketing subsidiary. As a result of the investigation, MCN identified that its internal controls had been overridden and that certain transactions had not been properly accounted for. Specifically, the investigation concluded that CTC had entered into gas supply contracts and agreed to pay significantly less than market prices in one period in return for above-market prices to be paid in subsequent periods through March 2000. The effect of these transactions was to improperly delay the accrual of cost of gas expenses, resulting in the overstatement of the 1998 net loss by $478,000 and the overstatement of 1997 net income by $8,585,000.

     Additionally, the investigation identified that CTC had entered into certain unauthorized gas purchase and sale contracts for trading purposes. The unauthorized transactions violate MCN's risk-management policy that requires all such activities to be reviewed and approved by a risk committee that reports regularly to the MCN Board of Directors. The gas purchase and sale contracts entered into in connection with trading activities, some of which remain in effect through March 2000, were not accounted for properly using the required mark-to-market method, under which unrealized gains and losses are recorded as an adjustment to cost of gas. The effect of not properly accounting for these transactions was the understatement of the 1998 net loss by $7,112,000 and the overstatement of 1997 net income by $385,000. However, net income of $2,574,000 and $1,824,000 was realized and recorded in connection with these trading activities in 1998 and 1997, respectively, resulting in a net loss of $4,538,000 in 1998 and net income of $1,439,000 in 1997 from such activities. From the inception of these trading activities in March 1997 through March 1999, $5,721,000 of net income was realized and recorded in connection with these trading activities. However, marking these contracts to market, as required, results in a previously unrecorded net unrealized loss of $8,435,000 through March 1999, indicating a net loss of $2,714,000 from such activities.

     Other items identified during the investigation resulted in the understatement of the 1998 net loss by $879,000 and the overstatement of 1997 net income by $107,000.

     The accompanying consolidated financial statements have been restated from amounts originally reported to properly account for the transactions identified. Additionally, amounts have been reclassified to reflect E&P as a continuing operation. A summary of the significant effects of the restatement and reclassification on MCN's 1998 and 1997 financial statements is as follows:

                                                        1998                                     1997
                                       --------------------------------------   --------------------------------------
                                                                 RECLASSIFIED                             RECLASSIFIED
                                                                     AND                                      AND
                                       PREVIOUSLY                  RESTATED     PREVIOUSLY                  RESTATED
                                        REPORTED     RESTATED     (NOTE 4A)      REPORTED     RESTATED     (NOTE 4A)
                                       ----------    --------    ------------   ----------    --------    ------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS
  Cost of Gas.......................   $1,250,815   $1,262,372    $1,205,774    $1,392,856   $1,406,819    $1,335,033
  Income (Loss)From Continuing
    Operations Before Income
    Taxes...........................   $  (21,620)  $  (33,177)   $ (469,936)   $  174,413   $  160,450    $  180,467
  Income Tax Provision (Benefit)....   $  (15,456)  $  (19,500)   $ (183,468)   $   62,266   $   57,380    $   47,238
  Income (Loss) From Continuing
    Operations......................   $   (6,164)  $  (13,677)   $ (286,468)   $  112,147   $  103,070    $  133,229
  Net Income (Loss).................   $ (278,955)  $ (286,468)   $ (286,468)   $  142,306   $  133,229    $  133,229
  Basic Earnings (Loss) Per Share
    Continuing Operations...........   $     (.08)  $     (.17)   $    (3.63)   $     1.54   $     1.41    $     1.82
    Continuing and Discontinued
      Operations....................   $    (3.54)  $    (3.63)   $    (3.63)   $     1.95   $     1.82    $     1.82
  Diluted Earnings (Loss) Per Share
    Continuing Operations...........   $     (.08)  $     (.17)   $    (3.63)   $     1.51   $     1.39    $     1.79
    Continuing and Discontinued
      Operations....................   $    (3.54)  $    (3.63)   $    (3.63)   $     1.91   $     1.79    $     1.79
CONSOLIDATED STATEMENT OF FINANCIAL
  POSITION
  Accounts Receivable...............   $  397,298   $  400,120    $  400,120    $  404,448   $  405,924    $  405,924
  Gas in Inventory..................   $  149,797   $  147,387    $  147,387    $   56,777   $   56,777    $   56,777
  Accounts Payable..................   $  278,417   $  304,349    $  304,349    $  326,756   $  342,195    $  342,195
  Federal Income, Property and Other
    Taxes Payable...................   $   78,395   $   69,465    $   69,465    $   91,712   $   86,826    $   86,826
  Common Shareholders' Equity.......   $  808,512   $  791,922    $  791,922    $1,153,028   $1,143,951    $1,143,951

2. PROPERTY WRITE-DOWNS AND INVESTMENT LOSS

     A. PIPELINES & PROCESSING

          PROPERTY -- During 1998, MCN recorded an impairment loss relating to its coal fines project totaling $133,782,000 pre-tax ($86,959,000 net of taxes). In June 1998, MCN placed into operation six coal fines plants designed to recover particles of coal that are a waste by-product of coal mining and then process the particles to create coal briquettes for sale. The economic viability of the venture is dependent on the briquettes qualifying for synthetic fuel tax credits and MCN's ability to utilize or sell such credits. Although the plants were in service by June 30, 1998, the date specified to qualify for the tax credits, operating delays at the plants in the third quarter have significantly increased the possibility that the Internal Revenue Service will challenge the project's eligibility for tax credits. In addition, there is uncertainty as to whether MCN can utilize or sell the credits. Without the credits, the project generates negative cash flows. These factors led to MCN's decision to record an impairment loss equal to the carrying value of the plants, reflecting the likely inability to recover such costs. MCN is currently negotiating the sale of its interest in the coal fines project. Management does not expect proceeds from the sale to be in excess of selling expenses and remediation obligations.

          In 1998, MCN also recorded an impairment loss of $3,899,000 pre-tax ($2,534,000 net of taxes) relating to an acquired out-of-service pipeline in Michigan. This pipeline was acquired for future development, along with easements and rights-of-way. In connection with certain lease renewal options, MCN reviewed the business alternatives for these assets and determined that their development is unlikely. Accordingly, MCN has recorded an impairment loss equal to the carrying value of the assets.

     B. EXPLORATION & PRODUCTION

          PROPERTY --During 1998, MCN recognized write-downs of its gas and oil properties held by its E&P business unit, MCNIC Oil & Gas Company (MOG), totaling $416,977,000 pre-tax ($271,035,000 net of taxes). These properties were accounted for under the full cost method. The write-downs were due primarily to lower oil and gas prices and the under-performance of certain exploration properties. Under the full cost method of accounting as prescribed by the Securities and Exchange Commission, MCN's capitalized exploration and development costs exceeded the full cost "ceiling," resulting in the excess being written off to income. The ceiling is the sum of discounted future net cash flows from the production of proved gas and oil reserves, and the lower of cost or estimated fair value of unproved properties, net of related income tax effects. Future net cash flows are required to be estimated based on end-of-quarter prices and costs, unless contractual arrangements exist. A significant portion of the write-down was due to lower-than-expected exploratory drilling results.

          INVESTMENT --In 1998, MCN also recognized a $6,135,000 pre-tax ($3,987,000 net of taxes) loss from the write-down of an investment in the common stock of an E&P company. The loss is due to a decline in the fair value of the securities which is not considered temporary.

     C. GAS DISTRIBUTION

          PROPERTY -- During 1998, MichCon recognized a $24,800,000 pre-tax loss ($11,200,000 net of taxes and minority interest) from the write-down of a gas gathering pipeline system. A new gas reserve analysis was performed in 1998 to determine the impact of the diversion of certain untreated gas away from the gathering system. This analysis revealed that projected cash flows from the gathering system were not sufficient to cover the system's carrying value. Therefore, an impairment loss was recorded representing the amount by which the carrying value of the system exceeded its estimated fair value.

          INVESTMENT -- During 1998, MCN recognized an $8,500,000 pre-tax ($5,525,000 net of taxes) write-down of a joint venture investment in a small gas distribution company located in Missouri. As a result of MCN's refocused strategic direction, MCN expects to sell this investment in 1999. The write-down represents the amount by which the carrying value exceeded the estimated fair value of the investment.

3. RESTRUCTURING CHARGES

     During 1998, MCN initiated a two-part corporate restructuring and recorded a combined restructuring charge totaling $12,860,000 pre-tax ($8,358,000 net of taxes).

     CORPORATE -- The first part, totaling $10,390,000 pre-tax, consists of a corporate realignment designed to improve operating efficiencies through a more streamlined organizational structure. The realignment includes the reduction of 37 positions resulting in severance and termination benefits of $4,714,000 pre-tax. Also included in the charge was $5,676,000 pre-tax relating to net lease expenses and the write-down of fixed assets consisting of leasehold improvements, office equipment and information systems, which are no longer used by MCN. As of December 31, 1998, payments of $660,000 have been charged against the restructuring accruals relating to severance and termination benefits. These benefits will continue to be paid through 2000. The remaining restructuring costs, primarily for net lease expenses, are expected to be paid over the related lease terms, which expire through 2006.

     ELECTRIC POWER -- The second part of the corporate restructuring relates to a revised international investment strategy whereby MCN will primarily limit future capital investments in developing countries to amounts required to fulfill existing commitments. As a result of this revised strategy, MCN exited certain international projects and recorded a charge of $2,470,000 pre-tax, primarily related to capitalized costs that had been incurred on these exited projects.

4. DISCONTINUED OPERATIONS

     A. DISCONTINUED OPERATIONS SUBSEQUENTLY RETAINED

          In the 1998 MCN Annual Report on Form 10-K/A, MCN accounted for its E&P segment as a discontinued operation as a result of its decision to sell all of its gas and oil properties. In August 1999, management announced its intention to retain its natural gas producing properties in Michigan. Accordingly, E&P's operating results for prior periods have been reclassified from discontinued operations to continuing operations. The decision to retain these properties was based on the interaction of two factors. MCN significantly revised its strategic direction. Key aspects of the new corporate strategy include a Midwest-to-Northeast regional focus rather than a North American focus, and an emphasis on achieving operational efficiencies and growth through the integration of existing businesses. Shortly thereafter, the bid for the Michigan properties was lowered significantly. The lower price was unacceptable, especially in light of MCN's new strategic direction.

          WRITE-DOWN OF E&P PROPERTIES: In the second quarter of 1999, MCN recognized a $52,000,000 pre-tax ($33,800,000 net of taxes) write-down of its gas and oil properties under the full cost method of accounting, due primarily to an unfavorable revision in the timing of production of proved gas and oil reserves as well as reduced expectations of sales proceeds on unproved acreage. Under the full cost method of accounting as prescribed by the Securities and Exchange Commission, MCN's capitalized exploration and production costs at June 30, 1999 exceeded the full cost "ceiling," resulting in the excess being written off to income. The ceiling is the sum of discounted future net cash flows from the production of proved gas and oil reserves, and the lower of cost or estimated fair value of unproved properties, net of related income tax effects.

          LOSS ON INVESTMENT OF E&P COMPANY: MCN recognized an additional $7,456,000 pre-tax loss ($4,846,000 net of taxes) from the write-down of an investment in the common stock of an E&P company during the second quarter of 1999. MCN has no carrying value in this investment after this write-down.

          LOSSES ON SALE OF PROPERTIES: In the second quarter of 1999, MCN recognized losses from the sale of its Western and Midcontinent/Gulf Coast E&P properties totaling $68,798,000 pre-tax ($44,719,000 net of taxes).

     B. THE GENIX GROUP, INC.

          In 1996, MCN completed the sale of its computer operations subsidiary, The Genix Group, Inc. (Genix), to Affiliated Computer Services, Inc. for an adjusted sales price of $132,900,000, resulting in an after-tax gain of $36,176,000. Genix's 1996 income from operations totaled $1,595,000 and has been accounted for as a discontinued operation.

5. ACQUISITIONS AND DISPOSITIONS

     A. BHOTE KOSHI POWER COMPANY

          In 1997, MCN acquired an approximate 65% interest in Bhote Koshi Power Company, a partnership that is constructing a 36 MW hydroelectric power plant in Nepal. Construction of the plant began in early 1997 and is scheduled to be completed in early 2000. At December 31, 1998, MCN had paid $7,200,000 of its total equity commitment of $20,100,000. The remaining equity commitment balance will be paid in 1999 and 2000. The investment is accounted for under the equity method.

     B. TORRENT POWER LIMITED

          In 1997, MCN acquired a 40% interest in the common equity of Torrent Power Limited (TPL), a joint venture that holds minority interests in electric distribution companies and power generation facilities located in the state of Gujarat, India. In 1997 and 1998, MCN acquired preference shares in TPL, bringing the total cost of the acquisitions to $121,200,000. The joint venture holds a 36% interest in Ahmedabad Electricity Company Limited (AEC), a 43% interest in Surat Electricity Company Limited (SECL) and a 42% interest in Gujarat Torrent Energy Corporation (GTEC). AEC serves the city of Ahmedabad and has 550 MW of electric generating capacity. SECL provides electricity to the city of Surat. GTEC owns and operates a 655 MW dual fuel generation facility that became fully operational in December 1998. MCN accounts for its interest in TPL under the equity method.

          In February 1999, MCN reached an agreement to sell its interest in TPL for approximately $130,000,000. The sale is subject to certain regulatory approvals and is expected to be completed by the third quarter of 1999.

     C. MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP

          MCN acquired an 18% general partnership interest in Midland Cogeneration Venture Limited Partnership (MCV) during 1997 and acquired an additional 5% general partnership interest in 1998. MCV is a partnership that leases and operates a cogeneration facility in Midland, Michigan. The facility can produce up to 1,370 MW of electricity, as well as 1.35 million pounds per hour of process steam. MCN's total acquisition cost in MCV is $73,000,000 and is accounted for under the equity method. During 1997, MCV changed its method of accounting for property taxes. As a result, MCN's pre-tax income from MCV was favorably impacted by $2,800,000.

     D. LYONDELL METHANOL COMPANY, L.P.

          In 1996, MCN acquired a 25% interest in Lyondell Methanol Company, L.P., a limited partnership that owns a 248 million gallon-per-year methanol production plant in Texas. MCNIC supplies a portion of the natural gas to the methanol plant. The acquisition totaled $54,500,000 and is accounted for under the equity method.

     E. DAUPHIN ISLAND GATHERING PARTNERS

          In early 1996, MCN acquired a 99% interest in Dauphin Island Gathering Partners (DIGP) for $78,620,000. At the time of the acquisition, DIGP, the general partnership, owned a 90-mile gas gathering system in the Mobile Bay area of offshore Alabama. In mid-1996, MCN sold a 40% interest in the partnership to PanEnergy Dauphin Island Company for $36,000,000. The sale resulted in a pre-tax gain of $3,986,000.

          In late 1996, a 41% interest in the partnership was sold to three additional partners resulting in a pre-tax gain of $4,796,000, of which $2,398,000 was deferred until 1997 when a related option agreement expired unexercised. The three additional partners paid for their interests by contributing to DIGP the Main Pass Gathering System, a 57-mile offshore gas gathering system in the Gulf of Mexico. As a result of the sales, MCN's ownership interest in DIGP was reduced to 35%. MCN accounts for its interest in DIGP under the equity method.

6. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

     MCN has equity interests in several joint ventures involved in the following businesses: Pipelines & Processing -- 10 1/2% to 80% owned; Electric Power -- 23% to 67 1/2% owned; Energy Marketing -- 10% to 50% owned; Gas Distribution -- 47 1/2% owned; and Real Estate & Other -- 33% to 50% owned. MCN's share of undistributed earnings in these joint ventures totaled $54,753,000 at December 31, 1998.

     The following is the combined summarized financial information of the joint ventures. No provision for income taxes has been included, since income taxes are paid directly by the joint venture participants.

                                                                 1998          1997          1996
                                                              ----------    ----------    ----------
                                                                          (IN THOUSANDS)
Operating Revenues..........................................  $2,628,822    $1,598,208    $  199,260
Operating Income............................................     385,821       348,544        56,076
Income Before Taxes.........................................     205,961       197,453        30,194
                                                              ----------    ----------    ----------
MCN's Share of Operating Revenues
  Pipelines & Processing....................................  $  276,613    $  144,823    $   36,927
  Electric Power............................................     315,516       168,051        40,731
  Energy Marketing..........................................     317,342       249,954        23,864
  Real Estate & Other.......................................      12,436         7,740         8,684
                                                              ----------    ----------    ----------
                                                              $  921,907    $  570,568    $  110,206
                                                              ==========    ==========    ==========
MCN's Share of Operating Income (Loss)
  Pipelines & Processing....................................  $   15,714    $   27,485    $   11,584
  Electric Power............................................      73,590        48,671         8,280
  Energy Marketing..........................................       6,214         9,933         9,253
  Real Estate & Other.......................................        (136)          645         1,387
                                                              ----------    ----------    ----------
                                                              $   95,382    $   86,734    $   30,504
                                                              ==========    ==========    ==========
MCN's Share of Income (Loss) Before Taxes
  Pipelines & Processing....................................  $   29,987    $   28,551    $   10,590
  Electric Power............................................      28,546        12,655          (218)
  Energy Marketing..........................................       4,681         7,379         6,197
  Real Estate & Other.......................................        (989)          474         1,298
                                                              ----------    ----------    ----------
                                                              $   62,225    $   49,059    $   17,867
                                                              ==========    ==========    ==========

                                                                 1998          1997
                                                                 ----          ----
                                                                   (IN THOUSANDS)
Assets
  Current assets............................................  $  612,023    $  717,346
  Noncurrent assets.........................................   3,959,716     3,677,595
                                                              ----------    ----------
                                                              $4,571,739    $4,394,941
                                                              ==========    ==========
Liabilities and Joint Ventures' Equity
  Current liabilities.......................................  $  439,357    $  590,234
  Noncurrent liabilities....................................   2,300,825     2,345,916
  Joint ventures' equity....................................   1,831,557     1,458,791
                                                              ----------    ----------
                                                              $4,571,739    $4,394,941
                                                              ==========    ==========
MCN's Share of Total Assets
  Pipelines & Processing....................................  $  568,944    $  296,670
  Electric Power............................................     722,038       691,202
  Energy Marketing..........................................      86,135        84,939
  Gas Distribution..........................................      23,149        22,626
  Real Estate & Other.......................................      35,921        38,826
                                                              ----------    ----------
                                                              $1,436,187    $1,134,263
                                                              ==========    ==========
MCN's Share of Joint Ventures' Equity
  Pipelines & Processing....................................  $  434,310    $  259,116
  Electric Power............................................     191,627       164,361
  Energy Marketing..........................................      27,748        21,715
  Gas Distribution..........................................       7,832         8,363
  Real Estate & Other.......................................      17,810        16,558
                                                              ----------    ----------
                                                                 679,327       470,113
Goodwill and Other(1).......................................     123,904        86,863
                                                              ----------    ----------
MCN's Investment In and Advances to Joint Ventures..........  $  803,231    $  556,976
                                                              ==========    ==========

-------------------------

(1) Primarily represents differences between MCN's carrying value and its share of the joint ventures' underlying equity interest that is amortized over the estimated useful lives of the related assets, which on a weighted average basis equaled 28 years.

7. REGULATORY MATTERS

     A. REGULATORY ASSETS AND LIABILITIES

          MCN's Gas Distribution operations are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, several regulatory assets and liabilities are recorded in MCN's financial statements. Regulatory assets represent costs that will be recovered from customers through the ratemaking process. Regulatory liabilities represent benefits that will be refunded to customers through reduced rates.

          The following regulatory assets and liabilities were reflected in the Consolidated Statement of Financial Position as of December 31:

                                                                    1998        1997
                                                                    ----        ----
                                                                     (IN THOUSANDS)
    Regulatory Assets
      Accrued gas cost recovery revenues........................  $     --    $ 12,862
      Deferred environmental costs (Note 13b)...................    30,773      30,234
      Unamortized loss on retirement of debt....................    15,548      10,181
      Other.....................................................       804       1,637
                                                                  --------    --------
                                                                  $ 47,125    $ 54,914
                                                                  ========    ========
    Regulatory Liabilities
      Deferred gas cost recovery revenues.......................  $ 14,980    $     --
      Tax benefits amortizable to customers.....................   130,120     123,365
                                                                  --------    --------
                                                                  $145,100    $123,365
                                                                  ========    ========

          Gas Distribution currently has regulatory precedents and orders in effect that provide for the probable recovery or refund of its regulatory assets and liabilities. Future regulatory changes or changes in the competitive environment could result in Gas Distribution discontinuing the application of SFAS No. 71 for all or part of its business and require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery or refund. If MCN were to have discontinued the application of SFAS No. 71 for all of its operations as of December 31, 1998, it would have had an extraordinary noncash increase to net income of approximately $63,700,000. Management believes currently available facts support the continued application of SFAS No. 71.

     B. REGULATORY REFORM PLAN

          In April 1998, the MPSC approved MichCon's Regulatory Reform Plan. The plan includes a comprehensive experimental three-year customer choice program, which is subject to annual caps on the level of participation. The customer choice program begins April 1, 1999, when up to 75,000 customers will have the option of purchasing natural gas from suppliers other than MichCon. Up to 75,000 additional customers can be added April 1 of each of the next two years, eventually allowing up to 225,000 customers the option to choose a gas supplier other than MichCon. MCN's gas marketing affiliates also participate as alternative suppliers under the program. In each of the three plan years, there is also a volume limitation on commercial and industrial participants. The volume limitation for these participants is 10 Bcf in 1999, 20 Bcf in 2000 and 30 Bcf in 2001. MichCon will continue to transport and deliver the gas to the customers' premises at prices that maintain its existing sales margins.

          The plan also suspends the GCR mechanism for customers who continue to purchase gas from MichCon and fixes the gas commodity component of MichCon's sales rates at $2.95 per Mcf for the three-year period beginning on January 1, 1999. Prior to January 1999, MichCon did not generate earnings on the gas commodity portion of its operations. However, under this plan, changes in cost of gas will directly impact earnings. As part of its gas acquisition strategy, MichCon has entered into firm-price contracts for a substantial portion of its expected gas supply requirements for the next three years. These contracts, coupled with the use of MichCon's storage facilities, will substantially mitigate risks from winter price and volume fluctuations.

          Also beginning in 1999, the plan established an income sharing mechanism that will allow customers to share in profits if actual utility return on equity exceeds predetermined thresholds. In October 1998, the MPSC denied a rehearing and affirmed its approval of the plan. Various parties have appealed the MPSC's decision to the Michigan Court of Appeals. While management believes that based upon applicable Michigan law the order will be upheld on appeal, there can be no assurance as to the outcome.

8. GAS IN INVENTORY

     Inventory gas is priced on a last-in, first-out (LIFO) basis. At December 31, 1998, the replacement cost exceeded the $147,387,000 LIFO cost by $152,961,000. At December 31, 1997, the replacement cost exceeded the $56,777,000 LIFO cost by $176,373,000.

9. CREDIT FACILITIES, SHORT-TERM BORROWINGS AND LONG-TERM DEBT

     Detailed information on long-term debt, excluding current requirements, is as follows:

                                                                   1998          1997
                                                                   ----          ----
                                                                     (IN THOUSANDS)
First Mortgage Bonds, interest payable semi-annually
  6.51% series due 1999.....................................    $       --    $   30,000
  5 3/4 series due 2001.....................................        40,000        60,000
  8% series due 2002........................................        17,314        70,000
  6.72% series due 2003.....................................         4,150         4,150
  6.80% series due 2003.....................................        15,850        15,850
  9 1/8% series due 2004....................................        18,000        55,000
  7.15% series due 2006.....................................        40,000        40,000
  7.21% series due 2007.....................................        30,000        30,000
  7.06% series due 2012.....................................        40,000        40,000
  8 1/4% series due 2014....................................        80,000        80,000
  7.6% series due 2017......................................        14,980        14,990
  7 1/2% series due 2020....................................        29,641        29,641
  9 1/2% series due 2021....................................        40,000        40,000
  6 3/4% series due 2023....................................        16,617        17,177
  7% series due 2025........................................        40,000        40,000
  Unamortized discount......................................        (1,130)       (1,235)
Remarketable Securities, interest payable semi-annually
  6.375% series due 2008....................................       100,000            --
  6.3% series due 2011......................................       100,000            --
  6.35% series due 2012.....................................       100,000            --
  6.45% series due 2038.....................................        75,000            --
  6.2% series due 2038......................................        75,000            --
  Unamortized premium.......................................        10,551            --
Medium-Term Notes, interest payable semi-annually
  5.84% series due 1999.....................................            --        80,000
  6.82% series due 1999.....................................            --       130,000
  6.03% series due 2001.....................................        60,000        60,000
  6.89% series due 2002.....................................        90,000        90,000
  6.32% series due 2003.....................................        60,000        60,000
  7.12% series due 2004.....................................        60,000        60,000
Term Loan Due 2000, interest payable quarterly..............            --       100,000
Commercial Paper and Bank Borrowings........................       107,656            --
Project Loan Due 2006, interest payable quarterly...........        12,320        14,080
Long-Term Capital Lease Obligations.........................         5,345         7,702
Other Long-Term Debt........................................        25,874        45,209
                                                                ----------    ----------
                                                                $1,307,168    $1,212,564
                                                                ==========    ==========

     Substantially all of the net utility properties of MichCon, totaling approximately $1,240,000,000, are pledged as security for the payment of outstanding first mortgage bonds.

     Maturities and sinking fund requirements during the next five years for long-term debt outstanding at December 31, 1998 are $267,400,000 in 1999, $27,000,000 in 2000, $86,600,000 in 2001, $113,700,000 in 2002 and $86,000,000
in 2003.

     DIVERSIFIED ENERGY -- At December 31, 1998, MCNIC had credit lines permitting borrowings of up to $200,000,000 under a 364-day revolving credit facility and up to $200,000,000 under a three-year revolving credit facility, both of which were renewed in July 1998. These facilities support MCNIC's $400,000,000 commercial paper program. MCNIC usually issues commercial paper in lieu of an equivalent amount of borrowings under these lines of credit. Commercial paper and bank borrowings outstanding at December 31, 1998 and 1997 totaling $118,000,000 and $147,358,000, respectively, were classified as short-term. The remaining 1998 commercial paper and bank borrowings of $107,656,000 were classified as long-term. Commercial paper and bank borrowings outstanding as of December 31, 1998 and 1997 were at weighted average interest rates of 6.4% and 6.2%, respectively. Fees are paid to compensate banks for lines of credit.

     In 1998, MCN issued $260,000,000 of debt under a one-year term loan facility, due December 1999. Principal payments are required based on certain proceeds received from the sale of E&P assets. Under the terms of the agreement, certain alternative variable interest rates are available at the borrower's option. The weighted average interest rate at December 31, 1998 was 6.2%.

     In 1998, MCNIC issued a total of $300,000,000 of remarketable debt securities with various interest rates and maturity dates. These securities are senior unsecured obligations of MCNIC and are subject to an MCN support agreement. The securities are structured such that at a specified future remarketing date the remarketing agents may elect to remarket the securities whereby the annual interest rate will be reset. MCNIC received option premiums in return for the remarketing option. If the remarketing agents elect not to remarket the securities, MCNIC will be required to repurchase the securities at their principal amounts. The option premiums received, net of financing costs incurred, totaled $5,709,000 and are being amortized to income over the life of the debt. The remarketing dates are in April 2001, 2002 and 2003.

     During 1998, MOG retired early a five-year $100,000,000 term loan.

     GAS DISTRIBUTION -- At December 31, 1998, MichCon had credit lines permitting borrowings of up to $150,000,000 under a 364-day revolving credit facility and up to $150,000,000 under a three-year revolving credit facility, both of which were renewed in July 1998. MichCon issues commercial paper in lieu of an equivalent amount of borrowings under these lines of credit. Commercial paper outstanding at December 31, 1998 and 1997 totaled $218,447,000 and $236,740,000 and was at weighted average interest rates of 5.6% and 5.8%, respectively. This debt is classified as short-term. Fees are paid to compensate banks for lines of credit.

     In 1998, MichCon issued a total of $150,000,000 of remarketable debt securities with various interest rates. These securities are "fall-away mortgage" debt and, as such, are secured debt as long as MichCon's current first mortgage bonds are outstanding and become senior unsecured debt thereafter. The securities are structured such that the interest rates of the issues can be reset at various remarketing dates over the life of the debt. The initial remarketing dates are in June 2003 and 2008. MichCon received option premiums in return for granting options to underwriters to reset the interest rate for a period of ten years at the initial remarketing dates. The option premiums received, net of financing costs incurred, totaled $3,052,000 and are being amortized to income over the initial interest and corresponding option periods. If the underwriters elect not to exercise their reset options, the securities become subject to the remarketing feature. If MichCon and the remarketing agent cannot agree on an interest rate or the remarketing agent is unable to remarket the securities, MichCon will be required to repurchase the securities at their principal amounts.

     In 1998, MichCon redeemed through a tender offer $37,000,000 of the outstanding $55,000,000 balance of 9 1/8% first mortgage bonds due 2004, and $52,686,000 of the outstanding $70,000,000 balance of 8% first mortgage bonds due 2002.

     During 1997, nonutility subsidiaries of MichCon borrowed $40,000,000 under a nonrecourse credit agreement. Under terms of the agreement, certain alternative variable interest rates are available at the borrowers' option during the life of the agreement. Quarterly principal payments commenced in 1997, with a final installment due November 2005. The loan is secured by a pledge of stock of the borrowers and a security interest in certain of their assets. MichCon may be required to support the credit agreement through limited capital contributions to the subsidiaries if certain cash flow and operating targets are not met. At December 31, 1998 and 1997, $29,200,000 and $36,400,000
were outstanding at weighted average interest rates of 5.8% and 6.4%, respectively.

     MichCon has variable interest rate swap agreements with notional principal amounts aggregating $92,000,000 in connection with its first mortgage bonds. Swap agreements of $40,000,000 through May 2002 have reduced the average cost of the related debt from 7.3% to 6.3% for the year ended December 31, 1998. Swap agreements of $40,000,000 through May 2005 have reduced the average cost of the related debt from 7.1% to 5.9% for the year ended December 31, 1998. Swap agreements of $12,000,000 through April 2000 have reduced the average cost of the related debt from 8.3% to 4.4% for the year ended December 31, 1998. A nonutility subsidiary of MichCon has an interest rate swap agreement on the $14,080,000 outstanding balance of its project loan agreement at December 31, 1998 that effectively fixes the interest rate at 7.5% through February 2003.

10. PREFERRED AND HYBRID SECURITIES

     A. MCN-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
        SUBSIDIARIES

          MCN has established various trusts and a partnership formed for the sole purpose of issuing preferred securities and lending the gross proceeds thereof to MCN. The sole assets of the trusts and partnership are debentures of MCN with terms similar to those of the related preferred securities.

          Summarized information for MCN-obligated mandatorily redeemable preferred securities of subsidiaries holding solely debentures of MCN is as follows:

                                                                     LIQUIDATION   MATURITY OF    EARLIEST
                                                                        VALUE      UNDERLYING    REDEMPTION
                                                 1998       1997      PER SHARE     SECURITY        DATE
                                                 ----       ----     -----------   -----------   ----------
                                                   (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
        MCN Financing I
          8 5/8% Trust Originated Preferred
          Securities........................   $ 77,068   $ 77,045     $   25          2036         2001
          (3,200,000 preferred securities)
          Dividends payable quarterly
        MCN Financing II
          8 5/8% Trust Preferred
             Securities.....................     96,669         --         25          2038         2003
          (4,000,000 preferred securities)
          Dividends payable quarterly
        MCN Financing V
          6.305% Private Institutional Trust
          Securities........................         --     99,606      1,000            --           --
          (100,000 preferred securities)
          Dividends payable semi-annually
        MCN Financing VI
          6.85% Single Point Remarketed
          Reset Capital Securities..........     99,397     99,507      1,000          2037         1999
          (100,000 preferred securities)
          Dividends payable semi-annually
        MCN Michigan Ltd. Partnership
          9 3/8% Redeemable Cumulative
          Preferred Securities, Series A....     96,819     96,696         25          2024         1999
          (4,000,000 preferred securities)
          Dividends payable monthly
        MCN Financing III
          8% FELINE PRIDES..................    132,250    132,250         50          2002         2002
          (2,645,000 FELINE PRIDES)
          Dividends payable quarterly
                                               --------   --------
                                               $502,203   $505,104
                                               ========   ========

          The preferred securities carry similar provisions as described below.

          The preferred securities allow MCN the right to extend interest payment periods on the debentures and, as a consequence, dividend payments on the preferred securities can be deferred by the trusts and partnership during any such interest payment period. In the event that MCN exercises this right, MCN may not declare dividends on its common stock.

          In the event of default, holders of the preferred securities will be entitled to exercise and enforce the trusts' and partnership's creditor rights against MCN, which may include acceleration of the principal amount due on the debentures. MCN has issued guaranties with respect to payments on the preferred securities. These guaranties, when taken together with MCN's obligations under the debentures, the related indenture, and the trust and partnership documents, provide full and unconditional guaranties of the trusts' and partnership's obligations under the preferred securities to the extent of the funds available therefor.

          Financing costs for these issuances were deferred and are reflected as a reduction in the carrying value of the preferred securities. These costs are being amortized using the straight-line method over the estimated lives of the related securities.

          In addition to the similar provisions previously discussed, specific terms of the securities follow:

        - 6.305% Private Institutional Trust Securities (PRINTS) -- MCN redeemed the 6.305% PRINTS during 1998.

        - 6.85% Single Point Remarketed Reset Capital Securities -- These preferred securities are structured such that at a specified future date, the rate reset date, the securities may be remarketed with a new liquidation preference value of $25 per security and the number of securities outstanding would adjust to 4,000,000. The annual dividend payment rate will be reset to reflect the lowest rate, less than or equal to a maximum rate, at which the securities can be remarketed at a price equal to their liquidation preference value. On the rate reset date, the terms of an equivalent amount of the MCN senior debentures will change to reflect the new terms of the remarketed preferred securities. The debentures will thereafter be subordinated and junior in right of payment to all senior obligations of MCN. The rate reset date for the securities is anticipated to be October 1999.

        - 8% FELINE PRIDES -- Each security initially consists of a stock purchase contract and a preferred security of MCN Financing III. Under each stock purchase contract, MCN is obligated to sell, and the FELINE PRIDES holder is obligated to purchase between 1.4132 and 1.7241 shares of MCN common stock in May 2000 for $50. The exact number of MCN common shares to be sold is dependent on the market value of a share in May 2000, but will not be less than 3,737,988 or more than 4,560,345 shares. MCN also is obligated to pay the FELINE PRIDES holders a quarterly contract adjustment payment at an annual rate of .75% of the stated amount. MCN has recorded the present value of the contract adjustment as a liability and a reduction to Common Shareholders' Equity on MCN's Consolidated Statement of Financial Position. The liability is reduced as the contract adjustment payments are made.

          Holders of the preferred securities are entitled to receive cumulative dividends at an annual rate of 7.25% of the liquidation preference value. The preferred securities are pledged as collateral to secure the FELINE PRIDES holders' obligation to purchase MCN common stock under the stock purchase contracts. Each holder has the right after issuance of the FELINE PRIDES to substitute for the preferred securities, zero coupon U.S. Treasury securities maturing in May 2000. Each FELINE PRIDES holder has the option to use the preferred securities, treasury securities or cash to satisfy the May 2000 purchase contract commitment.

     B. PREFERRED SECURITIES

          MCN is authorized to issue 25,000,000 shares of no par value preferred stock, and MichCon is authorized to issue 7,000,000 shares of preferred stock with a par value of $1 per share and 4,000,000 shares of preference stock with a par value of $1 per share. At December 31, 1998, no issuances of preferred or preference stock were made under these authorizations.

     C. ENHANCED PRIDES

          MCN has issued 5,865,000 of Preferred Redeemable Increased Dividend Equity Securities (Enhanced PRIDES) that yield 8 3/4% with a stated amount of $23.00 per security. Each security represents a contract to purchase MCN common stock in April 1999, or earlier under certain limited circumstances. As subsequently discussed, proceeds from the issuance totaling approximately $135,000,000 were used to acquire 6.5% U.S. Treasury notes underlying the security. The interest from the Treasury notes passes through to the Enhanced PRIDES holder. Accordingly, MCN received no cash from issuing the Enhanced PRIDES.

          Under each security, MCN is obligated to sell, and the Enhanced PRIDES holder is obligated to purchase for $23.00, between .8333 of a share and one share of MCN common stock. The exact number of MCN common shares to be sold is dependent on the market value of a share in April 1999. However, the total number to be sold will not be less than 4,887,500 shares or more than 5,865,000 shares.

          MCN also is obligated to pay the Enhanced PRIDES holders, semi-annually, a yield enhancement payment at an annual rate of 2 1/4% of the stated amount. MCN has recorded the present value of the yield enhancement payments as a liability and a reduction to Common Shareholders' Equity on MCN's Consolidated Statement of Financial Position. The liability is reduced when the yield enhancement payments are paid. MCN has the right to defer the yield enhancement payments, in which case MCN cannot declare dividends on its common stock until the yield enhancement payments have been made. In addition, MCN has incurred costs in conjunction with the issuance of the Enhanced PRIDES and similarly has recorded the costs as a reduction to Common Shareholders' Equity.

          The Treasury notes underlying the securities are pledged as collateral to secure the Enhanced PRIDES holders' obligation to purchase MCN common stock under the stock purchase contract. At maturity in April 1999, the principal received from the Treasury notes will be used to satisfy the Enhanced PRIDES holders' obligation in full. Neither the Enhanced PRIDES nor the Treasury notes are included on MCN's Consolidated Statement of Financial Position. However, the issuance of common stock will be reflected when cash proceeds totaling approximately $135,000,000 are received by MCN in April 1999.

11. COMMON STOCK AND EARNINGS PER SHARE

     A. COMMON STOCK

          In 1998, MCN issued approximately 310,000 shares in conjunction with the acquisition of heating, ventilating and air conditioning companies. In 1997, MCN sold 9,775,000 shares of new common stock in a public offering, generating net proceeds of $276,600,000.

          MCN has traditionally issued new shares of common stock pursuant to its Direct Stock Purchase and Dividend Reinvestment Plan and various employee benefit plans. The number of shares issued was approximately 1,190,000 in 1998, 1,165,000 in 1997, and 926,000 in 1996, generating net proceeds of $20,200,000, $17,800,000 and $17,300,000, respectively.
     Beginning in 1999, shares issued under these plans will be acquired by MCN through open market purchases.

     B. STOCK INCENTIVE PLAN

          MCN's Stock Incentive Plan authorizes the use of performance units, stock options, restricted stock or other stock-related awards to key employees, primarily management. MCN's current policy is to issue performance units, which encourages a strategic focus on long-term performance and has a high employee retention value. The performance units are denominated in shares of MCN common stock and issued to employees based on total shareholder return over a six-year period, as compared to a group of peer companies. The initial number of performance units granted is based on total shareholder return relative to the peer group during the previous three-year period. Participants receive dividend equivalents on the units granted. The initial grants will be adjusted upward or downward based on total shareholder return relative to the peer group for the subsequent three-year period. The final awards are then payable in shares of common stock or can be deferred. Participants must retain 50% of any common shares paid until certain stock ownership guidelines are met. The deferred units must be retained by the participants until their employment with MCN ceases.

          During 1998, 1997 and 1996, MCN granted 293,116, 245,340 and 301,616 performance units with a weighted average grant date fair value of $37.00, $31.00 and $24.625 per unit, respectively. MCN accounts for stock-based compensation awards under the fair value-based method as prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," which was adopted in 1996. Accordingly, the costs of performance units awarded, measured at their fair value on the grant date, are being recorded as compensation expense and Additional Paid-in Capital over their vesting period. MCN adjusts compensation expense for changes in the number of performance units that are expected to vest. A stock-based compensation benefit of $3,625,000 was recognized during 1998 for all awards outstanding as a result of a reduction in the number of performance units expected to vest. Stock-based compensation costs recognized during 1997 and 1996 for all awards outstanding totaled $15,070,000 and $14,055,000, respectively. At December 31, 1998, there were 5,143,730 shares available to be issued under the Stock Incentive Plan.

          In February 1999, MCN revised its policy whereby a portion of any stock-related awards under the Stock Incentive Plan will be in the form of stock options. The remaining portion of any awards will continue to be in the form of performance units.

     C. SHAREHOLDERS' RIGHTS PLAN

          One preferred share purchase right is attached to each outstanding share of MCN common stock. The rights are exercisable only upon certain triggering events and expire in July 2007. The rights, which cannot be traded separately from MCN's common stock, are intended to maximize shareholders' value in the event that MCN is acquired.

     D. EARNINGS PER SHARE

          MCN reports both basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share assumes the issuance of potential dilutive common shares outstanding during the period and adjusts for changes in income and the repurchase of common shares that would have occurred with proceeds from the assumed issuance. A reconciliation of both calculations for continuing operations is shown below.

                                                                                WTD. AVG.       EARNINGS
                                                                                 COMMON        (LOSS) PER
                                                             INCOME (LOSS)       SHARES          SHARE
                                                             -------------      ---------      ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998
Basic Loss Per Share.....................................      $(286,468)        78,823          $(3.63)
                                                                                                 ------
Effect of Dilutive Securities............................             --             --
                                                               ---------         ------
Diluted Loss Per Share...................................      $(286,468)        78,823          $(3.63)
                                                               =========         ======          ======
1997
Basic Earnings Per Share.................................      $ 133,229         72,887          $ 1.82
                                                                                                 ------
Effect of Dilutive Securities
  FELINE PRIDES..........................................          1,688          1,021
  Enhanced PRIDES........................................            222            623
  Stock-based compensation plans.........................             --            904
                                                               ---------         ------
Diluted Earnings Per Share...............................      $ 135,139         75,435          $ 1.79
                                                               =========         ======          ======
1996
Basic Earnings Per Share.................................      $ 112,569         66,944          $ 1.68
                                                                                                 ------
Effect of Dilutive Securities
  Enhanced PRIDES........................................             73             41
  Stock-based compensation plans.........................             --            536
                                                               ---------         ------
Diluted Earnings Per Share...............................      $ 112,642         67,521          $ 1.67
                                                               =========         ======          ======

12. LEASES

     MCN leases certain property (principally a warehouse, office building and parking structure) under lease arrangements expiring at various dates to 2006, with renewal options extending beyond that date. Portions of the office buildings and parking structure are subleased to various tenants.

     In January 1998, MCN purchased one of its office buildings previously leased, thereby eliminating the related long-term capital lease obligation. As a result, the long-term capital lease obligation of $6,818,000 was reclassified as a current capital lease obligation at December 31, 1997. Other long-term capital lease obligations of MCN are not significant.

     Minimum rental commitments related to noncancelable operating leases outstanding at December 31, 1998 are $5,952,000 in 1999, $5,072,000 in 2000,
$4,887,000 in 2001, $4,632,000 in 2002, $3,111,000 in 2003 and $5,735,000
thereafter.

     Total minimum lease payments for operating leases have not been reduced by future minimum sublease rentals of $1,430,000 under noncancelable subleases.

     Operating lease payments for the years ended December 31, 1998, 1997 and 1996 were $6,774,000, $5,007,000 and $5,243,000, respectively.

13. COMMITMENTS AND CONTINGENCIES

     A. GUARANTIES

          MCN issued a guaranty in conjunction with a Genix building lease expiring no later than 2010. The lease agreement does not allow MCN to transfer its obligation under the guaranty to ACS, who acquired Genix in June 1996 (Note 4b). However, ACS is obligated to reimburse MCN for any payments made as a result of this guaranty. Obligations under the guaranty approximated $11,908,000 at December 31, 1998.

          MCN has a 47.5% interest in a partnership that owns and operates a natural gas transmission and distribution system located in southern Missouri. MCN has issued a guaranty for the full amount of construction financing obtained by the partnership and one of the parties to the partnership is obligated to reimburse MCN for 50% of any payments made as a result of this guaranty. Borrowings outstanding under the construction loan totaled $29,000,000 at December 31, 1998.

          A subsidiary of MichCon and an unaffiliated corporation have formed a series of partnerships engaged in the construction and development of a residential community on the Detroit riverfront (Harbortown). One of the partnerships obtained $12,000,000 of tax-exempt financing due June 2004 through the Michigan State Housing Development Authority. Both partners and their parent corporations have issued guaranties for the full amount of this financing, and each parent corporation has agreed to reimburse the other for 50% of any payments made as a result of these guaranties.

     B. ENVIRONMENTAL MATTERS

          Prior to the construction of major natural gas pipelines, gas for heating and other uses was manufactured from processes involving coal, coke or oil. MCN owns, or previously owned, 17 such former manufactured gas plant (MGP) sites.

          During the mid-1980s, preliminary environmental investigations were conducted at these former MGP sites, and some contamination related to the by-products of gas manufacturing was discovered at each site. The existence of these sites and the results of the environmental investigations have been reported to the Michigan Department of Environmental Quality (MDEQ). None of these former MGP sites is on the National Priorities List prepared by the U.S. Environmental Protection Agency (EPA).

          MCN is involved in an administrative proceeding before the EPA regarding one of the former MGP sites. MCN has executed an order with the EPA, pursuant to which MCN is legally obligated to investigate and remediate the MGP site. MCN is remediating five of the former MGP sites and conducting more extensive investigations at four other former MGP sites. In 1998, MichCon completed the remediation of one of the former MGP sites, which was confirmed by the MDEQ. Additionally, the MDEQ has determined with respect to one other former MGP site that MichCon is not a responsible party for the purpose of assessing remediation expenditures.

          In 1984, MCN established an $11,700,000 reserve for environmental investigation and remediation. During 1993, MichCon received MPSC approval of a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites in excess of this reserve.

          MCN employed outside consultants to evaluate remediation alternatives for these sites, to assist in estimating its potential liabilities and to review its archived insurance policies. The findings of these investigations indicate that the estimated total expenditures for investigation and remediation activities for these sites could range from $30,000,000 to $170,000,000 based on undiscounted 1995 costs. As a result of these studies, MCN accrued an additional liability and a corresponding regulatory asset of $35,000,000 during 1995.

          MCN notified more than 50 current and former insurance carriers of the environmental conditions at these former MGP sites. MCN concluded settlement negotiations with certain carriers in 1996 and 1997 and has received payments from several carriers. In October 1997, MCN filed suit against major nonsettling carriers seeking recovery of incurred costs and a declaratory judgment of the carriers' liability for future costs of environmental investigation and remediation costs at former MGP sites. Discovery is ongoing in the case, and a preliminary trial date has been scheduled for August 1999.

          During 1998, 1997 and 1996, MCN spent $1,649,000, $835,000 and
     $900,000, respectively, investigating and remediating these former MGP sites. At December 31, 1998, the reserve balance was $35,092,000, of which $92,000 was classified as current. Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and, therefore, have an effect on MCN's financial position and cash flows. However, management believes that insurance coverage and the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on MCN's results of operations.

          In 1998, MichCon received written notification from ANR Pipeline Company (ANR), alleging that MichCon has responsibility for a portion of the costs associated with responding to environmental conditions present at a natural gas storage field in Michigan currently owned and operated by an affiliate of ANR. At least some portion of the natural gas storage field was formerly owned by MichCon. MichCon is evaluating ANR's allegations to determine whether and to what extent, if any, that it may have legal responsibility for these costs. Management does not believe that this matter will have a material impact on MCN's financial statements.

     C. COMMITMENTS

          In 1997, MCN's 50%-owned partnership, Washington 10 Storage Partnership (W-10), entered into a leveraged lease transaction to finance the conversion of a depleted natural gas reservoir into a 42 Bcf storage facility. The storage facility is expected to begin operations in mid-1999 and cost $160,000,000 to develop. MCN has entered into a contract with W-10 to market 100% of the capacity of the storage field through 2029. Under the terms of the marketing contract, MCN is obligated to generate sufficient revenues to cover W-10's lease payments and certain operating costs, which average approximately $16,000,000 annually. As of December 31, 1998, MCN had long-term contracts in place ranging from 1999-2016 for approximately 40% of the field's capacity effectively reducing its commitments under the marketing contract. A significant portion of the remaining capacity is expected to be contracted by

     MCN's Energy Marketing operations, thereby effectively enhancing its ability to offer a reliable gas supply during peak winter months.

          To ensure a reliable supply of natural gas at competitive prices, MCN has entered into long-term purchase and transportation contracts with various suppliers and producers. In general, purchase prices are under fixed price and volume contracts or formulas based on market prices. MCN has firm purchase commitments through 2001 for approximately 641 Bcf of gas, approximately 487 Bcf of which are Gas Distribution purchase commitments. MCN expects that sales will exceed its minimum purchase commitments. MCN has long-term transportation and storage contracts with various companies expiring on various dates through the year 2016. MCN is also committed to pay demand charges of approximately $105,286,000 during 1999 related to firm purchase and transportation agreements. Of this total, approximately $54,248,000 relates to Gas Distribution.

          Capital investments for 1999 are expected to approximate $750,000,000. Certain commitments have been made in connection with such capital investments.

     D. OTHER

          MCN is involved in certain legal and administrative proceedings before various courts and governmental agencies concerning claims arising in the ordinary course of business. Management cannot predict the final disposition of such proceedings, but believes that adequate provision has been made for probable losses. It is management's belief, after discussion with legal counsel, that the ultimate resolution of those proceedings still pending will not have a material adverse effect on MCN's financial statements.

14. RISK MANAGEMENT ACTIVITIES AND DERIVATIVE FINANCIAL INSTRUMENTS

     MCN manages commodity price and interest rate risk through the use of various derivative instruments and predominantly limits the use of such instruments to hedging activities. If MCN did not use derivative instruments, its exposure to such risks would be higher. Although this strategy reduces risk, it also limits potential gains from favorable changes in commodity prices and interest rates. Derivative instruments also give rise to credit risks due to nonperformance by counterparties. MCN's control procedures are designed to minimize overall exposure to credit risk. MCN closely monitors the financial condition and credit ratings of counterparties, diversifies its risk by having a significant number of counterparties, and limits its counterparties to investment grade institutions. MCN generally requires cash collateral when exposure to each counterparty exceeds certain limits, and its agreements with each counterparty generally allow for the netting of positive and negative positions.

     Commodity price and interest rate risks are actively monitored by a risk control group to ensure compliance with MCN's risk management policies at both the corporate and subsidiary levels. These policies, including related risk limits, are regularly assessed to ensure their appropriateness given MCN's objectives, strategies and current market conditions. MCN closely monitors and manages its exposure to commodity price risk through a variety of risk management techniques. MCN's objective is to manage its exposure to commodity price risk to increase the likelihood of achieving targeted rates of return.

     Derivative instruments are reviewed periodically to ensure they continue to effectively reduce exposure to commodity price and interest rate risks, and, therefore, high correlation is maintained between changes in the fair value of derivative instruments and the underlying items or transactions being hedged. In the event that a derivative is no longer deemed effective or does not qualify for hedge accounting, the instruments are recorded as an asset or liability at fair value, with changes in fair value recorded to income.

     A. COMMODITY PRICE HEDGING

          Natural gas and oil futures, options and natural gas and oil swap agreements are used to manage Diversified Energy's exposure to the risk of market price fluctuations on gas sale and purchase contracts, gas and oil production and gas inventories. Changes in the market value of contracts that hedge gas supply transactions are deferred and included in inventory costs until the hedged transaction is completed, at which time the realized gain or loss is included in the cost of gas. Market value changes of contracts that hedge gas and oil sales transactions are also deferred and recorded as a deferred credit or deferred charge until the hedged transaction is completed, at which time the realized gain or loss is included as an adjustment to revenues. Unrealized gains and losses on derivative contracts that are terminated or sold continue to be deferred until such time as the initial hedged transactions are completed. In the instance when a hedged item no longer exists or is no longer probable of occurring, unrealized gains and losses would be included in income unless the derivative is redesignated to a similar transaction and qualifies for hedge accounting.

        The following assets and liabilities related to the use of gas and oil swap agreements are reflected in the Consolidated Statement of Financial Position at December 31.

                                                                     1998         1997
                                                                     ----         ----
                                                                       (IN THOUSANDS)
    Deferred Swap Losses and Receivables
      Unrealized losses.........................................    $48,700      $34,736
      Receivables...............................................     25,864       16,683
                                                                    -------      -------
                                                                     74,564       51,419
      Less -- Current portion...................................     11,417          396
                                                                    -------      -------
                                                                    $63,147      $51,023
                                                                    =======      =======
    Deferred Swap Gains and Payables
      Unrealized gains..........................................    $24,126      $15,005
      Payables..................................................     54,525       41,164
                                                                    -------      -------
                                                                     78,651       56,169
      Less -- Current portion...................................     15,695       14,452
                                                                    -------      -------
                                                                    $62,956      $41,717
                                                                    =======      =======

          The following table of natural gas and oil swap agreements outstanding at December 31 is summarized by fixed or variable prices to be received. Notional amounts represent the volume of transactions valued at the fixed or variable price that MCN has contracted to obtain. Notional amounts do not represent the amounts exchanged by the parties to the swaps, and therefore do not reflect MCN's exposure to commodity price or credit risks.

                                                                       1998            1997
                                                                       ----            ----
                                                                    (IN THOUSANDS OF DOLLARS)
    Fixed Price Receiver
      Volumes (Bcf equivalent)..................................        280.9           447.5
      Notional value............................................     $675,671        $994,159
      Latest maturity...........................................         2013            2013
                                                                     --------        --------
    Variable Price Receiver
      Volumes (Bcf equivalent)..................................        364.0            39.5
      Notional value............................................     $816,414        $ 94,082
      Latest maturity...........................................         2006            2006
                                                                     --------        --------

          In addition, at December 31, 1998, MCN had futures contracts that permit settlement by delivery of the underlying commodity of 113.5 Bcf with unrealized gains of $4,699,000. Futures contracts of 73.3 Bcf with unrealized gains of $2,031,000 and 21.7 Bcf with unrealized losses of $10,120,000 were outstanding at December 31, 1997.

     Collateral in the form of cash totaling $13,990,000 was provided under hedging contracts at December 31, 1998.

     B. TRADING ACTIVITIES

          As discussed in Note 1b to the Consolidated Financial Statements, a special investigation of MCN's non-utility energy marketing operations identified certain unauthorized gas purchase and sale contracts that were entered into for trading purposes. The unauthorized transactions violate MCN's risk-management policy that requires all such activities to be reviewed and approved by a risk committee that reports regularly to the MCN Board of Directors. The purchase and sale contracts entered into in connection with trading activities run through March 2000 and are accounted for using the mark-to-market method, with unrealized gains and losses recorded as an adjustment to cost of gas.

     C. INTEREST RATE HEDGING

          In order to manage interest costs, MCN uses interest rate swap agreements to exchange fixed and variable rate interest payment obligations over the life of the agreements without exchange of the underlying principal amounts. Interest rate swaps are subject to market risk as interest rates fluctuate. The difference to be received or paid on these agreements is accrued and recorded as an adjustment to interest expense over the life of the agreements. The fair value of the swap agreements and changes in the fair value as a result of changes in market interest rates are not recognized in the financial statements. In the event of an interest rate swap termination, any associated gains and losses would be deferred and amortized as an adjustment to interest expense related to the debt over the remaining term of the original contract life of the terminated swap agreement. In the event of an early extinguishment of a designated debt obligation, derivative gains and losses would be included in income, unless the swap agreement is redesignated as a hedge of another outstanding debt obligation with similar characteristics and qualifies for hedge accounting.

          At December 31, 1998, MCN had interest rate swap agreements with notional principal amounts totaling $186,100,000 (Note 9) and a weighted average remaining life of 3.6 years. At December 31, 1997, the notional principal amount of outstanding interest rate swaps totaled $288,000,000. The notional principal amounts are used solely to calculate amounts to be paid or received under the interest rate swap agreements and approximate the principal amount of the underlying debt being hedged.

15. FAIR VALUE OF FINANCIAL AND OTHER SIMILAR INSTRUMENTS

     MCN has estimated the fair value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgment is required in developing the estimates of the fair value of financial instruments and, therefore, the values are not necessarily indicative of the amounts that MCN could realize in a current market exchange. The carrying amounts of certain financial instruments, such as notes payable, customer deposits and notes receivable, are assumed to approximate fair value due to their short-term nature.

     The carrying amount and fair value of other financial instruments consist of the following:

                                                                 1998                            1997
                                               CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                                AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                               --------       ----------       --------       ----------
                                                                    (IN THOUSANDS)
ASSETS
Investment in debt and equity
  securities..............................    $   69,705      $   69,705      $   97,521      $   97,521
LIABILITIES AND CAPITALIZATION
Long-term debt, excluding capital lease
  obligations.............................     1,301,823       1,358,371       1,204,862       1,251,883
Redeemable preferred securities...........       502,203         476,443         505,104         550,197
DERIVATIVE FINANCIAL AND OTHER SIMILAR
  INSTRUMENTS (NOTE 14)
Natural gas & oil swaps
  with unrealized gains...................        24,126          24,126          15,005          15,005
  with unrealized losses..................        48,700          48,700          34,736          34,736
Natural gas & oil futures
  with unrealized gains...................         4,699           4,699           2,031           2,031
  with unrealized losses..................            --              --          10,120          10,120
Interest rate swaps
  with unrealized gains...................            --           9,033              --           5,006
  with unrealized losses..................            --             696              --             415

     The fair values are determined based on the following:

     INVESTMENT IN DEBT AND EQUITY SECURITIES -- carrying amount approximates fair value taking into consideration interest rates available to MCN for investments with similar terms.

     LONG-TERM DEBT -- interest rates available to MCN for issuance of debt with similar terms and remaining maturities.

     REDEEMABLE CUMULATIVE PREFERRED SECURITIES -- quoted market prices on the New York Stock Exchange and interest rates available to MCN for issuance of preferred securities with similar terms.

     NATURAL GAS AND OIL SWAPS AND FUTURES, AND INTEREST RATE SWAPS -- estimated amounts that MCN would receive or pay to terminate the swap agreements and futures, taking into account current gas and oil prices, interest rates and the creditworthiness of the counterparties.

     GUARANTIES (NOTE 13A) -- Management is unable to practicably estimate the fair value of the Southern Missouri, Genix and Harbortown guaranties due to the nature of the transactions.

     The fair value estimates presented herein are based on information available to management as of December 31, 1998 and 1997. Management is not aware of any subsequent factors that would significantly affect the estimated fair value amounts.

16. RETIREMENT BENEFITS AND TRUSTEED ASSETS

     In 1998, MCN adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits.

     A. PENSION PLAN BENEFITS

          Separate defined benefit retirement plans are maintained for union and nonunion employees. The plans are noncontributory, cover substantially all employees and generally provide for normal retirement at age 65, but with the option to retire earlier or later under certain conditions. The plans provide pension benefits that are based on each employee's compensation and years of credited service. Currently these plans meet the full funding limitations of the Internal Revenue Code. Accordingly, no contributions for the 1998, 1997 or 1996 plan years were made, and none is expected to be made for the 1999 plan year.

          Net pension credit for the years ended December 31 includes the following components:

                                                                  1998          1997          1996
                                                                  ----          ----          ----
                                                                           (IN THOUSANDS)
    Service Cost............................................    $ 10,993      $ 10,380      $ 11,194
    Interest Cost...........................................      38,046        36,059        34,223
    Expected Return on Plan Assets..........................     (74,383)      (63,879)      (56,923)
    Amortization of:
      Net gain..............................................      (6,572)       (5,410)       (1,682)
      Prior service cost....................................       1,044          (149)         (156)
      Net transition asset..................................      (5,023)       (5,080)       (5,040)
    Special Termination Benefits............................       5,054            --            --
    Settlements.............................................      (7,300)       (3,266)           --
                                                                --------      --------      --------
    Net Pension Credit......................................    $(38,141)     $(31,345)     $(18,384)
                                                                ========      ========      ========

     The following table sets forth a reconciliation of the obligations, assets and funded status of the plans as well as the amounts recognized as prepaid pension cost in the Consolidated Statement of Financial Position:

                                                                       1998             1997
                                                                       ----             ----
                                                                           (IN THOUSANDS)
    Measurement Date............................................    October 31       October 31
    Accumulated Benefit Obligation at the End of the
      Period....................................................     $ 462,347        $ 413,280
                                                                     ---------        ---------
    Projected Benefit Obligation at the Beginning of the
      Period....................................................     $ 489,779        $ 450,912
    Service Cost................................................        10,993           10,380
    Interest Cost...............................................        38,046           36,059
    Plan Amendments.............................................        22,564               --
    Actuarial Loss..............................................        45,879           26,357
    Special Termination Benefits................................         5,054               --
    Settlements Due to Lump Sums................................       (21,033)          (8,844)
    Regular Benefits............................................       (28,782)         (25,085)
                                                                     ---------        ---------
    Projected Benefit Obligation at the End of the Period.......     $ 562,500        $ 489,779
                                                                     =========        =========
    Plan Assets at Fair Value at the Beginning of the Period....     $ 844,107        $ 730,820
    Actual Return on Plan Assets................................       106,300          143,859
    Settlements Due to Lump Sums................................       (16,333)          (5,487)
    Regular Benefits............................................       (28,782)         (25,085)
                                                                     ---------        ---------
    Plan Assets at Fair Value at the End of the Period..........     $ 905,292        $ 844,107
                                                                     =========        =========
    Funded Status of the Plans..................................     $ 342,792        $ 354,328
    Unrecognized
      Net gain..................................................      (221,245)        (244,405)
      Prior service cost........................................        19,448           (1,275)
      Net transition asset......................................       (29,220)         (35,014)
                                                                     ---------        ---------
    Prepaid Pension Cost........................................     $ 111,775        $  73,634
                                                                     =========        =========
    Prepaid Benefit Cost........................................     $ 114,275        $  75,921
    Accrued Benefit Liability...................................        (2,500)          (2,287)
                                                                     ---------        ---------
    Total Recognized............................................     $ 111,775        $  73,634
                                                                     =========        =========

     In determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 6.5%, 7.5% and 8% for 1998, 1997 and 1996, respectively. The rate of increase in future compensation levels used was 5% for 1998 and 1997. The expected long-term rate of return on plan assets, which are invested primarily in equity and fixed income securities, was 9.5% for 1998 and 9.25% for 1997 and 1996.

     In 1998, MichCon implemented an early retirement program under which approximately 6% of its workforce retired in 1998 with incentives. The program increased the projected benefit obligation and 1998 pension costs by $5,054,000.

     MCN also sponsors defined contribution retirement savings plans. Participation in one of these plans is available to substantially all union and nonunion employees. MCN matches employee contributions up to certain predefined limits based upon salary and years of credited service. The cost of these plans for continuing operations was $5,600,000 in 1998, $6,200,000 in 1997 and $6,100,000 in 1996.

     B. OTHER POSTRETIREMENT BENEFITS

          MCN provides certain healthcare and life insurance benefits for retired employees who may become eligible for these benefits if they reach retirement age while working for MCN. These benefits are being accounted for under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires the use of accrual accounting. Upon adoption of SFAS No. 106, MCN deferred its 1993 postretirement costs related to Gas Distribution in excess of claims paid until 1994, when new rates to recover such costs became effective.

          MCN's policy is to fund certain trusts to the extent its postretirement benefit costs are recognized in Gas Distribution rates. Separate qualified Voluntary Employees' Beneficiary Association (VEBA) trusts exist for union and nonunion employees. Funding to the VEBA trusts totaled $2,200,000, $6,700,000 and $41,918,000 in 1998, 1997 and 1996,
     respectively. The expected long-term rate of return on plan assets that are invested in life insurance policies, equity securities and fixed income securities, was 9.8% for 1998 and 9.1% for 1997 and 1996.

          Net postretirement cost for the years ended December 31 includes the following components:

                                                       1998        1997       1996
                                                       ----        ----       ----
                                                             (IN THOUSANDS)
Service Cost.....................................    $  4,044    $  4,354    $ 4,541
Interest Cost....................................      16,891      17,857     16,826
Expected Return on Plan Assets...................     (13,570)    (11,082)    (9,872)
Amortization of:
  Net gain.......................................      (5,723)     (4,933)    (4,332)
  Net transition obligation......................      12,898      13,587     13,587
Special Termination Benefits.....................       1,186          --         --
                                                     --------    --------    -------
Total Postretirement Cost........................      15,726      19,783     20,750
Regulatory Adjustment............................          43       4,907      7,553
                                                     --------    --------    -------
Net Postretirement Cost..........................    $ 15,769    $ 24,690    $28,303
                                                     ========    ========    =======

          The following table sets forth a reconciliation of the obligations, assets and funded status of the plans as well as the amounts recorded as accrued postretirement cost in the Consolidated Statement of Financial
     Position:

                                                            1998           1997
                                                            ----           ----
                                                               (IN THOUSANDS)
Measurement Date.....................................    October 31     October 31
Accumulated Postretirement Benefit
  Obligation at the Beginning of the Period..........     $ 229,337      $ 223,214
Service Cost.........................................         4,044          4,354
Interest Cost........................................        16,891         17,857
Plan Amendments......................................        (8,269)            --
Actuarial (Gain) Loss................................        24,660         (4,561)
Special Termination Benefits.........................         1,186             --
Benefits Paid........................................       (11,702)       (11,527)
                                                          ---------      ---------
Accumulated Postretirement Benefit Obligation at the
  End of the Period..................................     $ 256,147      $ 229,337
                                                          =========      =========
Plan Assets at Fair Value at the Beginning of the
  Period.............................................     $ 152,405      $ 126,716
Actual Return on Plan Assets.........................        25,848         26,251
Company Contributions................................         6,700          7,200
Regular Benefits.....................................       (10,674)        (7,762)
                                                          ---------      ---------
Plan Assets at Fair Value at the End of the Period...     $ 174,279      $ 152,405
                                                          =========      =========
Funded Status of the Plan............................     $ (81,868)     $ (76,932)
Unrecognized
  Net gain...........................................      (116,959)      (125,827)
  Net transition obligation..........................       190,776        203,674
Contributions Made After Measurement Date............         2,200          6,700
Regular Benefits Made After
  Measurement Date...................................       (11,720)        (1,007)
                                                          ---------      ---------
Accrued Postretirement Asset (Liability).............     $ (17,571)     $   6,608
                                                          =========      =========

          The rate at which healthcare costs are assumed to increase is the most significant factor in estimating MCN's postretirement benefit obligation. MCN used a rate of 6% for 1999, and a rate that gradually declines each year until it stabilizes at 5% in 2003. A one percentage point increase in the assumed rates would increase the accumulated postretirement benefit obligation at December 31, 1998 by $33,046,000 (13%) and increase the sum of the service and interest rate cost by $3,057,000 (15%) for the year then ended. A one percentage point decrease in the assumed rates would decrease the accumulated postretirement benefit obligation at December 31, 1998 by $28,926,000 (11%) and decrease the sum of the service and interest rate cost by $2,626,000 (13%) for the year then ended.

          The discount rate used in determining the accumulated postretirement benefit obligation was 6.5%, 7.5% and 8% for 1998, 1997 and 1996, respectively.

          In 1998, MichCon implemented an early retirement program under which approximately 6% of its workforce retired in 1998 with incentives. The program increased the postretirement benefit obligation and 1998 postretirement costs by $1,186,000.

     C. GRANTOR TRUST

          MichCon has established a Grantor Trust and contributed $28,200,000 in 1998 and $31,300,000 in 1997 to the trust, which invested such proceeds in life insurance contracts and income securities. By funding the Grantor Trust and VEBA trusts (Note 16b), MichCon is complying with MPSC directives that it fund various trusts to the extent its postretirement benefit costs are recognized in Gas Distribution rates. Employees and retirees have no right, title or interest in the assets of the Grantor Trust and MichCon can revoke the trust subject to providing the MPSC with prior notification.

17. SUMMARY OF INCOME TAXES

     MCN files a consolidated federal income tax return. The income tax provisions or benefits of MCN's subsidiaries are determined on an individual company basis. The subsidiaries record income tax payable to or receivable from MCN resulting from the inclusion of its taxable income or loss in MCN's consolidated tax return.

                                                                  1998         1997        1996
                                                                  ----         ----        ----
                                                                         (IN THOUSANDS)
Effective Federal Income Tax Rate...........................        (38.8)%      25.1%       23.4%
                                                                =========    ========    ========
Income Taxes Consist of:
  Current...................................................    $   7,002    $ 18,280    $    603
  Deferred, net.............................................     (176,995)     48,728      53,528
  Gas production tax credits................................      (10,485)    (17,797)    (15,878)
  Other tax credits, net....................................       (2,990)     (1,973)     (1,878)
                                                                ---------    --------    --------
                                                                $(183,468)   $ 47,238    $ 36,375
                                                                =========    ========    ========
Reconciliation Between Statutory and Actual Income Taxes
Statutory Federal Income Taxes at a Rate of 35%.............    $(164,477)   $ 63,165    $ 52,130
Adjustments to Federal Taxes
  Book over tax depreciation................................        1,071       5,301       6,367
  Adjustments to taxes provided in prior periods............         (412)       (162)     (3,369)
  Stock-related benefits....................................       (1,095)         --          --
  Gas production tax credits................................      (10,485)    (17,797)    (15,878)
  Other tax credits.........................................       (2,990)     (1,973)     (1,878)
  Allowance for funds used during construction..............       (1,900)     (1,105)       (245)
  Undistributed foreign earnings............................       (1,244)         --          --
  Other, net................................................       (1,936)       (191)       (752)
                                                                ---------    --------    --------
                                                                $(183,468)   $ 47,238    $ 36,375
                                                                =========    ========    ========

     No provision has been made for federal, state or foreign income taxes in 1998 related to approximately $3,553,000 of undistributed earnings of foreign subsidiaries that are intended to be permanently reinvested. There were no undistributed earnings of foreign subsidiaries in 1997 and 1996.

     Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. The alternative minimum tax credits may be carried forward indefinitely.

     The tax effect of temporary differences that gave rise to MCN's deferred tax assets and liabilities consisted of the following:

                                                                  1998        1997
                                                                  ----        ----
                                                                   (IN THOUSANDS)
Deferred Tax Assets
  Alternative minimum tax credit carryforward...............    $ 71,519    $  60,121
  Vacation and other benefits...............................      17,745       20,846
  Postretirement benefits...................................       6,287           --
  Uncollectibles............................................       3,234        4,771
  Restructuring charges.....................................       5,915           --
  Other.....................................................      20,257       11,985
                                                                --------    ---------
                                                                $124,957    $  97,723
                                                                ========    =========
Deferred Tax Liabilities
  Depreciation and other property-related basis differences,
     net....................................................    $ 12,978    $ 200,216
  Pensions..................................................      36,751       24,027
  Property taxes............................................      13,072       12,931
  Gas cost recovery undercollection.........................          57        4,502
  Postretirement benefits...................................          --        2,768
  Other.....................................................      20,959       18,432
                                                                --------    ---------
                                                                $ 83,817    $ 262,876
                                                                ========    =========
Net Deferred Tax Asset (Liability)..........................    $ 41,140    $(165,153)
Less: Net Deferred Tax Liability -- Current.................      (9,407)     (11,994)
                                                                --------    ---------
Net Deferred Tax Asset (Liability) -- Noncurrent............    $ 50,547    $(153,159)
                                                                ========    =========

18. SEGMENT INFORMATION

     In 1998, MCN adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires the reporting of business segments based on the organizational structure used by management to assess performance and make resource allocation decisions.

     MCN is a diversified energy holding company with natural gas markets and investments primarily in North America. MCN is organized into two business groups, Diversified Energy and Gas Distribution. The groups operate five major business segments as described in the Summary of Significant Accounting Policies -- Company Description (Note 1a).

     Information as to MCN's segments is set forth in the following tables. The segments were determined based on the nature of their products and services and how management reviews operating results. MCN evaluates segment performance based on several factors, of which the primary measure is net income or loss. Inter-segment sales are based on long-term fixed-price or index-price contracts.

     Under Emerging Issues Task Force Issue No. 87-24, "Allocation of Interest to Discontinued Operations," Diversified Energy's interest and preferred dividend expenses were allocated to the E&P segment previously presented as discontinued operations based on its ratio of total capital to that of Diversified Energy (Note 4a). As discussed in Note 4a, the E&P segment is no longer a discontinued operation, and the allocation of the interest and preferred dividend expenses to the E&P segment has been changed to be based on an imputed debt structure reflective of its industry as is done with MCN's other segments.

                                                       DIVERSIFIED ENERGY
                                ----------------------------------------------------------------
                                                                     EXPLORATION &
                                PIPELINES &   ELECTRIC    ENERGY      PRODUCTION     CORPORATE &       GAS
                                PROCESSING     POWER     MARKETING     (NOTE 4A)      OTHER(A)     DISTRIBUTION
                                -----------   --------   ---------   -------------   -----------   ------------
                                                                (IN THOUSANDS)
1998
Revenues From Unaffiliated
  Customers...................   $  20,856    $ 47,131   $767,068      $ 150,504      $     --      $1,045,139
Revenues From Affiliated
  Customers...................         345          --    105,543         56,598            --           6,635
                                 ---------    --------   --------      ---------      --------      ----------
    Total operating
      revenues................      21,201      47,131    872,611        207,102            --       1,051,774
                                 =========    ========   ========      =========      ========      ==========
Depreciation, Depletion and
  Amortization................       1,705         208      1,229         80,576         1,998          93,774
Operating Income (Loss).......    (146,264)     (5,021)    (5,987)      (387,955)      (19,162)        158,537
Equity in Earnings of Joint
  Ventures....................      29,987      28,546      2,401             --           308             983
                                 ---------    --------   --------      ---------      --------      ----------
    Operating and joint
      venture income (loss)...    (116,277)     23,525     (3,586)      (387,955)      (18,854)        159,520
                                 =========    ========   ========      =========      ========      ==========
Interest Income...............       1,001         944      1,676            426        53,100           5,716
Interest Expense(b)...........     (14,382)     (2,021)    (5,726)       (21,154)      (62,960)        (57,477)
Income Taxes..................     (46,893)      8,212       (510)      (160,900)      (16,377)         33,000
Net Income (Loss).............     (82,240)     19,271     (1,037)      (253,353)      (40,843)         71,734
Total Assets..................     575,969     300,529    386,917        988,201        72,388       2,116,173
Investments In and Advances to
  Joint Ventures..............     521,711     231,668     29,435             --        18,939           1,478
Capital Expenditures..........     113,229       1,602      2,596        200,430         6,966         157,952
Capital Investments...........     333,128      88,209      3,355        200,430         7,092         158,716
Significant Noncash Items:
  Property write-downs and
    restructuring charges
    (Notes 2 & 3).............    (137,681)     (2,470)        --       (416,977)      (10,390)        (24,800)
  Investment losses (Notes 2b
    and 2c)...................          --          --         --         (6,135)           --          (8,500)


                                ELIMINATIONS   CONSOLIDATED
                                  & OTHER         TOTAL
                                ------------   ------------
                                      (IN THOUSANDS)
1998
Revenues From Unaffiliated
  Customers...................   $      --      $2,030,698
Revenues From Affiliated
  Customers...................    (169,121)             --
                                 ---------      ----------
    Total operating
      revenues................    (169,121)      2,030,698
                                 =========      ==========
Depreciation, Depletion and
  Amortization................          --         179,490
Operating Income (Loss).......          --        (405,852)
Equity in Earnings of Joint
  Ventures....................          --          62,225
                                 ---------      ----------
    Operating and joint
      venture income (loss)...          --        (343,627)
                                 =========      ==========
Interest Income...............     (51,970)         10,893
Interest Expense(b)...........      51,970        (111,750)
Income Taxes..................          --        (183,468)
Net Income (Loss).............          --        (286,468)
Total Assets..................     (47,279)      4,392,898
Investments In and Advances to
  Joint Ventures..............          --         803,231
Capital Expenditures..........          --         482,775
Capital Investments...........          --         790,930
Significant Noncash Items:
  Property write-downs and
    restructuring charges
    (Notes 2 & 3).............          --        (592,318)
  Investment losses (Notes 2b
    and 2c)...................          --         (14,635)

                                                       DIVERSIFIED ENERGY
                                ----------------------------------------------------------------
                                                                     EXPLORATION &
                                PIPELINES &   ELECTRIC    ENERGY      PRODUCTION     CORPORATE &       GAS        ELIMINATIONS
                                PROCESSING     POWER     MARKETING     (NOTE 4A)      OTHER(A)     DISTRIBUTION     & OTHER
                                -----------   --------   ---------   -------------   -----------   ------------   ------------
1997
Revenues From Unaffiliated
  Customers...................   $  6,971     $ 51,804   $743,793     $  144,033      $     --      $1,261,266     $      --
Revenues From Affiliated
  Customers...................        397           --     92,921         71,795            --          10,020      (175,133)
                                 --------     --------   --------     ----------      --------      ----------     ---------
    Total operating
      revenues................      7,368       51,804    836,714        215,828            --       1,271,286      (175,133)
                                 ========     ========   ========     ==========      ========      ==========     =========
Depreciation, Depletion and
  Amortization................      1,153          (22)       915         73,909         1,220         104,437            --
Operating Income (Loss).......        585        5,377     (7,414)        51,455        (4,433)        176,820            --
Equity in Earnings of Joint
  Ventures....................     28,551       12,653      5,182          6,600           139           2,534            --
                                 --------     --------   --------     ----------      --------      ----------     ---------
    Operating and joint
      venture income (loss)...     29,136       18,030     (2,232)        58,055        (4,294)        179,354            --
                                 ========     ========   ========     ==========      ========      ==========     =========
Interest Income...............        109          278      2,332            160        37,202           4,735       (33,650)
Interest Expense(b)...........     (8,436)        (165)    (4,920)       (13,937)      (38,120)        (54,525)       33,650
Income Taxes..................      8,721        6,341     (1,180)        (1,675)      (12,105)         47,136            --
Net Income (Loss).............     17,070       12,409     (1,308)        45,884       (21,911)         81,085            --
Total Assets..................    391,550      208,421    313,669      1,237,813        97,819       2,167,637       (85,972)
Investments In and Advances to
  Joint Ventures..............    323,597      180,127     25,159             --        19,252           8,841            --
Capital Expenditures..........     19,491        4,823        663        374,997         4,951         157,732            --
Capital Investments...........    171,735      243,231      3,893        374,997         5,425         160,329            --


                                CONSOLIDATED
                                   TOTAL
                                ------------
1997
Revenues From Unaffiliated
  Customers...................   $2,207,867
Revenues From Affiliated
  Customers...................           --
                                 ----------
    Total operating
      revenues................    2,207,867
                                 ==========
Depreciation, Depletion and
  Amortization................      181,612
Operating Income (Loss).......      222,390
Equity in Earnings of Joint
  Ventures....................       55,659
                                 ----------
    Operating and joint
      venture income (loss)...      278,049
                                 ==========
Interest Income...............       11,166
Interest Expense(b)...........      (86,453)
Income Taxes..................       47,238
Net Income (Loss).............      133,229
Total Assets..................    4,330,937
Investments In and Advances to
  Joint Ventures..............      556,976
Capital Expenditures..........      562,657
Capital Investments...........      959,610

                                                      DIVERSIFIED ENERGY
                               -----------------------------------------------------------------
                                                                     EXPLORATION &
                               PIPELINES &    ELECTRIC    ENERGY      PRODUCTION     CORPORATE &       GAS
                                PROCESSING     POWER     MARKETING     (NOTE 4A)      OTHER(A)     DISTRIBUTION
                               -----------    --------   ---------   -------------   -----------   ------------
                                                                (IN THOUSANDS)
1996
Revenues From Unaffiliated
  Customers..................    $  5,928     $ 42,142   $589,036      $ 93,790       $     --      $1,266,372
Revenues From Affiliated
  Customers..................         441           --     84,126        44,151             --           9,882
                                 --------     --------   --------      --------       --------      ----------
    Total operating
      revenues...............       6,369       42,142    673,162       137,941             --       1,276,254
                                 ========     ========   ========      ========       ========      ==========
Depreciation, Depletion and
  Amortization...............         944          (90)       916        44,468            938          98,814
Operating Income (Loss)......         134        4,823      5,142        33,235         (2,525)        170,484
Equity in Earnings (Loss) of
  Joint Ventures.............      10,590         (211)     4,208            --          2,026           1,254
                                 --------     --------   --------      --------       --------      ----------
    Operating and joint
      venture income
      (loss).................      10,724        4,612      9,350        33,235           (499)        171,738
                                 ========     ========   ========      ========       ========      ==========
Interest Income..............         189           82        946           207         20,043           3,967
Interest Expense(b)..........      (6,089)          --     (3,426)       (8,376)       (29,243)        (48,847)
Income Taxes.................       4,055        1,687      2,375        (6,487)        (7,992)         42,737
Net Income (Loss)............       7,117        3,159      5,574        31,506        (16,183)         81,396
Total Assets.................     220,943       47,611    310,732       963,273         40,714       2,086,325
Investments In and Advances
  to Joint Ventures..........     177,026       27,233     34,408            --         20,046           6,675
Capital Expenditures.........       6,865        2,086      1,114       388,719          2,987         215,317
Capital Investments..........     157,663       19,641      1,364       388,690          2,997         220,393


                               ELIMINATIONS   CONSOLIDATED
                                & OTHER(C)       TOTAL
                               ------------   ------------
                                     (IN THOUSANDS)
1996
Revenues From Unaffiliated
  Customers..................   $      --      $1,997,268
Revenues From Affiliated
  Customers..................    (138,600)             --
                                ---------      ----------
    Total operating
      revenues...............    (138,600)      1,997,268
                                =========      ==========
Depreciation, Depletion and
  Amortization...............          --         145,990
Operating Income (Loss)......          --         211,293
Equity in Earnings (Loss) of
  Joint Ventures.............          --          17,867
                                ---------      ----------
    Operating and joint
      venture income
      (loss).................          --         229,160
                                =========      ==========
Interest Income..............     (18,200)          7,234
Interest Expense(b)..........      18,200         (77,781)
Income Taxes.................          --          36,375
Net Income (Loss)............      37,771         150,340
Total Assets.................     (36,194)      3,633,404
Investments In and Advances
  to Joint Ventures..........          --         265,388
Capital Expenditures.........          --         617,088
Capital Investments..........          --         790,748

-------------------------

(a) Corporate & Other includes administrative and financing expenses associated with corporate activities as well as development and management activities of real estate partnerships.

(b) Interest expense is allocated from Corporate & Other to each Diversified Energy segment based on an imputed debt structure reflective of the segments' related industry.

(c) Eliminations and other includes MCN's discontinued computer operations (Note
    4b).

19. QUARTERLY OPERATING RESULTS (UNAUDITED)

     Due to the seasonal nature of MCN's Gas Distribution operations, revenues, net income and earnings per share tend to be higher in the first and fourth quarters of the calendar year. Quarterly earnings per share may not total for the years, since quarterly computations are based on weighted average common shares outstanding during each quarter. There were 21,858 and 22,160 holders of record of MCN common shares at December 31, 1998 and 1997, respectively.

     Subsequent to the issuance of the December 31, 1998 financial statements, MCN management determined that certain transactions were improperly recorded. Certain amounts have been restated primarily to record cost of gas expense, including trading losses, in the appropriate accounting periods as described in
Note 1b. The effects of this restatement on each of the quarterly periods in the years ended December 31, 1998 and 1997 are presented below. The effect of reclassifying E&P from a discontinued operation to a continuing operation is also presented below (Note 4a).

                                            FIRST       SECOND        THIRD       FOURTH
                                           QUARTER      QUARTER      QUARTER     QUARTER        YEAR
                                           -------      -------      -------     -------        ----
                                                  AS RESTATED AND RECLASSIFIED, NOTES 1B AND 4A
                                                (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
1998
Operating Revenues.....................    $701,460    $ 406,214    $ 351,145    $571,879    $2,030,698
Operating Income (Loss):
  Before unusual charges...............    $116,626    $  22,040    $    (346)   $ 48,146    $  186,466
  Unusual charges......................          --     (333,022)    (259,296)         --      (592,318)
                                           --------    ---------    ---------    --------    ----------
                                           $116,626    $(310,982)   $(259,642)   $ 48,146    $ (405,852)
                                           ========    =========    =========    ========    ==========
Operating and Joint Venture Income
  (Loss):
  Before unusual charges...............    $133,387    $  33,877    $  17,617    $ 63,810    $  248,691
  Unusual charges......................          --     (333,022)    (259,296)         --      (592,318)
                                           --------    ---------    ---------    --------    ----------
                                           $133,387    $(299,145)   $(241,679)   $ 63,810    $ (343,627)
                                           ========    =========    =========    ========    ==========
Net Income (Loss)
  Before unusual charges...............    $ 78,882    $   7,829    $  (7,578)   $ 23,997    $  103,130
  Unusual charges......................          --     (220,452)    (169,146)         --      (389,598)
                                           --------    ---------    ---------    --------    ----------
                                           $ 78,882    $(212,623)   $(176,724)   $ 23,997    $ (286,468)
                                           ========    =========    =========    ========    ==========
Basic Earnings (Loss) Per Share:
  Before unusual charges...............    $   1.01    $     .10    $    (.10)   $    .31    $     1.31
  Unusual charges......................          --        (2.80)       (2.14)         --         (4.94)
                                           --------    ---------    ---------    --------    ----------
                                           $   1.01    $   (2.70)   $   (2.24)   $    .31    $    (3.63)
                                           ========    =========    =========    ========    ==========
Diluted Earnings (Loss) Per Share:
  Before unusual charges...............    $    .95    $     .10    $    (.10)   $    .30    $     1.31
  Unusual charges......................          --        (2.80)       (2.14)         --         (4.94)
                                           --------    ---------    ---------    --------    ----------
                                           $    .95    $   (2.70)   $   (2.24)   $    .30    $    (3.63)
                                           ========    =========    =========    ========    ==========
Dividends Paid Per Share...............    $  .2550    $   .2550    $   .2550    $  .2550    $   1.0200
Average Daily Trading Volume...........     195,997      328,005      530,228     395,530       364,558
Price Per Share:
  High.................................    $39.8750    $ 39.8750    $ 26.8125    $20.8125    $  39.8750
  Low..................................    $36.2500    $ 24.7500    $ 16.4375    $16.8125    $  16.4375
  Close................................    $37.3750    $ 25.0000    $ 17.0625    $19.0625    $  19.0625

                                            FIRST       SECOND        THIRD       FOURTH
                                           QUARTER      QUARTER      QUARTER     QUARTER        YEAR
                                           -------      -------      -------     -------        ----
                                                               AS RESTATED, NOTE 1B
                                                (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
1998
Operating Revenues.....................    $658,584    $ 367,740    $ 316,301    $537,569    $1,880,194
Operating Income (Loss):
  Before unusual charges...............    $107,893    $  13,883    $  (6,883)   $ 42,551    $  157,444
  Unusual charges......................          --           --     (175,341)         --      (175,341)
                                           --------    ---------    ---------    --------    ----------
                                           $107,893    $  13,883    $(182,224)   $ 42,551    $  (17,897)
                                           ========    =========    =========    ========    ==========
Operating and Joint Venture Income
  (Loss):
  Before unusual charges...............    $124,654    $  25,720    $  11,080    $ 58,215    $  219,669
  Unusual charges......................          --           --     (175,341)         --      (175,341)
                                           --------    ---------    ---------    --------    ----------
                                           $124,654    $  25,720    $(164,261)   $ 58,215    $   44,328
                                           ========    =========    =========    ========    ==========
Net Income (Loss)
  Continuing operations, before unusual
     charges...........................    $ 76,940    $   4,509    $  (5,508)   $ 24,958    $  100,899
  Unusual charges......................          --           --     (114,576)         --      (114,576)
  Discontinued operations..............       1,942     (217,132)     (56,640)       (961)     (272,791)
                                           --------    ---------    ---------    --------    ----------
                                           $ 78,882    $(212,623)   $(176,724)   $ 23,997    $ (286,468)
                                           ========    =========    =========    ========    ==========
Basic Earnings (Loss) Per Share:
  Continuing operations, before unusual
     charges...........................    $    .98    $     .06    $    (.07)   $    .32    $     1.28
  Unusual charges......................          --           --        (1.45)         --         (1.45)
  Discontinued operations..............         .03        (2.76)        (.72)       (.01)        (3.46)
                                           --------    ---------    ---------    --------    ----------
                                           $   1.01    $   (2.70)   $   (2.24)   $    .31    $    (3.63)
                                           ========    =========    =========    ========    ==========
Diluted Earnings (Loss) Per Share:
  Continuing operations, before unusual
     charges...........................    $    .93    $     .06    $    (.07)   $    .31    $     1.28
  Unusual charges......................          --           --        (1.45)         --         (1.45)
  Discontinued operations..............         .02        (2.76)        (.72)       (.01)        (3.46)
                                           --------    ---------    ---------    --------    ----------
                                           $    .95    $   (2.70)   $   (2.24)   $    .30    $    (3.63)
                                           ========    =========    =========    ========    ==========
Dividends Paid Per Share...............    $  .2550    $   .2550    $   .2550    $  .2550    $   1.0200
Average Daily Trading Volume...........     195,997      328,005      530,228     395,530       364,558
Price Per Share:
  High.................................    $39.8750    $ 39.8750    $ 26.8125    $20.8125    $  39.8750
  Low..................................    $36.2500    $ 24.7500    $ 16.4375    $16.8125    $  16.4375
  Close................................    $37.3750    $ 25.0000    $ 17.0625    $19.0625    $  19.0625

                                            FIRST       SECOND        THIRD       FOURTH
                                           QUARTER      QUARTER      QUARTER     QUARTER        YEAR
                                           -------      -------      -------     -------        ----
                                                         AS PREVIOUSLY REPORTED, NOTE 1B
                                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
1998
Operating Revenues.....................    $658,584    $ 367,740    $ 316,301    $537,569    $1,880,194
Operating Income (Loss):
  Before unusual charges...............    $110,397    $  17,764    $  (7,540)   $ 48,380    $  169,001
  Unusual charges......................          --           --     (175,341)         --      (175,341)
                                           --------    ---------    ---------    --------    ----------
                                           $110,397    $  17,764    $(182,881)   $ 48,380    $   (6,340)
                                           ========    =========    =========    ========    ==========
Operating and Joint Venture Income
  (Loss):
  Before unusual charges...............    $127,158    $  29,601    $  10,423    $ 64,044    $  231,226
  Unusual charges......................          --           --     (175,341)         --      (175,341)
                                           --------    ---------    ---------    --------    ----------
                                           $127,158    $  29,601    $(164,918)   $ 64,044    $   55,885
                                           ========    =========    =========    ========    ==========
Net Income (Loss)
  Continuing operations, before unusual
     charges...........................    $ 78,568    $   7,032    $  (5,935)   $ 28,747    $  108,412
  Unusual charges......................          --           --     (114,576)         --      (114,576)
  Discontinued operations..............       1,942     (217,132)     (56,640)       (961)     (272,791)
                                           --------    ---------    ---------    --------    ----------
                                           $ 80,510    $(210,100)   $(177,151)   $ 27,786    $ (278,955)
                                           ========    =========    =========    ========    ==========
Basic Earnings (Loss) Per Share:
  Continuing operations, before unusual
     charges...........................    $   1.00    $     .09    $    (.07)   $    .36    $     1.38
  Unusual charges......................          --           --        (1.45)         --         (1.46)
  Discontinued operations..............         .03        (2.76)        (.72)       (.01)        (3.46)
                                           --------    ---------    ---------    --------    ----------
                                           $   1.03    $   (2.67)   $   (2.24)   $    .35    $    (3.54)
                                           ========    =========    =========    ========    ==========
Diluted Earnings (Loss) Per Share:
  Continuing operations, before unusual
     charges...........................    $    .95    $     .09    $    (.07)   $    .36    $     1.38
  Unusual charges......................          --           --        (1.45)         --         (1.46)
  Discontinued operations..............         .02        (2.76)        (.72)       (.01)        (3.46)
                                           --------    ---------    ---------    --------    ----------
                                           $    .97    $   (2.67)   $   (2.24)   $    .35    $    (3.54)
                                           ========    =========    =========    ========    ==========
Dividends Paid Per Share...............    $  .2550    $   .2550    $   .2550    $  .2550    $   1.0200
Average Daily Trading Volume...........     195,997      328,005      530,228     395,530       364,558
Price Per Share:
  High.................................    $39.8750    $ 39.8750    $ 26.8125    $20.8125    $  39.8750
  Low..................................    $36.2500    $ 24.7500    $ 16.4375    $16.8125    $  16.4375
  Close................................    $37.3750    $ 25.0000    $ 17.0625    $19.0625    $  19.0625

                                            FIRST       SECOND        THIRD       FOURTH
                                           QUARTER      QUARTER      QUARTER     QUARTER        YEAR
                                           -------      -------      -------     -------        ----
                                                  AS RESTATED AND RECLASSIFIED, NOTES 1B AND 4A
                                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
1997
Operating Revenues.....................    $788,761    $ 387,925    $ 327,817    $703,364    $2,207,867
Operating Income.......................    $123,020    $  24,485    $     889    $ 73,996    $  222,390
Operating and Joint Venture Income.....    $137,381    $  34,955    $  18,238    $ 87,475    $  278,049
Income from Continuing Operations......    $ 79,919    $   7,181    $   1,242    $ 44,887    $  133,229
Earnings Per Share from Continuing
  Operations:
  Basic................................    $   1.18    $     .10    $     .02    $    .57    $     1.82
  Diluted..............................    $   1.16    $     .10    $     .02    $    .55    $     1.79
Dividends Paid Per Share...............    $  .2425    $   .2425    $   .2425    $  .2550    $    .9825
Average Daily Trading Volume...........     102,659      153,859      159,057     149,650       141,765
Price Per Share:
  High.................................    $32.6250    $ 30.8125    $ 33.0000    $40.5000    $  40.5000
  Low..................................    $28.1250    $ 27.3750    $ 30.3750    $32.0000    $  27.3750
  Close................................    $28.1250    $ 30.6250    $ 32.0000    $40.3750    $  40.3750

                                            FIRST       SECOND        THIRD       FOURTH
                                           QUARTER      QUARTER      QUARTER     QUARTER        YEAR
                                           -------      -------      -------     -------        ----
                                                               AS RESTATED, NOTE 1B
                                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
1997
Operating Revenues.....................    $753,728    $ 350,807    $ 287,508    $671,791    $2,063,834
Operating Income (Loss)................    $109,639    $  11,593    $ (13,449)   $ 63,152    $  170,935
Operating and Joint Venture Income.....    $119,300    $  22,063    $   2,275    $ 76,356    $  219,994
Net Income (Loss):
  Continuing operations................    $ 69,885    $   1,366    $  (7,895)   $ 39,714    $  103,070
  Discontinued operations..............      10,034        5,815        9,137       5,173        30,159
                                           --------    ---------    ---------    --------    ----------
                                           $ 79,919    $   7,181    $   1,242    $ 44,887    $  133,229
                                           ========    =========    =========    ========    ==========
Basic Earnings (Loss) Per Share:
  Continuing operations................    $   1.03    $     .02    $    (.10)   $    .51    $     1.41
  Discontinued operations..............         .15          .08          .12         .06           .41
                                           --------    ---------    ---------    --------    ----------
                                           $   1.18    $     .10    $     .02    $    .57    $     1.82
                                           ========    =========    =========    ========    ==========
Diluted Earnings (Loss) Per Share:
  Continuing operations................    $   1.01    $     .02    $    (.10)   $    .49    $     1.39
  Discontinued operations..............         .15          .08          .12         .06           .40
                                           --------    ---------    ---------    --------    ----------
                                           $   1.16    $     .10    $     .02    $    .55    $     1.79
                                           ========    =========    =========    ========    ==========
Dividends Paid Per Share...............    $  .2425    $   .2425    $   .2425    $  .2550    $    .9825
Average Daily Trading Volume...........     102,659      153,859      159,057     149,650       141,765
Price Per Share:
  High.................................    $32.6250    $ 30.8125    $ 33.0000    $40.5000    $  40.5000
  Low..................................    $28.1250    $ 27.3750    $ 30.3750    $32.0000    $  27.3750
  Close................................    $28.1250    $ 30.6250    $ 32.0000    $40.3750    $  40.3750

                                            FIRST       SECOND        THIRD       FOURTH
                                           QUARTER      QUARTER      QUARTER     QUARTER        YEAR
                                           -------      -------      -------     -------        ----
                                                         AS PREVIOUSLY REPORTED, NOTE 1B
1997
Operating Revenues.....................    $753,728    $ 350,807    $ 287,508    $671,791    $2,063,834
Operating Income (Loss)................    $112,485    $  14,508    $ (13,485)   $ 71,390    $  184,898
Operating and Joint Venture Income.....    $122,146    $  24,978    $   2,239    $ 84,594    $  233,957
Net Income (Loss):
  Continuing operations................    $ 71,735    $   3,261    $  (7,918)   $ 45,069    $  112,147
  Discontinued operations..............      10,034        5,815        9,137       5,173        30,159
                                           --------    ---------    ---------    --------    ----------
                                           $ 81,769    $   9,076    $   1,219    $ 50,242    $  142,306
                                           ========    =========    =========    ========    ==========
Basic Earnings (Loss) Per Share:
  Continuing operations................    $   1.06    $     .05    $    (.10)   $    .58    $     1.54
  Discontinued operations..............         .15          .08          .12         .06           .41
                                           --------    ---------    ---------    --------    ----------
                                           $   1.21    $     .13    $     .02    $    .64    $     1.95
                                           ========    =========    =========    ========    ==========
Diluted Earnings (Loss) Per Share:
  Continued operations.................    $   1.04    $     .05    $    (.10)   $    .56    $     1.51
  Discontinued operations..............    $    .15          .08    $     .12         .06           .40
                                           --------    ---------    ---------    --------    ----------
                                           $   1.19    $     .13    $     .02    $    .62    $     1.91
                                           ========    =========    =========    ========    ==========
Dividends Paid Per Share...............    $  .2425    $   .2425        .2425       .2550         .9825
Average Daily Trading Volume...........     102,659      153,859      159,057     149,650       141,765
Price Per Share:
  High.................................    $32.6250    $ 30.8125    $ 33.0000    $40.5000    $  40.5000
  Low..................................    $28.1250    $ 27.3750    $ 30.3750    $32.0000    $  27.3750
  Close................................    $28.1250    $ 30.6250    $ 32.0000    $40.3750    $  40.3750

20. SUPPLEMENTARY INFORMATION FOR GAS AND OIL PRODUCING ACTIVITIES (UNAUDITED)

     The following information was prepared in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities" and related SEC accounting rules.

CAPITALIZED COSTS

                                                                   1998          1997
                                                                   ----          ----
                                                                     (IN THOUSANDS)
Proved Properties...........................................    $1,357,413    $1,033,492
Unproved Properties.........................................        99,611       265,809
                                                                ----------    ----------
                                                                 1,457,024     1,299,301
SEC Ceiling Test Write-downs (Note 2b)......................       416,977            --
Accumulated Depreciation, Depletion and Amortization........       224,795       150,015
                                                                ----------    ----------
Net Capitalized Costs.......................................    $  815,252    $1,149,286
                                                                ==========    ==========

CAPITALIZED COSTS EXCLUDED FROM AMORTIZATION

     Unproved properties held by MCN are excluded from amortization until they have been evaluated. A summary of costs excluded from amortization at December 31, 1998, and the year in which they were incurred, follows:

                                                                         YEAR COSTS INCURRED
                                                               ---------------------------------------
                                                                                                1995 &
                                                     TOTAL      1998       1997       1996      PRIOR
                                                     -----      ----       ----       ----      ------
                                                                      (IN THOUSANDS)
Acquisition.....................................    $43,131    $14,254    $17,119    $ 9,321    $2,437
Exploration.....................................     56,480     13,757     32,655      9,935       133
                                                    =======    =======    =======    =======    ======
                                                    $99,611    $28,011    $49,774    $19,256    $2,570
                                                    =======    =======    =======    =======    ======

     The acquisition amount includes all costs incurred to purchase or lease property with unproved reserves.

COST INCURRED

                                                                  1998        1997        1996
                                                                  ----        ----        ----
                                                                         (IN THOUSANDS)
Acquisition:
  Proved properties.........................................    $ 53,377    $ 35,695    $ 60,340
  Unproved properties.......................................       7,498      66,721     136,142
                                                                --------    --------    --------
                                                                  60,875     102,416     196,482
Exploration.................................................      52,948     143,580      65,160
Development.................................................      86,607     129,001     120,569
                                                                ========    ========    ========
                                                                $200,430    $374,997    $382,211
                                                                ========    ========    ========

RESULTS OF OPERATIONS

                                                                  1998         1997        1996
                                                                  ----         ----        ----
                                                                         (IN THOUSANDS)
Operating Revenues:
  Unaffiliated customers....................................    $ 150,504    $144,041    $ 94,615
  Affiliated customers......................................       56,598      71,787      43,326
                                                                ---------    --------    --------
                                                                  207,102     215,828     137,941
                                                                ---------    --------    --------
Production Costs............................................       79,245      68,364      48,255
SEC Ceiling Test Write-downs................................      416,977          --          --
Depreciation, Depletion and Amortization....................       80,576      73,910      44,469
                                                                ---------    --------    --------
                                                                  576,798     142,274      92,724
                                                                ---------    --------    --------
Income (Loss) Before Income Taxes...........................     (369,696)     73,554      45,217
                                                                ---------    --------    --------
Income Taxes:
  Income tax provision (benefit)............................     (129,698)     26,997      16,438
  Gas production tax credits................................      (10,485)    (17,797)    (15,878)
                                                                ---------    --------    --------
                                                                 (140,183)      9,200         560
                                                                ---------    --------    --------
Results of Operations, Excluding Corporate and Interest
  Costs.....................................................    $(229,513)   $ 64,354    $ 44,657
                                                                =========    ========    ========

RESERVE QUANTITY INFORMATION

     MCN's proved reserves are located in the United States. The estimated quantities of proved reserves disclosed below are based upon estimates by MCN's independent petroleum engineers.

                                                                  1998                   1997
                                                           -------------------    -------------------
                                                              GAS        OIL         GAS        OIL
                                                            (MMCF)      (MBBL)     (MMCF)      (MBBL)
                                                            ------      ------     ------      ------
Proved Developed and Undeveloped Reserves:
  Beginning of year....................................    1,166,174    25,843    1,137,729    17,214
     Revisions of previous estimates...................      (66,188)   (2,865)     (30,260)     (430)
     Extensions and discoveries........................       59,729       534      165,283     4,435
     Production........................................      (82,040)   (2,635)     (78,218)   (3,346)
     Sales of minerals in place........................      (37,661)   (8,389)     (51,465)   (1,019)
     Purchases of minerals in place....................       52,959       499       23,105     8,989
                                                           ---------    ------    ---------    ------
  End of year..........................................    1,092,973    12,987    1,166,174    25,843
                                                           =========    ======    =========    ======
Proved Developed Reserves:
  Beginning of year....................................      590,299    12,601      688,995     9,554
  End of year..........................................      630,130     6,367      590,299    12,601

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The following presentation of the standardized measure of discounted future net cash flows is intended to be neither a measure of the fair market value of MCN's gas and oil properties, nor an estimate of the present value of actual future cash flows to be obtained as a result of their development and production. It is based upon subjective estimates of proved reserves only and attributes no value to categories of reserves other than proved reserves, such as probable or possible reserves, or to unproved acreage. Furthermore, as it is based on year-end prices and costs adjusted only for existing contractual arrangements and assumes an arbitrary annual discount rate of 10%, it does not reflect the impact of future price and cost changes. Future income tax expenses were computed by applying statutory tax rates, adjusted for permanent differences and tax credits, to estimated future pre-tax net cash flows.

     The standardized measure is intended to provide a better means for comparing the value of MCN's proved reserves at a given time with those of other gas and oil producing companies than is provided by a simple comparison of raw proved reserve quantities.

                                                                1998          1997          1996
                                                                ----          ----          ----
                                                                         (IN THOUSANDS)
Future Revenues..........................................    $2,795,786    $3,121,124    $3,867,785
Future Production Costs..................................       984,042     1,155,734     1,322,108
Future Development Costs.................................       264,631       328,739       340,190
                                                             ----------    ----------    ----------
Future Net Cash Flows Before Income Taxes................     1,547,113     1,636,651     2,205,487
Discount to Present Value at 10%.........................       806,746       812,605     1,139,507
                                                             ----------    ----------    ----------
Present Value of Future Net Cash Flows Before Income
  Taxes..................................................       740,367       824,046     1,065,980
Future Income Taxes Discounted at 10%....................            --       105,371       226,913
Future Tax Credits Discounted at 10%.....................            --       (50,889)      (62,207)
                                                             ----------    ----------    ----------
Standardized Measure of Discounted Future Net Cash
  Flows..................................................    $  740,367    $  769,564    $  901,274
                                                             ==========    ==========    ==========

     Future income taxes and tax credits have been excluded from the 1998 calculation since MOG is in a net operating loss position, and it is more likely than not that these tax benefits would not be realized by MOG on a stand-alone basis. However, MCN files a consolidated federal income tax return, which includes the taxable income or loss of MOG as well as MOG's tax credits. Accordingly, it is management's opinion that any tax benefits earned by MOG will be utilized by MCN in its consolidated tax returns.

     The principal sources of change in the standardized measure of discounted future net cash flows were as follows:

                                                                  1998         1997         1996
                                                                  ----         ----         ----
                                                                          (IN THOUSANDS)
Beginning of Year...........................................    $ 769,564    $ 901,274    $521,907
  Net changes in sales prices and production costs..........      (67,085)    (261,154)    126,526
  Net change due to revisions in quantity estimates.........      (59,106)     (26,015)      5,061
  Extensions, discoveries, additions and improved recovery,
     net of related costs...................................       46,739      153,291     200,026
  Development costs incurred, previously estimated..........       86,607      103,201      86,810
  Changes in estimated future development costs.............      (26,573)    (120,219)    (81,069)
  Sales, net of production costs............................     (127,857)    (147,464)    (89,686)
  Net change in future income taxes.........................      105,371      116,366     (85,616)
  Net change in federal tax credits.........................      (41,997)     (17,797)    (15,878)
  Sales of reserves in place................................      (56,924)     (83,985)         --
  Purchases of reserves in place............................       41,525       48,685     193,550
  Accretion of discount and other...........................       70,103      103,381      39,643
                                                                ---------    ---------    --------
End of Year.................................................    $ 740,367    $ 769,564    $901,274
                                                                =========    =========    ========

21. CONSOLIDATING FINANCIAL STATEMENTS

     Debt securities issued by MCNIC are subject to a support agreement between MCN and MCNIC, under which MCN has committed to make payments of interest and principal on MCNIC's securities in the event of failure to pay by MCNIC. Restrictions in the support agreement prohibit recourse on the part of MCNIC's investors against the stock and assets of MichCon. Under the terms of the support agreement, the assets of MCN, other than MichCon, and the cash dividends paid to MCN by any of its subsidiaries are available as recourse to holders of MCNIC's securities. The carrying value of MCN's assets on an unconsolidated basis, primarily investments in its subsidiaries other than MichCon, is $970,072,000 at December 31, 1998.

     The following MCN consolidating financial statements are presented and include separately MCNIC, MichCon and MCN and other subsidiaries. MCN has determined that separate financial statements and other disclosures concerning MCNIC are not material to investors. The other MCN subsidiaries represent Citizens Gas Fuel Company, MCN Michigan Limited Partnership, MCN Financing I, MCN Financing III, MCN Financing V, MCN Financing VI, MichCon Enterprises, Inc. and Blue Lake Holdings, Inc. until its sale on December 31, 1997.

                 CONSOLIDATING STATEMENT OF FINANCIAL POSITION

                                                         MCN                                     ELIMINATIONS
                                                      AND OTHER                                      AND         CONSOLIDATED
                                                     SUBSIDIARIES      MCNIC        MICHCON       RECLASSES         TOTAL
                                                     ------------      -----        -------      ------------    ------------
                                                                                DECEMBER 31, 1998
                                                     ------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents, at cost.............     $    1,400     $    9,036    $    6,603    $        --      $   17,039
  Accounts receivable............................         10,039        265,312       151,746        (17,312)        409,785
    Less -- Allowance for doubtful accounts......             84            653         8,928             --           9,665
                                                      ----------     ----------    ----------    -----------      ----------
    Accounts receivable, net.....................          9,955        264,659       142,818        (17,312)        400,120
  Accrued unbilled revenues......................          1,121             --        86,767             --          87,888
  Gas in inventory...............................             --         90,418        56,969             --         147,387
  Property taxes assessed applicable to future
    periods......................................            214          1,172        71,165             --          72,551
  Other..........................................          5,143         11,872        30,169         (4,712)         42,472
                                                      ----------     ----------    ----------    -----------      ----------
                                                          17,833        377,157       394,491        (22,024)        767,457
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred income taxes..........................          3,305        128,807            --        (81,565)         50,547
  Investments in debt and equity securities......             --          3,548        65,556            601          69,705
  Deferred swap losses and receivables...........             --         63,147            --             --          63,147
  Deferred environmental costs...................          2,604             --        28,169             --          30,773
  Prepaid benefit costs..........................             --             --       113,879         (2,104)        111,775
  Other..........................................          9,401         26,870        59,007          3,662          98,940
                                                      ----------     ----------    ----------    -----------      ----------
                                                          15,310        222,372       266,611        (79,406)        424,887
                                                      ----------     ----------    ----------    -----------      ----------
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND
  SUBSIDIARIES...................................      1,550,770        782,471        19,343     (1,549,353)        803,231
                                                      ----------     ----------    ----------    -----------      ----------
PROPERTY, PLANT AND EQUIPMENT, AT COST...........         48,681      1,103,716     2,889,020             --       4,041,417
  Less -- Accumulated depreciation and
    depletion....................................         17,210        229,944     1,396,940             --       1,644,094
                                                      ----------     ----------    ----------    -----------      ----------
                                                          31,471        873,772     1,492,080             --       2,397,323
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,615,384     $2,255,772    $2,172,525    $(1,650,783)     $4,392,898
                                                      ==========     ==========    ==========    ===========      ==========
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES
  Accounts payable...............................     $    4,123     $  218,851        98,891    $   (17,516)     $  304,349
  Notes payable..................................        260,771        137,762       221,169           (851)        618,851
  Current portion of long-term debt and capital
    lease obligations............................             --        211,433        58,288             --         269,721
  Federal income, property and other taxes
    payable......................................          1,441          6,965        61,059             --          69,465
  Deferred gas cost recovery revenues............             --             --        14,980             --          14,980
  Gas payable....................................             --         17,332        25,337             --          42,669
  Customer deposits..............................             22             --        18,769             --          18,791
  Other..........................................         18,337         25,276        67,222         (2,525)        108,310
                                                      ----------     ----------    ----------    -----------      ----------
                                                         284,694        617,619       565,715        (20,892)      1,447,136
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes..........................        (10,308)            --        88,567        (78,259)             --
  Unamortized investment tax credit..............            272             --        29,784             --          30,056
  Tax benefits amortizable to customers..........             --             --       130,120             --         130,120
  Deferred swap gains and payables...............             --         62,956            --             --          62,956
  Accrued environmental costs....................          3,000             --        32,000             --          35,000
  Minority interest..............................             --          2,697         8,201             --          10,898
  Other..........................................         10,435         15,741        51,460         (2,197)         75,439
                                                      ----------     ----------    ----------    -----------      ----------
                                                           3,399         81,394       340,132        (80,456)        344,469
                                                      ----------     ----------    ----------    -----------      ----------
CAPITALIZATION
  Long-term debt, including capital lease
    obligations..................................             --        687,333       619,835             --       1,307,168
  Redeemable preferred securities of
    subsidiaries.................................        502,203             --            --             --         502,203
  Common shareholders' equity....................        825,088        869,426       646,843     (1,549,435)        791,922
                                                      ----------     ----------    ----------    -----------      ----------
                                                       1,327,291      1,556,759     1,266,678     (1,549,435)      2,601,293
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,615,384     $2,255,772    $2,172,525    $(1,650,783)     $4,392,898
                                                      ==========     ==========    ==========    ===========      ==========

                 CONSOLIDATING STATEMENT OF FINANCIAL POSITION

                                                         MCN                                     ELIMINATIONS
                                                      AND OTHER                                      AND         CONSOLIDATED
                                                     SUBSIDIARIES      MCNIC        MICHCON       RECLASSES         TOTAL
                                                     ------------      -----        -------      ------------    ------------
                                                                                DECEMBER 31, 1997
                                                     ------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents, at cost.............     $       23     $   25,119    $   14,353    $        --      $   39,495
  Accounts receivable............................         15,525        242,343       210,677        (46,910)        421,635
    Less -- Allowance for doubtful accounts......             75            621        15,015             --          15,711
                                                      ----------     ----------    ----------    -----------      ----------
  Accounts receivable, net.......................         15,450        241,722       195,662        (46,910)        405,924
  Accrued unbilled revenue.......................          1,114             --        91,896             --          93,010
  Gas in inventory...............................             --         16,576        40,201             --          56,777
  Property taxes assessed applicable to future
    periods......................................            217          2,835        64,827             --          67,879
  Accrued gas cost recovery revenues.............             --             --        12,862             --          12,862
  Other..........................................          3,745         17,612        33,361           (629)         54,089
                                                      ----------     ----------    ----------    -----------      ----------
                                                          20,549        303,864       453,162        (47,539)        730,036
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CHARGES AND OTHER ASSETS
  Investments in debt and equity securities......             --         62,060        35,110            351          97,521
  Deferred swap losses and receivables...........             --         51,023            --             --          51,023
  Deferred environmental costs...................          2,535             --        27,699             --          30,234
  Prepaid benefit costs..........................         (3,418)            --        85,790         (2,130)         80,242
  Other..........................................          8,261         34,287        46,972         (3,339)         86,181
                                                      ----------     ----------    ----------    -----------      ----------
                                                           7,378        147,370       195,571         (5,118)        345,201
                                                      ----------     ----------    ----------    -----------      ----------
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND
  SUBSIDIARIES...................................      1,641,421        528,492        19,643     (1,632,580)        556,976
                                                      ----------     ----------    ----------    -----------      ----------
PROPERTY, PLANT AND EQUIPMENT, AT COST...........         37,918      1,358,504     2,790,352             --       4,186,774
  Less -- Accumulated depreciation and
    depletion....................................         12,951        152,707     1,322,392             --       1,488,050
                                                      ----------     ----------    ----------    -----------      ----------
                                                          24,967      1,205,797     1,467,960             --       2,698,724
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,694,315     $2,185,523    $2,136,336    $(1,685,237)     $4,330,937
                                                      ==========     ==========    ==========    ===========      ==========
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES
  Accounts payable...............................     $    4,385     $  254,391    $  130,267    $   (46,848)     $  342,195
  Notes payable..................................             --        163,113       241,691         (3,078)        401,726
  Current portion of long-term debt and capital
    lease obligations............................            365          1,557        34,956             --          36,878
  Federal income, property and other taxes
    payable......................................            401          7,795        78,630             --          86,826
  Gas payable....................................             --          6,254         2,063             --           8,317
  Customer deposits..............................             19             --        16,363             --          16,382
  Other..........................................         13,599         22,944        65,717           (630)        101,630
                                                      ----------     ----------    ----------    -----------      ----------
                                                          18,769        456,054       569,687        (50,556)        993,954
                                                      ----------     ----------    ----------    -----------      ----------
DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred income taxes..........................         (4,642)        73,874        83,905             22         153,159
  Unamortized investment tax credit..............            301             --        32,745             --          33,046
  Tax benefits amortizable to customers..........            443             --       122,922             --         123,365
  Deferred swap gains and payables...............             --         41,717            --             --          41,717
  Accrued environmental costs....................          3,000             --        32,000             --          35,000
  Minority interest..............................             --          1,905        17,283             --          19,188
  Other..........................................         10,792         16,586        44,663         (2,152)         69,889
                                                      ----------     ----------    ----------    -----------      ----------
                                                           9,894        134,082       333,518         (2,130)        475,364
                                                      ----------     ----------    ----------    -----------      ----------
CAPITALIZATION
  Long-term debt, including capital lease
    obligations..................................             --        595,457       617,107             --       1,212,564
  Redeemable preferred securities of
    subsidiaries.................................        505,104             --            --             --         505,104
  Common shareholders' equity....................      1,160,548        999,930       616,024     (1,632,551)      1,143,951
                                                      ----------     ----------    ----------    -----------      ----------
                                                       1,665,652      1,595,387     1,233,131     (1,632,551)      2,861,619
                                                      ----------     ----------    ----------    -----------      ----------
                                                      $1,694,315     $2,185,523    $2,136,336    $(1,685,237)     $4,330,937
                                                      ==========     ==========    ==========    ===========      ==========

                     CONSOLIDATING STATEMENT OF OPERATIONS

                                                       MCN                                  ELIMINATIONS
                                                    AND OTHER                                   AND        CONSOLIDATED
                                                   SUBSIDIARIES     MCNIC       MICHCON      RECLASSES        TOTAL
                                                   ------------   ----------   ----------   ------------   ------------
                                                                  TWELVE MONTHS ENDED DECEMBER 31, 1998
                                                   --------------------------------------------------------------------
                                                                              (IN THOUSANDS)
OPERATING REVENUES...............................   $  18,262     $  992,828   $1,033,658    $ (14,050)     $2,030,698
                                                    ---------     ----------   ----------    ---------      ----------
OPERATING EXPENSES
  Cost of gas....................................      10,706        752,207      451,529       (8,668)      1,205,774
  Operation and maintenance......................     (10,207)       152,607      252,397       (5,382)        389,415
  Depreciation, depletion and amortization.......       3,206         83,401       92,883           --         179,490
  Property and other taxes.......................       1,719         12,396       55,438           --          69,553
  Property write-downs and restructuring
    charges......................................       8,669        558,849       24,800           --         592,318
                                                    ---------     ----------   ----------    ---------      ----------
                                                       14,093      1,559,460      877,047      (14,050)      2,436,550
                                                    ---------     ----------   ----------    ---------      ----------
OPERATING INCOME (LOSS)..........................       4,169       (566,632)     156,611           --        (405,852)
                                                    ---------     ----------   ----------    ---------      ----------
EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES AND
  SUBSIDIARIES...................................    (282,284)        61,242        1,946      281,321          62,225
                                                    ---------     ----------   ----------    ---------      ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income................................      37,408          6,609        5,688      (38,812)         10,893
  Interest on long-term debt.....................        (641)       (41,821)     (44,884)          --         (87,346)
  Other interest expense.........................      (2,474)       (48,630)     (12,113)      38,813         (24,404)
  Dividends on preferred securities of
    subsidiaries.................................          --             --           --      (36,370)        (36,370)
  Investment losses..............................      (8,500)        (6,135)          --           --         (14,635)
  Minority interest..............................          --            265        5,727           --           5,992
  Other..........................................        (605)        20,348         (182)          --          19,561
                                                    ---------     ----------   ----------    ---------      ----------
                                                       25,188        (69,364)     (45,764)     (36,369)       (126,309)
                                                    ---------     ----------   ----------    ---------      ----------
INCOME (LOSS) BEFORE INCOME TAXES................    (252,927)      (574,754)     112,793      244,952        (469,936)
INCOME TAX PROVISION (BENEFIT)...................      (2,829)      (216,456)      35,817           --        (183,468)
                                                    ---------     ----------   ----------    ---------      ----------
NET INCOME (LOSS)................................    (250,098)      (358,298)      76,976      244,952        (286,468)
DIVIDENDS ON PREFERRED SECURITIES................      36,370             --           --      (36,370)             --
                                                    ---------     ----------   ----------    ---------      ----------
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK.....   $(286,468)    $ (358,298)  $   76,976    $ 281,322      $ (286,468)
                                                    =========     ==========   ==========    =========      ==========

                                                                  TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                   --------------------------------------------------------------------
OPERATING REVENUES...............................   $  17,607     $  951,269   $1,253,679    $ (14,688)     $2,207,867
                                                    ---------     ----------   ----------    ---------      ----------
OPERATING EXPENSES
  Cost of gas....................................       9,749        703,145      632,229      (10,090)      1,335,033
  Operation and maintenance......................       2,281        113,018      282,640       (4,598)        393,341
  Depreciation, depletion and amortization.......       2,279         75,630      103,703           --         181,612
  Property and other taxes.......................       1,679         13,068       60,744           --          75,491
                                                    ---------     ----------   ----------    ---------      ----------
                                                       15,988        904,861    1,079,316      (14,688)      1,985,477
                                                    ---------     ----------   ----------    ---------      ----------
OPERATING INCOME.................................       1,619         46,408      174,363           --         222,390
                                                    ---------     ----------   ----------    ---------      ----------
EQUITY IN EARNINGS OF JOINT VENTURES AND
  SUBSIDIARIES...................................     135,757         52,356        1,199     (133,653)         55,659
                                                    ---------     ----------   ----------    ---------      ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income................................      32,857          6,378        4,659      (32,728)         11,166
  Interest on long-term debt.....................         408        (30,052)     (45,526)          --         (75,170)
  Other interest expense.........................      (1,253)       (34,382)      (8,664)      33,016         (11,283)
  Dividends on preferred securities of
    subsidiaries.................................          --             --           --      (31,090)        (31,090)
  Minority interest..............................          --            (82)      (1,882)          --          (1,964)
  Other..........................................          74         10,149          536           --          10,759
                                                    ---------     ----------   ----------    ---------      ----------
                                                       32,086        (47,989)     (50,877)     (30,802)        (97,582)
                                                    ---------     ----------   ----------    ---------      ----------
INCOME BEFORE INCOME TAXES.......................     169,462         50,775      124,685     (164,455)        180,467
INCOME TAX PROVISION.............................       2,573         (1,000)      45,665           --          47,238
                                                    ---------     ----------   ----------    ---------      ----------
NET INCOME.......................................     166,889         51,775       79,020     (164,455)        133,229
DIVIDENDS ON PREFERRED SECURITIES................      31,090             --           --      (31,090)             --
                                                    ---------     ----------   ----------    ---------      ----------
NET INCOME AVAILABLE FOR COMMON STOCK............   $ 135,799     $   51,775   $   79,020    $(133,365)     $  133,229
                                                    =========     ==========   ==========    =========      ==========

                     CONSOLIDATING STATEMENT OF OPERATIONS

                                                            MCN                                  ELIMINATIONS
                                                         AND OTHER                                   AND        CONSOLIDATED
                                                        SUBSIDIARIES     MCNIC       MICHCON      RECLASSES        TOTAL
                                                        ------------     -----       -------     ------------   ------------
                                                                       TWELVE MONTHS ENDED DECEMBER 31, 1996
                                                        --------------------------------------------------------------------
                                                                                   (IN THOUSANDS)
OPERATING REVENUES....................................   $  17,469     $  734,441   $1,258,785    $ (13,427)     $1,997,268
                                                         ---------     ----------   ----------    ---------      ----------
OPERATING EXPENSES
  Cost of gas.........................................       9,655        557,340      636,594      (10,011)      1,193,578
  Operation and maintenance...........................         785         80,330      294,281       (3,416)        371,980
  Depreciation, depletion and amortization............       1,940         45,903       98,147           --         145,990
  Property and other taxes............................       2,134         10,531       61,762           --          74,427
                                                         ---------     ----------   ----------    ---------      ----------
                                                            14,514        694,104    1,090,784      (13,427)      1,785,975
                                                         ---------     ----------   ----------    ---------      ----------
OPERATING INCOME......................................       2,955         40,337      168,001           --         211,293
                                                         ---------     ----------   ----------    ---------      ----------
EQUITY IN EARNINGS OF JOINT VENTURES AND
  SUBSIDIARIES........................................     152,368         15,915          886     (151,302)         17,867
                                                         ---------     ----------   ----------    ---------      ----------
OTHER INCOME AND (DEDUCTIONS)
  Interest income.....................................      12,675          3,220        3,900      (12,561)          7,234
  Interest on long-term debt..........................         114        (25,928)     (40,703)          --         (66,517)
  Other interest expense..............................      (1,218)       (14,595)      (8,012)      12,561         (11,264)
  Dividends on preferred securities of subsidiaries...          --             --           --      (12,374)        (12,374)
  Minority interest...................................          --            (71)        (988)          --          (1,059)
  Other...............................................         190          5,330       (1,756)          --           3,764
                                                         ---------     ----------   ----------    ---------      ----------
                                                            11,761        (32,044)     (47,559)     (12,374)        (80,216)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES...............................................     167,084         24,208      121,328     (163,676)        148,944
INCOME TAX PROVISION..................................       1,814         (6,925)      41,486           --          36,375
                                                         ---------     ----------   ----------    ---------      ----------
INCOME FROM CONTINUING OPERATIONS.....................     165,270         31,133       79,842     (163,676)        112,569
DISCONTINUED OPERATIONS, NET OF TAXES.................          --         37,771           --           --          37,771
                                                         ---------     ----------   ----------    ---------      ----------
NET INCOME............................................     165,270         68,904       79,842     (163,676)        150,340
DIVIDENDS ON PREFERRED SECURITIES.....................      12,356             --           18      (12,374)             --
                                                         ---------     ----------   ----------    ---------      ----------
NET INCOME AVAILABLE FOR COMMON STOCK.................   $ 152,914     $   68,904   $   79,824    $(151,302)     $  150,340
                                                         =========     ==========   ==========    =========      ==========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                              MCN                                   ELIMINATIONS
                                                           AND OTHER                                    AND         CONSOLIDATED
                                                          SUBSIDIARIES      MCNIC       MICHCON      RECLASSES         TOTAL
                                                          ------------      -----       -------     ------------    ------------
                                                                          TWELVE MONTHS ENDED DECEMBER 31, 1998
                                                          ----------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
NET CASH FLOW FROM OPERATING ACTIVITIES...............     $  72,476      $ (68,749)   $ 217,918     $ (68,923)      $ 152,722
                                                           ---------      ---------    ---------     ---------       ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable, net..................................       260,771         65,006      (20,522)        2,227         307,482
  Capital contributions received from affiliates,
    net...............................................            --        236,851           --      (236,851)             --
  Dividends paid......................................       (82,239)            --      (46,084)       46,084         (82,239)
  Preferred securities dividends paid.................       (17,613)            --           --        17,613              --
  Issuance of common stock............................        20,192             --           --            --          20,192
  Issuance of preferred securities....................        96,850             --           --            --          96,850
  Issuance of long-term debt..........................            --        305,709      153,052            --         458,761
  Long-term commercial paper and bank borrowings,
    net...............................................            --         17,299           --            --          17,299
  Retirement of long-term debt and preferred
    securities........................................      (100,365)      (102,153)    (126,292)           --        (328,810)
  Other...............................................            --          8,243           --            --           8,243
                                                           ---------      ---------    ---------     ---------       ---------
    Net cash provided from (used for) financing
      activities......................................       177,596        530,955      (39,846)     (170,927)        497,778
                                                           ---------      ---------    ---------     ---------       ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures................................       (11,024)      (318,276)    (153,475)           --        (482,775)
  Acquisitions........................................            --        (42,429)          --            --         (42,429)
  Investment in debt and equity securities, net.......            --         48,527      (30,446)         (250)         17,831
  Investment in joint ventures and subsidiaries.......      (238,951)      (187,423)         214       236,851        (189,309)
  Sale of property and joint venture interests........         1,143         49,463           --        (3,421)         47,185
  Other...............................................           137        (28,151)      (2,115)        6,670         (23,459)
                                                           ---------      ---------    ---------     ---------       ---------
    Net cash used for investing activities............      (248,695)      (478,289)    (185,822)      239,850        (672,956)
                                                           ---------      ---------    ---------     ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................         1,377        (16,083)      (7,750)           --         (22,456)
CASH AND CASH EQUIVALENTS, JANUARY 1..................            23         25,119       14,353            --          39,495
                                                           ---------      ---------    ---------     ---------       ---------
CASH AND CASH EQUIVALENTS, DECEMBER 31................     $   1,400      $   9,036    $   6,603     $      --       $  17,039
                                                           =========      =========    =========     =========       =========

                                                                          TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                          ----------------------------------------------------------------------
NET CASH FLOW FROM OPERATING ACTIVITIES...............     $  97,490      $ 148,242    $ 187,263     $ (89,611)      $ 343,384
                                                           ---------      ---------    ---------     ---------       ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable, net..................................            --         94,513      (23,435)       (3,078)         68,000
  Capital contributions received from (distributions
    paid to) affiliates, net..........................        (3,985)       603,150           --      (599,165)             --
  Dividends paid......................................       (72,851)            --      (40,000)       40,000         (72,851)
  Preferred securities dividends paid.................       (31,090)            --           --        31,090              --
  Issuance of common stock............................       294,402             --           --            --         294,402
  Issuance of preferred securities....................       326,521             --           --            --         326,521
  Issuance of long-term debt..........................            --        149,190      124,051            --         273,241
  Long-term commercial paper and bank borrowings,
    net...............................................            --       (261,822)          --            --        (261,822)
  Retirement of long-term debt and preferred
    securities........................................           (55)       (32,315)     (76,854)           --        (109,224)
  Other...............................................            --          4,612           --            --           4,612
                                                           ---------      ---------    ---------     ---------       ---------
    Net cash provided from (used for) financing
      activities......................................       512,942        557,328      (16,238)     (531,153)        522,879
                                                           ---------      ---------    ---------     ---------       ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures................................        (6,559)      (399,586)    (155,208)           (1)       (561,354)
  Acquisitions........................................            --       (166,553)          --            --        (166,553)
  Investment in debt and equity securities............            --        (48,441)     (31,375)       16,693         (63,123)
  Investment in joint ventures and subsidiaries.......      (604,750)      (151,360)        (304)      603,772        (152,642)
  Sale of property and joint venture interests........            --         67,365           --            --          67,365
  Other...............................................            56         (1,484)      20,205           300          19,077
                                                           ---------      ---------    ---------     ---------       ---------
    Net cash used for investing activities............      (611,253)      (700,059)    (166,682)      620,764        (857,230)
                                                           ---------      ---------    ---------     ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................          (821)         5,511        4,343            --           9,033
CASH AND CASH EQUIVALENTS, JANUARY 1..................           844         19,608       10,010            --          30,462
                                                           ---------      ---------    ---------     ---------       ---------
CASH AND CASH EQUIVALENTS, DECEMBER 31................     $      23      $  25,119    $  14,353     $      --       $  39,495
                                                           =========      =========    =========     =========       =========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                              MCN                                    ELIMINATIONS
                                                           AND OTHER                                     AND         CONSOLIDATED
                                                          SUBSIDIARIES      MCNIC       MICHCON       RECLASSES         TOTAL
                                                          ------------      -----       -------      ------------    ------------
                                                                           TWELVE MONTHS ENDED DECEMBER 31, 1996
                                                          -----------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
NET CASH FLOW FROM OPERATING ACTIVITIES...............     $  38,535      $  84,678    $  101,694     $ (26,575)      $ 198,332
                                                           ---------      ---------    ----------     ---------       ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable, net..................................            --         19,000        68,491            --          87,491
  Capital contributions received from (distributions
    paid to) affiliates, net..........................        (3,069)        41,195         1,614       (39,740)             --
  Dividends paid......................................       (62,875)            --       (11,263)       11,263         (62,875)
  Preferred securities dividends paid.................       (12,356)            --           (54)       12,410              --
  Issuance of common stock............................        17,264             --            --            --          17,264
  Issuance of preferred securities....................        77,218             --            --            --          77,218
  Issuance of long-term debt..........................            --        328,895        69,645            --         398,540
  Long-term commercial paper and bank borrowings,
    net...............................................            --        (62,835)           --            --         (62,835)
  Retirement of long-term debt and preferred
    securities........................................           (55)        (1,701)       (6,384)            1          (8,139)
  Other...............................................        (6,249)            --            --            --          (6,249)
                                                           ---------      ---------    ----------     ---------       ---------
    Net cash provided from financing activities.......         9,878        324,554       122,049       (16,066)        440,415
                                                           ---------      ---------    ----------     ---------       ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Capital expenditures................................        (5,474)      (392,181)     (212,668)           --        (610,323)
  Acquisitions........................................            --       (133,201)           --            --        (133,201)
  Investment in debt and equity securities............            --        (11,313)      (15,590)           --         (26,903)
  Investment in joint ventures and subsidiaries.......       (42,809)       (35,793)         (278)       42,663         (36,217)
  Sale of property and joint venture interest.........            --         36,621            --            --          36,621
  Sale of Genix.......................................            --        132,889            --            --         132,889
  Other...............................................           546          2,732         6,334           (22)          9,590
                                                           ---------      ---------    ----------     ---------       ---------
    Net cash used for investing activities............       (47,737)      (400,246)     (222,202)       42,641        (627,544)
                                                           ---------      ---------    ----------     ---------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............           676          8,986         1,541            --          11,203
CASH AND CASH EQUIVALENTS, JANUARY 1..................           168         10,622         8,469            --          19,259
                                                           ---------      ---------    ----------     ---------       ---------
CASH AND CASH EQUIVALENTS, DECEMBER 31................     $     844      $  19,608    $   10,010     $      --       $  30,462
                                                           =========      =========    ==========     =========       =========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of MCN Energy Group Inc.:

     We have audited the accompanying consolidated statements of financial position of MCN Energy Group Inc. and subsidiaries (the "Company"), as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     As discussed in Note 1b, the accompanying 1998 and 1997 financial statements have been restated.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
February 25, 1999
(June 7, 1999 as to the effects of the matters described in Note 1b.) (October 15, 1999 as to effects of the matters described in Note 4a.)

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of MCN Energy Group Inc.:

We have audited the consolidated financial statements of MCN Energy Group Inc. and subsidiaries (the "Company"), as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated February 25, 1999, June 7, 1999 as to the effects of the matters described in Note 1b, and October 15, 1999 as to the effects of the matters described in Note 4a (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
1b); such consolidated financial statements and report are included in the Company's Current Report on Form 8-K. Our audits also included the consolidated financial statement schedule, Schedule II Valuation and Qualifying Accounts of the Company. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
February 25, 1999
(June 7, 1999 as to the effects of the matters described in Note 1b) (October 15, 1999 as to the effects of the matters described in Note 4a)

                                                                     SCHEDULE II

                     MCN ENERGY GROUP INC. AND SUBSIDIARIES
                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS




                           COLUMN A                                COLUMN B            COLUMN C           COLUMN D     COLUMN E

                                                                                       ADDITIONS
                                                                                ----------------------
                                                                                      PROVISIONS         DEDUCTIONS
                                                                                      CHARGED TO        FOR PURPOSES
                                                                  BALANCE AT    ----------------------  FOR WHICH THE   BALANCE
                                                                  BEGINNING                 REGULATORY  RESERVES WERE   AT END
                         DESCRIPTION                              OF PERIOD     INCOME        ASSET       PROVIDED     OF PERIOD
--------------------------------------------------------------    ---------     ------      ----------  -------------  ---------

                                                                                   YEAR ENDED DECEMBER 31, 1998
                                                                  --------------------------------------------------------------
(in Thousands)
Reserves deducted from assets in Consolidated Statement of
  Financial Position:
    Allowance for doubtful accounts...........................     $15,711      $13,302     $   --      $19,348        $ 9,665
                                                                   =======      =======     ======      =======        =======
Reserves included in Current Liabilities -- Other and Deferred
  Credits and Other Liabilities -- Other in Consolidated
  Statement of Financial Position:
    Restructuring Charge (1)..................................     $    --      $10,390     $   --      $   660        $ 9,730
                                                                   =======      =======     ======      =======        =======
Reserves included in Current Liabilities -- Other and in
  Accrued Environmental Costs in Consolidated Statement of
  Financial Position:
    Environmental testing (2).................................     $36,741      $    --     $   --      $ 1,649        $35,092
                                                                   =======      =======     ======      =======        =======
Reserves included in Deferred Credits and Other Liabilities --
  Other in Consolidated Statement of Financial Position:
    Injuries and damages......................................     $ 4,838      $  (328)    $  438      $ 2,433        $ 2,515
                                                                   =======      =======     ======      =======        =======

                                                                                    YEAR ENDED DECEMBER 31, 1997
                                                                   -------------------------------------------------------------
Reserves deducted from assets in Consolidated Statement
  of Financial Position:
    Allowance for doubtful accounts...........................     $18,487      $21,847     $   --      $24,623        $15,711
                                                                   =======      =======     ======      =======        =======
Reserves included in Current Liabilities -- Other and in
  Accrued Environmental Costs in Consolidated
  Statement of Financial Position:
    Environmental testing (2).................................     $37,576      $    --     $   --      $   835        $36,741
                                                                   =======      =======     ======      =======        =======
Reserves included in Deferred Credits and Other
  Liabilities -- Other in Consolidated Statement of
  Financial Position:
    Injuries and damages......................................     $ 9,182      $ 1,400     $  608      $ 6,352        $ 4,838
                                                                   =======      =======     ======      =======        =======


                                                                                   YEAR ENDED DECEMBER 31, 1996
                                                                   -------------------------------------------------------------
Reserves deducted from assets in Consolidated Statement
  of Financial Position:
    Allowance for doubtful accounts...........................     $13,765      $29,425     $   --      $24,703        $18,487
                                                                   =======      =======     ======      =======        =======
Reserves included in Current Liabilities -- Other and in
  Accrued Environmental Costs in Consolidated
  Statement of Financial Position:
    Environmental testing (2).................................     $38,451      $    --     $   --      $   875        $37,576
                                                                   =======      =======     ======      =======        =======
Reserves included in Deferred Credits and Other
  Liabilities -- Other in Consolidated Statement of
  Financial Position:
    Injuries and damages......................................     $ 8,013      $ 3,052     $  674      $ 2,557        $ 9,182
                                                                   =======      =======     ======      =======        =======

NOTES:
(1) Reference is made to Note 3 to the Consolidated Financial Statements.

(2) Reference is made to Note 13b to the Consolidated Financial Statements.

                                                                    EXHIBIT 99-2

QUARTERLY OPERATING RESULTS AND COMMON STOCK PRICES (UNAUDITED)

                                                                FIRST      SECOND
                                                               QUARTER     QUARTER
                                                               -------     -------
                                                                (IN THOUSANDS OF
                                                              DOLLARS -- EXCEPT PER
                                                                 SHARE AMOUNTS)
1999
Operating revenues..........................................  $796,586    $488,784
Operating income (loss):
  Before unusual charges....................................  $153,918    $ 16,927
  Unusual charges...........................................        --     (52,000)
                                                              --------    --------
                                                              $153,918    $(35,073)
                                                              ========    ========
Operating and joint venture income (loss):
  Before unusual charges....................................  $166,376    $ 29,093
  Unusual charges...........................................        --     (52,000)
                                                              --------    --------
                                                              $166,376    $(22,907)
                                                              ========    ========
Income (loss) before cumulative effect of accounting change:
  Before unusual charges....................................  $ 88,415    $ (2,875)
  Unusual charges...........................................        --     (83,365)
                                                              --------    --------
                                                              $ 88,415    $(86,240)
                                                              ========    ========
Net income (loss):
  Before unusual charges....................................  $ 85,543    $ (2,875)
  Unusual charges...........................................        --     (83,365)
                                                              --------    --------
                                                              $ 85,543    $(86,240)
                                                              ========    ========
Basic earnings (loss) per share:
  Before unusual charges and cumulative effect of accounting
     change.................................................  $   1.11    $   (.03)
  Unusual charges...........................................        --       (1.00)
  Cumulative effect of accounting change....................      (.04)         --
                                                              --------    --------
                                                              $   1.07    $  (1.03)
                                                              ========    ========
Diluted earnings (loss) per share:
  Before unusual charges and cumulative effect of accounting
     change.................................................  $   1.06    $   (.03)
  Unusual charges...........................................        --       (1.00)
  Cumulative effect of accounting change....................      (.04)         --
                                                              --------    --------
                                                              $   1.02    $  (1.03)
                                                              ========    ========
Dividends paid per share....................................  $  .2550    $  .2550
Average daily trading volume................................   265,050     306,259
Price per share:............................................
  High......................................................  $19.5625    $22.6250
  Low.......................................................  $15.8125    $15.9375
  Close.....................................................  $16.0625    $20.7500